      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 6, 1999
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             HOLMES PRODUCTS CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           MASSACHUSETTS                             506                               04-2768914
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)              IDENTIFICATION NO.)

                             233 FORTUNE BOULEVARD
                          MILFORD, MASSACHUSETTS 01757
                                 (508) 634-8050
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                      SEE TABLE OF ADDITIONAL REGISTRANTS

                                 JORDAN A. KAHN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             HOLMES PRODUCTS CORP.
                             233 FORTUNE BOULEVARD
                               MILFORD, MA 01757
                                 (508) 634-8050
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                        COPIES OF ALL COMMUNICATIONS TO:

                           MICHAEL L. ANDRESINO, ESQ.
                      POSTERNAK, BLANKSTEIN & LUND, L.L.P.
                            100 CHARLES RIVER PLAZA
                        BOSTON, MASSACHUSETTS 02114-2723
                                 (617) 973-6100
                            ------------------------
>     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED                PROPOSED
                                            AMOUNT                 MAXIMUM                 MAXIMUM
      TITLE OF EACH CLASS OF                TO BE              OFFERING PRICE             AGGREGATE              AMOUNT OF
    SECURITIES TO BE REGISTERED           REGISTERED              PER NOTE             OFFERING PRICE         REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
9 7/8% Senior Subordinated Notes,
  Series D.........................      $31,250,000              $1,000.00              $31,250,000             $8,687.50
---------------------------------------------------------------------------------------------------------------------------------
Guarantees of 9 7/8% Senior
  Subordinated Notes, Series D.....      $31,250,000                 (1)                     (1)                  None(1)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) No separate consideration will be received for the guarantees of the 9 7/8% Senior Subordinated Notes, Series D by certain subsidiaries of Holmes Products Corp.
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       TABLE OF ADDITIONAL REGISTRANTS(1)

--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
      EXACT NAME OF REGISTRANT          STATE OR OTHER JURISDICTION    PRIMARY STANDARD INDUSTRIAL
     AS SPECIFIED IN ITS CHARTER      OF INCORPORATION OR ORGANIZATION CLASSIFICATION CODE NUMBER
--------------------------------------------------------------------------------------------------
Holmes Manufacturing Corp. ..........         Massachusetts                        506
--------------------------------------------------------------------------------------------------
Holmes Air (Taiwan) Corp. ...........         Massachusetts                        506
--------------------------------------------------------------------------------------------------
Holmes Motor Corp. ..................           Delaware                           506
--------------------------------------------------------------------------------------------------
The Rival Company....................           Delaware                           506
--------------------------------------------------------------------------------------------------
Patton Electric Company, Inc. .......            Indiana                           506
--------------------------------------------------------------------------------------------------
Patton Building Products, Inc. ......           Delaware                           506
--------------------------------------------------------------------------------------------------
Rival Consumer Sales Corporation.....           Missouri                           506
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

(1) The address, including zip code, and telephone number, including area code, of the additional Registrants' principal executive offices is c/o Holmes Products Corp., 233 Fortune Boulevard, Milford, Massachusetts 01757, (508) 634-8050.

THE INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES, IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

                    SUBJECT TO COMPLETION, DATED MAY 6, 1999

PRELIMINARY PROSPECTUS

                                 [HOLMES LOGO]

                               OFFER TO EXCHANGE
                         ALL OUTSTANDING 9 7/8% SENIOR
                     SUBORDINATED NOTES DUE 2007, SERIES C
                        $31,250,000 AGGREGATE PRINCIPAL
                               AMOUNT OUTSTANDING
                                      FOR
                           9 7/8% SENIOR SUBORDINATED
                          NOTES DUE 2007, SERIES D OF

                             HOLMES PRODUCTS CORP.

                            TERMS OF EXCHANGE OFFER

- Expires 5:00 p.m., New York City time,                , 1999, unless extended.

- Not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission.

- All outstanding notes that are validly tendered and not validly withdrawn will be exchanged.

- Tenders of outstanding notes may be withdrawn any time prior to 5:00 p.m. on the expiration date.

- The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

- The terms of the notes to be issued are substantially identical to the outstanding notes, except for the absence of certain transfer restrictions and registration rights relating to the outstanding notes.
                           -------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 24 FOR A DISCUSSION OF THE RISKS THAT YOU SHOULD CONSIDER BEFORE PARTICIPATING IN THE EXCHANGE OFFER.
                           -------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes to be distributed in the exchange offer, nor have any of these organizations determined that this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                           -------------------------

              The date of this Prospectus is                , 1999

                               TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS..........     3
AVAILABLE INFORMATION...............     4
INCORPORATION OF CERTAIN DOCUMENTS
  BY REFERENCE......................     5
SUMMARY.............................     6
RISK FACTORS........................    24
THE EXCHANGE OFFER..................    33
CAPITALIZATION......................    44
SELECTED FINANCIAL DATA.............    45
UNAUDITED PRO FORMA COMBINED
  CONDENSED FINANCIAL STATEMENTS....    48
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.....................    55
BUSINESS............................    66
MANAGEMENT..........................    78
SHARE OWNERSHIP.....................    83
CERTAIN TRANSACTIONS................    84
DESCRIPTION OF CREDIT FACILITY......    85
DESCRIPTION OF THE EXCHANGE NOTES...    86
PLAN OF DISTRIBUTION................   119
CERTAIN UNITED STATES FEDERAL INCOME
  TAX CONSIDERATIONS................   120
LEGAL MATTERS.......................   124
EXPERTS.............................   124
INDEX TO CONSOLIDATED FINANCIAL
  STATEMENTS........................   F-1

                           FORWARD-LOOKING STATEMENTS

     This Prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation the statements under "Summary," "Risk Factors," "Pro Forma Condensed Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." The words "believes," "anticipates," "plans," "expects," "intends," "estimates" and similar expressions are intended to identify forward-looking statements. These forward looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or industry results, to be materially different from those expressed or implied by such forward-looking statements. Such factors include, among others, the following:

     - Our degree of leverage;

     - Our integration of the acquisition of The Rival Company, including the potential failure to realize anticipated revenue enhancements and cost savings;

     - Economic conditions and the retail environment;

     - Our dependence on major customers and key personnel;

     - Competitive products and pricing;

     - Our reliance on foreign and domestic manufacturing and sources of supply;

     - Potential product liability claims or recalls;

     - The cost of labor and raw materials; and

     - Other factors both referenced and not referenced in this Prospectus.

     We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this Prospectus.

                           -------------------------

     Holmes(R), Rival(R), Crock-Pot(R), Bionaire(R), Pollenex(R), Patton(R), Simer(R), White Mountain(R) and various product names used herein are registered trademarks of the Company. Other trademarks used herein are the property of their respective owners.

                             AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith we file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also access this information electronically through the Commission's web page on the Internet at http://www.sec.gov. This web site contains reports, proxy statements and other information regarding registrants such as ourselves that have filed electronically with the Commission.

     This Prospectus constitutes a part of a registration statement (the "Registration Statement") filed by us with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto. As such we make in this Prospectus reference to the Registration Statement and to the exhibits and schedules thereto. For further information about us and about the securities we hereby offer, you should consult the Registration Statement and the exhibits and schedules thereto. You should be aware that statements contained in this Prospectus concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

     The indenture governing the outstanding notes provides that we will furnish to the holders of the notes copies of the periodic reports required to be filed with the Commission under the Exchange Act. Even if we are not subject to the periodic reporting and informational requirements of the Exchange Act, we will make such filings to the extent that such filings are accepted by the Commission. We will make these filings regardless of whether we have a class of securities registered under the Exchange Act. Furthermore, we will provide the Trustee for the notes and the holders of the notes within 15 days after such filings with annual reports containing the information required to be contained in Form 10-K, and quarterly reports containing the information required to be contained in Form 10-Q promulgated by the Exchange Act. From time to time, we will also provide such other information as is required to be contained in Form 8-K promulgated by the Exchange Act. If the filing of such information is not accepted by the Commission or is prohibited by the Exchange Act, we will then provide promptly upon written request, and at our cost, copies of such reports to prospective purchasers of the notes.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We hereby incorporate by reference into this Prospectus the following documents or information filed with the Commission:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "1998 10-K"), filed with the Commission on March 31, 1999.

     (b) The Company's Current Reports on Form 8-K dated December 17, 1998, January 25, 1999 and February 5, 1999.

     (c) The Rival Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1998, filed with the Commission on September 4, 1998.

     (d) The Rival Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998, filed with the Commission on November 2, 1998.

     (e) All documents filed by the Company and The Rival Company pursuant to
         Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Registration Statement of which this Prospectus is part and prior to the effectiveness thereof or subsequent to the date of this Prospectus and prior to the termination of the offering made hereby.

     Any statement contained herein, or in any documents incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a subsequent statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available without charge upon written or oral request from Ira B. Morgenstern, Senior Vice
President -- Finance of the Company at the Company's principal executive offices located at 233 Fortune Boulevard, Milford, Massachusetts 01757.

                           -------------------------

     This Exchange Offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which this Exchange Offer or the acceptance thereof would not be in compliance with the Securities or Blue Sky laws of such jurisdiction.

                                    SUMMARY

     This summary may not contain all the information that may be important to you. You should read the entire Prospectus, including the financial data and related notes included or incorporated by reference herein, and the information set forth under the heading "Risk Factors," before making an investment decision. Except as the context may otherwise require, the terms "Holmes", the "Company", "our" and "we" as used in this Prospectus refer to Holmes Products Corp. and its subsidiaries.

     Market data (including market share data) used throughout this Prospectus were obtained from our internal surveys, surveys commissioned by us, independent market research companies and industry publications. Independent market research companies and industry publications generally indicate that the information provided by them or contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. We have not independently verified such market data. Similarly, although we believe that surveys performed or commission by us are reliable, these surveys have not been verified by any independent sources.

                               THE EXCHANGE OFFER

     On February 5, 1999, we completed the private offering of $31.25 million of 9 7/8% Senior Subordinated Notes due 2007, Series C (the "Old Notes"). We entered into a registration rights agreement with the initial purchasers of the Old Notes in which we agreed, among other things, to deliver this Prospectus to the holders of Old Notes and to use our best efforts to commence and consummate the exchange offer within certain time periods.

     As a holder of Old Notes, you are entitled to exchange in the exchange offer your outstanding notes for registered notes with substantially identical terms. You should read the discussion under the headings "Summary of Terms of the Exchange Notes" and "Description of the Exchange Notes" for further information regarding the registered notes.

     We believe that the notes issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the headings "Summary of the Terms of the Exchange Offer" and "The Exchange Offer" for further information regarding the exchange offer and resale of the notes.

                                  THE COMPANY

HOLMES PRODUCTS CORP.

     Holmes is a leading developer, manufacturer and marketer of quality, branded home comfort products, including fans, heaters, humidifiers and air purifiers. We believe that Holmes has the leading U.S. market share in each of these product categories, which, in the aggregate, accounted for approximately 93% of Holmes' net sales for the year ended December 31, 1998. We also market and distribute a variety of decorative and home office lighting products, as well as various replacement filters and accessories for our products. We believe that our strong market position and success are attributable to our continual product innovation, engineering and manufacturing expertise, close customer partnerships, breadth of product offerings and reputation for quality.

     Our products are sold to consumers through major retail channels, including mass merchants, do-it-yourself home centers, warehouse clubs, hardware stores and national drugstore chains. Major customers in these channels include Wal-Mart, Kmart, Target, Home Depot, Costco, BJ's Wholesale Club, TruServ (formerly True Value and ServiStar) and Walgreens. We believe that the strength, scope and visibility of our retail account base provide a competitive advantage with respect to brand recognition, access to shelf space and penetration of the consumer market.

ACQUISITION OF THE RIVAL COMPANY

     On February 5, 1999, we acquired The Rival Company ("Rival"), a Kansas City, Missouri-based designer, manufacturer and marketer of a variety of products including small kitchen appliances and home environment products. We paid Rival shareholders $13.75 per share in cash, or a total purchase price of approximately $129.4 million (including payments for outstanding stock options). We also refinanced approximately $142.9 million of Rival's outstanding debt in connection with the Rival acquisition.

     Rival produces small kitchen appliances, such as Crock-Pot(R) slow cookers and can openers; products for the home environment, such as heaters, air purifiers, showerheads, utility pumps, humidifiers and fans; and building supply and industrial products, such as household ventilation systems, door chimes, ceiling fans and industrial fans. Rival markets its products under a variety of well known brand names, including Rival(R), Crock-Pot(R), Bionaire(R), Pollenex(R), Patton(R), Simer(R) and White Mountain(R). We believe that Rival has the leading market share for slow cookers and enjoys a leading market share in several of its other product categories.

     For the year ended December 31, 1998, after giving pro forma effect to the Rival acquisition and the associated transactions described herein, we generated net sales and EBITDA of $561.7 million and $53.8 million, respectively. See
"-- Summary Financial Data" and "Unaudited Pro Forma Combined Condensed Financial Statements."

     We believe that the following factors will contribute to the successful integration of Rival's business into our own and allow us to continue our proven record of growth in net sales and EBITDA:

     - LEADING NAME IN KITCHEN APPLIANCES. Rival, which is the dominant manufacturer and marketer of slow cookers through its Crock-Pot(R) brand and enjoys a leading market share in can openers, adds a strong complementary business to our home comfort line. Approximately 53% of Rival's domestic net sales for the twelve months ended December 31, 1998 were in kitchen appliances. We believe that we will be able to increase sales by capitalizing on Rival's franchise in the small kitchen appliance market and the combined organizations' expertise in product innovation and marketing products through mass merchants and other distribution channels to consumers. This new market segment allows us to better service our mass merchant customers and enables us to spread the cost of serving these customers over a larger revenue base.

     - COMPLEMENTARY HOME COMFORT BUSINESSES. Approximately 27% of Rival's domestic net sales for the twelve months ended December 31, 1998 were in home comfort products, where we are a market leader. As a result of the Rival acquisition, we will be able to broaden our home comfort product offerings through the addition of well known Rival brand names such as Bionaire, Pollenex and Patton. We believe that the broadening of our product and brand offerings will help us secure our mass merchant customers, who increasingly are trying to reduce the number of vendors from whom they purchase merchandise, while also differentiating their product offerings through a variety of brands and SKUs. Additionally, we intend to leverage cross selling opportunities within Holmes' and Rival's key customer relationships.

     - OPPORTUNITIES FOR SIGNIFICANT COST SAVINGS. We believe that significant opportunities to reduce costs exist by, among other things, (1) capitalizing on our expertise in sourcing components and raw materials in the Far East, (2) capitalizing on our motor design and manufacturing capabilities, (3) integrating and rationalizing Holmes' and Rival's manufacturing operations and (4) consolidating certain of Holmes' and Rival's sales, marketing and administrative functions.

     - INCREASED INTERNATIONAL PRESENCE. Rival's brands, including Rival, Bionaire and Patton, enjoy considerable international recognition. For the twelve months ended December 31, 1998, approximately 10% of Rival's net sales were outside the United States. We believe that this additional distribution channel presents significant opportunities to market a number of Holmes' products, as well as increase the penetration of Rival's brand names in international markets.

     - COMPLEMENTARY MANUFACTURING CAPABILITIES. We operate two manufacturing facilities in China, where we manufacture our products and electric motors for use in our products. Rival manufactures more than 60% of its products at five domestic manufacturing facilities. We believe that we can achieve substantial manufacturing efficiencies by utilizing Holmes' Far East sourcing and manufacturing capabilities to produce certain Rival products and components used in Rival's products. At the same time, we believe that the addition of Rival's domestic manufacturing capabilities will improve inventory management and enhance our ability to satisfy our customers' needs for just-in-time delivery.

BUSINESS STRATEGY FOLLOWING THE RIVAL ACQUISITION

     We have identified numerous opportunities for revenue enhancements and cost savings that we believe we will be able to realize as a result of the Rival acquisition. We believe that by capitalizing on Holmes' and Rival's core strengths, we can achieve further growth in net sales, profitability and cash flow by: (1) growing Rival's core kitchen franchise, (2) consolidating home environment product lines, (3) penetrating new and existing distribution channels, (4) improving our overall cost structure and (5) expanding geographically.

     - LEVERAGE CORE COMPETENCIES TO STRENGTHEN KITCHEN FRANCHISE. Holmes has become a leader in the home comfort appliance market as a result of our successful product innovations that meet consumer and customer needs, coupled with our expertise in marketing and distribution. Rival has a long-standing reputation as a leader in the small kitchen appliance market. We believe that combining Holmes' proven strengths with Rival's core kitchen franchise will drive growth in Rival's existing lines and the development of new products.

     - LEVERAGE AND GROW BRANDS. The addition of Rival's home comfort brands allows us to increasingly differentiate our home comfort offerings among customers and consumers. Through additional brands, we can offer a step-up brand strategy for increased presence in both mass merchandise and other distribution channels.

     - FURTHER PENETRATE EXISTING DISTRIBUTION CHANNELS. We believe that we can further penetrate our existing distribution channels as a result of favorable industry dynamics and both Holmes' and Rival's strong relationships and execution with mass merchant retailers. We believe that mass merchants will continue to consolidate their vendor base and focus on a smaller number of sophisticated suppliers that can (1) provide a broad array of differentiated, quality products, (2) efficiently and consistently fulfill logistical requirements and volume demands and (3) provide full product support from design to category management, point-of-sale and after-market service with the consumer.

     - DEVELOP NEW DISTRIBUTION CHANNELS. We continue to develop new channels of distribution by providing customized product offerings that appeal to the specific needs of each channel. For example, since 1996, we have marketed select products through an arrangement with the QVC electronic retailing network. We have also partnered with Evenflo to market Holmes' products under the Evenflo brand name and expand into the juvenile products distribution channel.

     - PURSUE TARGETED MARKETING OPPORTUNITIES. As part of our strategy, we enter into strategic alliances in order to promote awareness of our products. For example, we have developed a strategic marketing partnership with the Brita Products Company, a subsidiary of Clorox Company, to market a humidifier that integrates the Brita(R) water filter. We also market humidifiers and filters with the Microban(R) anti-bacterial technology.

     - IMPROVE THE OVERALL COST STRUCTURE. Through our manufacturing facilities in China and related Far East sourcing capabilities, we are a low-cost, high quality, flexible producer of appliance products. By applying these capabilities to certain of Rival's products, along with Rival's previously-announced plant closings (one completed in December, 1998 and another in March, 1999), we believe we can significantly reduce overall manufacturing costs.

       Our strong Far East manufacturing capability is demonstrated through our recent joint venture arrangement with General Electric ("GE"). GE has selected us as a joint venture partner for third-party fractional horsepower motor sales, based on our cost position and capabilities. Under this arrangement, GE will market and sell motors under the GE name manufactured at our motor manufacturing facility in China. We believe the joint venture will increase our third-party motor sales and provide us with access to GE's extensive technical expertise in motors.

     - EXPAND INTO NEW GEOGRAPHIC REGIONS. We believe that the European, Latin American and Asian home comfort markets are underdeveloped and represent significant growth opportunities. As a result, we have begun to focus on marketing our products in these regions. Holmes currently sells its products in Europe and Asia on an original equipment manufacturer basis and its branded home comfort products in France. Rival has warehouse and distribution facilities in Ontario, Canada and the Netherlands, as well as a distribution arrangement in Mexico. We believe that combining Rival's larger international presence with Holmes' product offerings will significantly accelerate international growth.

     Our ability to achieve revenue enhancements and recognize cost savings from the Rival acquisition will depend to a significant extent on our ability to successfully integrate the operations of Rival and other factors, including economic conditions and the retail environment. See "Risk Factors" for a discussion of certain factors that could impact our ability to realize expected revenue enhancements and cost savings.

     In furtherance of our strategic objectives, we will consider the possible disposition of certain non-core business assets that do not support our current growth strategy, and may from time to time engage in discussions regarding mergers, acquisitions or other types of business combination transactions with other parties in the consumer products industry.

THE FINANCING

     In connection with the Rival acquisition and its financing, we sold $50.0 million of our common stock in a private placement to investment funds affiliated with Berkshire Partners LLC (our majority stockholder), and to members of our management and certain other co-investors, and $31.25 million principal amount of Old Notes. In addition, a group of lenders led by BankBoston, N.A. provided us with $325.0 million in senior credit facilities, the initial borrowings of which were used, together with the net proceeds of the equity investment and the offering of Old Notes, to consummate the Rival acquisition, refinance Rival's then-existing indebtedness, and pay the fees and expenses of the transactions.

     The following table sets forth the sources and uses of funds in connection with the transactions (in millions):

       SOURCES OF FUNDS:                           USES OF FUNDS:
       -----------------                           --------------
Credit Facility(a).............  $213.1    Cash purchase price(b).........  $129.4
                                           Refinance Rival
Issuance of the Old Notes......    30.0    indebtedness(c)................   142.9
Equity Investment..............    50.0    Fees and expenses(d)...........    20.8
                                 ------                                     ------
     Total sources of funds....  $293.1    Total uses of funds............  $293.1
                                 ======                                     ======

-------------------------
     The above sources and uses of funds reflects the refinancing of actual Rival debt at the closing date of the transactions. This amount is $21.2 million less than the refinanced amount shown in the pro forma sources and uses of funds at December 31, 1998 due to the higher debt balances at December 31, 1998.

(a) The Credit Facility provides for total availability of $325.0 million. See "Description of Credit Facility."

(b) Includes payments to holders of shares of Rival common stock and holders of certain Rival stock options.

(c) Includes accrued interest of $1.4 million.

(d) Includes prepayment premium on Rival debt of approximately $6.0 million.

                           -------------------------

     Our principal executive offices are located at 233 Fortune Boulevard, Milford, Massachusetts 01757

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

     The exchange offer relates to the exchange of up to $31.25 million aggregate principal amount of outstanding Old Notes for an equal aggregate principal amount of exchange notes. The exchange notes will be obligations of the Company entitled to the benefits of the indenture governing the Old Notes. The form and terms of the exchange notes are identical in all material respects to the form and terms of the Old Notes except that the exchange notes have been registered under the Securities Act, and therefore are not entitled to the benefits of the registration rights granted under the Registration Rights Agreement, executed as part of the offering of the Old Notes, between us, BancBoston Robertson Stephens Inc. and Lehman Brothers Inc., the initial purchasers in the private offering.

Registration Rights Agreement...    You are entitled to exchange your notes for
                                    registered notes with substantially
                                    identical terms. The exchange offer is
                                    intended to satisfy these rights. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your notes.

The Exchange Offer..............    We are offering to exchange $1,000 principal
                                    amount of 9 7/8% Senior Subordinated Notes due 2007, Series D which have been registered under the Securities Act for each $1,000 principal amount of our outstanding
                                    Old Notes which were issued February 5,
                                    1999. In order to be exchanged, an
                                    outstanding Old Note must be properly
                                    tendered and accepted. All outstanding Old
                                    Notes that are validly tendered and not
                                    validly withdrawn will be exchanged.

                                    As of this date there are $31.25 million principal amount of Old Notes outstanding.

                                    We will issue registered notes on or
                                    promptly after the expiration of the
                                    exchange offer.

Resale of the Exchange Notes....    Based on an interpretation by the staff of
                                    the Commission set forth in no-action
                                    letters issued to the third parties,
                                    including "Exxon Capital Holdings
                                    Corporation" (available May 13, 1998),
                                    "Morgan Stanley & Co. Incorporated"
                                    (available June 5, 1991), "Mary Kay
                                    Cosmetics, Inc." (available October 11,
                                    1991), we believe that the notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

                                    - the notes issued in the exchange offer are
                                      being acquired in the ordinary course of business; you are not participating, do not intend to partici-pate, and have no arrangement or understanding with any person to participate in the distribution of the notes issued to you in the exchange offer;

                                    - you are not a broker-dealer who purchased
                                      such outstanding notes directly from us
                                      for resale pursuant to Rule 144A or any
                                      other available exemption under the
                                      Securities Act; and

                                    - you are not an "affiliate" of ours.

                                    If our belief is inaccurate and you transfer any note issued to you in the exchange offer without delivering a prospectus meeting the requirement of the Securities Act or without an exemption from registration of your notes from such requirements, you may incur liability under the Securities Act. We do not assume or indemnify you against such liability.

                                    Each broker-dealer that is issued notes in the exchange offer for its own account in exchange for notes which were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act, in connection with any resale of the notes issued in the exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A broker-dealer may use this Prospectus for an offer to resell, resale or other retransfer of the notes issued to it in the exchange offer. We have agreed that, for a period of one year after the date of this Prospectus, we will make this Prospectus and any amendment or supplement to this Prospectus available to any such broker-dealer for use in connection with any such resales. We believe that no registered holder of the outstanding notes is an affiliate (as such term is defined in Rule 405 of the Securities Act) of the Company.

                                    The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

Minimum Condition...............    The exchange offer is not conditioned upon
                                    any minimum aggregate principal amount of Old Notes being tendered for exchange.

Expiration Date.................    The exchange offer will expire at 5:00 p.m.,
                                    New York City time,                , 1999,
                                    unless we decide to extend the expiration date.

Exchange Date...................    The date of acceptance for exchange of the
                                    Old Notes will be the first business day following the expiration date.

Accrued Interest on the Exchange
  Notes and the Old Notes.......    The exchange notes will bear interest from
                                    the most recent interest payment date to which interest on Old Notes has been paid.
                                    Holders of Old Notes whose notes are
                                    accepted for exchange will be deemed to have waived the right to receive any payment of interest on such outstanding Old Notes accrued from such date to the date of the issuance of the exchange notes.
                                    Consequently, holders who exchange their Old
                                    Notes for exchange notes will receive the same interest payment on November 15, 1999
                                    (the first interest payment date with
                                    respect to the outstanding notes and the new notes to be issued in the exchange offer) that they would have received had they not accepted the exchange offer.

Termination of the Exchange
Offer...........................    We may terminate the exchange offer if we
                                    determine that our ability to proceed with the exchange offer could be materially impaired due to any legal or governmental action, new law, statute, rule or regulation. We do not expect any of the foregoing conditions to occur, although there can be no assurance that such conditions will not occur. Holders of Old
                                    Notes will have certain rights against our Company under the Registration Rights
                                    Agreement executed as part of the offering of Old Notes should we fail to consummate the exchange offer.

Procedures for Tendering
  Outstanding Notes.............    If you are a holder of an Old Note and you
                                    wish to tender your note for exchange
                                    pursuant to the exchange offer, you must transmit to the exchange agent (as defined herein) on or prior to the expiration date:
                                    either

                                    - a properly completed and duly executed
                                      letter of transmittal, which accompanies this Prospectus, or a facsimile of the letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

                                    - a computer-generated message transmitted
                                      by means of the Depository Trust Company's
                                      Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal;
                                       and, either

                                    - a timely confirmation of book-entry
                                      transfer of your outstanding notes into
                                      the exchange agent's account at the
                                      Depository Trust Company ("DTC") pursuant to the procedure for book-entry transfers described in this Prospectus under the heading "The Exchange Offer -- Procedure for Tendering," must be received by the exchange agent on or prior to the expiration date; or

                                    - the documents necessary for compliance
                                      with the guaranteed delivery procedures
                                      described below must be properly completed and received by the exchange agent on or prior to the expiration date.

                                    By executing the letter of transmittal, each holder will represent to us that, among other things:

                                    - the notes to be issued in the exchange
                                      offer are being obtained in the ordinary course of business of the person receiving such new notes whether or not such person is the holder,

                                    - neither the holder nor any such other
                                      person has an arrangement or understanding with any person to participate in the distribution or such new notes and

                                    - neither the holder nor any such other
                                      person is an "affiliate," as defined in
                                      Rule 405 under the Securities Act of the Company.

Special Procedures for
Beneficial Owners...............    If you are the beneficial owner of notes and
                                    your name does not appear on a security
                                    position listing of DTC as the holder of such notes or if you are a beneficial owner of registered notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender such notes or registered notes in the exchange offer, you should contact such person whose name your notes or registered notes are registered to promptly and instruct such person to tender on your behalf. If such beneficial holder wishes to tender on his own behalf such beneficial holder must, prior to completing and executing the letter of transmittal and delivering his or her Old Notes, either make appropriate arrangements to register ownership of the outstanding notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Guaranteed Delivery
Procedures......................    If you wish to tender your Old Notes and
                                    time will not permit your required documents to reach the exchange agent by the expiration date, or the procedure for book-entry transfer cannot be completed on time or certificates for registered notes cannot be delivered on time, you may tender your notes pursuant to the procedures described in this Prospectus under the heading "The Exchange Offer -- Guaranteed
                                    Delivery Procedure."

Withdrawal Rights...............    You may withdraw the tender of your notes at
                                    any time prior to 5:00 p.m., New York City time, on the expiration date.

Acceptance of Outstanding Notes
  and Delivery of Exchange
  Notes.........................    Subject to certain conditions (as summarized
                                    above in "Termination of the Exchange Offer" and described more fully under "The Exchange
                                    Offer -- Termination"), we will accept for exchange any and all outstanding notes which are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The notes issued pursuant to the exchange offer will be delivered promptly following the expiration date.

Federal Income Tax
Consequences....................    The issuance of the exchange notes to
                                    holders of Old Notes pursuant to the terms set forth in this Prospectus will not constitute an exchange for federal income tax purposes. Consequently, no gain or loss would be recognized by such holders upon receipt of the exchange notes. See "The
                                    Exchange Offer -- Certain Federal Income Tax
                                    Consequences of the Exchange Offer."

Use of Proceeds.................    We will not receive any proceeds from the
                                    issuance of notes pursuant to the exchange offer. We will pay all expenses incident to the exchange offer.

Exchange Agent..................    State Street Bank and Trust Company is
                                    serving as exchange agent in connection with the exchange offer. See "The Exchange
                                    Offer -- Exchange Agent."

Information Agent...............    Morrow & Co. is serving as information agent
                                    in connection with the exchange offer.

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

     The form and terms of the exchange notes are the same as the form and terms of the Old Notes (which they replace) except that unlike the Old Notes (i) the exchange notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (ii) the holders of exchange notes generally will not be entitled to further registration rights under the Registration Rights Agreement, which rights generally will be satisfied when the exchange offer is consummated. The exchange notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the indenture pursuant to which the Old Notes were issued. See "Description of the Exchange Notes."

Securities Offered..............    $31,250,000 aggregate principal amount of
                                    9 7/8% Senior Subordinated Notes due 2007,
                                    Series D.

Maturity Date...................    November 15, 2007.

Interest........................    The exchange notes will bear interest at the
                                    rate of 9 7/8% per annum, payable
                                    semi-annually in arrears on May 15 and
                                    November 15 of each year, commencing on
                                    November 15, 1999.

Guarantees......................    Our current and future domestic restricted
                                    subsidiaries will unconditionally jointly and severally guarantee our payment obligations under the notes on a senior subordinated basis. See "Description of the Exchange Notes -- Subsidiary Guarantees."

Ranking.........................    The exchange notes will be general unsecured
                                    obligations of the Company and will be
                                    subordinated in right of payment to all
                                    existing and future Senior Debt of the
                                    Company. As of December 31, 1998, after
                                    giving pro forma effect to the financing transactions that facilitated the Rival acquisition, the Company would have had approximately $244.2 million of Senior Debt outstanding, including outstanding borrowings under the Credit Facility. In addition, the Company would have had $81.6 million of additional borrowings available under the Credit Facility. The exchange notes will rank pari passu with the Old
                                    Notes.

Optional Redemption.............    On or after November 15, 2002, we may redeem
                                    the exchange notes, in whole or in part, at the redemption prices set forth in this Prospectus. In addition, at any time before November 15, 2000, we may redeem on any one or more occasions up to an aggregate of 33% of the principal amount of the exchange notes at 109.875% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the redemption date, with the net cash proceeds of one or more sales of Equity
                                    Interests (other than Disqualified Stock) of the Company, provided that at least 67% of the principal amount of the exchange notes remains outstanding immediately following each such redemption of the exchange notes. See "Description of the Exchange Notes -- Optional Redemption."

Change of Control...............    Upon certain change of control events, each
                                    holder of the exchange notes may require us to make an offer to each holder of exchange notes to repurchase all or any part of such holder's exchange notes at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the repurchase date.

Covenants.......................    The indenture contains certain covenants
                                    that, among other things, limit our ability and the ability of our restricted subsidiaries to:

                                    - incur additional indebtedness,

                                    - pay dividends,

                                    - create certain liens,

                                    - enter into certain transactions with
                                    affiliates or

                                    - repurchase certain equity interests.

                                    See "Description of the Exchange Notes."

Registration Rights Agreement...    The Registration Rights Agreement provides
                                    that if (1) we are not required to file a registration statement in connection with the exchange offer or permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or Commission policy or (2) in certain circumstances, a holder of Old
                                    Notes notifies us prior to the 20th day
                                    following consummation of the exchange offer that (a) that it is prohibited by law or Commission policy from participating in the exchange offer or (b) that it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales or (c) that it is a broker-dealer and owns Old Notes acquired directly from us or an affiliate of ours, we will file with the Commission a shelf registration statement to cover resales of the Old Notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

                                    The interest rate on the Old Notes is
                                    subject to increase under certain
                                    circumstances if we are not in compliance with our obligations under the Registration Rights Agreement. See "Description of the Exchange Notes -- Registration Rights; Liquidated Damages."

Lack of Prior Market for the
  Exchange Note.................    The exchange notes will be new securities
                                    for which there is currently no established trading market. We do not intend to apply for listing of the exchange notes on any national securities exchange or for quotation of the exchange notes on any automated dealer quotation system. We have been advised by the initial purchasers that they presently intend to make a market in the exchange notes, although they are under no obligation to do so and may discontinue any market-making activities at any time without notice. Accordingly, no assurance can be given as to the liquidity of the trading market for the exchange notes or that an active public market for the exchange notes will develop. If an active trading market for the exchange notes does not develop, the market price and liquidity of the exchange notes may be adversely affected. If the exchange notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the performance of the Company and certain other factors. See "Risk
                                    Factors."

                                  RISK FACTORS

     Prospective purchasers of the exchange notes should carefully consider the matters set forth under "Risk Factors," as well as the other information and financial statements and data included or incorporated by reference in this Prospectus, prior to making an investment in the exchange notes.

                             SUMMARY FINANCIAL DATA

HOLMES PRODUCTS CORP.

     The following summary historical financial data for the years ended December 31, 1996, 1997 and 1998 have been derived from Holmes' audited Consolidated Financial Statements included or incorporated by reference in this Prospectus. The summary unaudited pro forma data as of December 31, 1998 and for the year ended December 31, 1998 have been derived from the Unaudited Pro Forma Combined Condensed Financial Statements included in this Prospectus. The unaudited pro forma data do not purport to represent what the Company's financial position or results of operations actually would have been if the transactions referred to therein had been consummated on the date or for the period indicated, or what such results will be for any future date or for any future period. The following information should be read in conjunction with "Selected Financial Data," "Unaudited Pro Forma Combined Condensed Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Holmes' and Rival's Consolidated Financial Statements, including the notes thereto, included or incorporated by reference in this Prospectus.

                                                                       PRO FORMA
                                     YEAR ENDED DECEMBER 31,          YEAR ENDED
                                 --------------------------------    DECEMBER 31,
                                   1996        1997        1998         1998(1)
                                 --------    --------    --------    -------------
                                                  (IN THOUSANDS)
Income Statement Data:
Net sales......................  $194,331    $192,153    $214,479      $561,748
Cost of goods sold.............   145,915     136,740     146,509       406,003
Cost of goods sold --
  restructuring................        --          --          --         3,333
                                 --------    --------    --------      --------
  Gross profit.................    48,416      55,413      67,970       152,412
Selling, general and
  administrative expenses......    32,828      41,993(2)   43,390       107,596
Restructuring expenses.........        --          --          --         5,052
                                 --------    --------    --------      --------
  Operating profit.............    15,588      13,420      24,580        39,764
Interest expense, net..........     6,491       7,096      13,833        35,831
Other (income) expense, net....      (319)         56        (436)        3,895
                                 --------    --------    --------      --------
Income before income taxes and
  minority interest............     9,416       6,268      11,183            38
Income tax expense (benefit)...     2,787       2,196       2,222            --
Minority interest in net income
  of majority-owned
  subsidiaries(3)..............       408         225          --            --
                                 --------    --------    --------      --------
Net income.....................  $  6,221    $  3,847    $  8,961      $     38
                                 ========    ========    ========      ========
Other Data:
EBITDA(4)......................  $ 22,774    $ 20,837    $ 32,264      $ 53,845
Depreciation and
  amortization.................     6,867       7,473       7,248        18,001
Capital expenditures...........     8,594       5,815       4,749        12,014

                                                            DECEMBER 31, 1998
                                                        --------------------------
                                                        HISTORICAL    PRO FORMA(1)
                                                        ----------    ------------
                                                              (IN THOUSANDS)
Balance Sheet Data:
Cash and cash equivalents.............................   $  5,379       $ 5,958
Working capital.......................................     71,089       241,867
Total assets..........................................    131,357       483,956
Total long-term debt, including capital leases........    115,139       375,372
Total stockholders' equity (deficit)..................    (15,389)(5)    33,988

-------------------------
(1) The unaudited pro forma income statement data gives effect to the Transactions in connection with the Rival acquisition as if they had occurred as of January 1, 1998. The unaudited pro forma balance sheet data gives effect to the Transactions as if they had occurred on December 31, 1998. See "Unaudited Pro Forma Combined Condensed Financial Statements."

(2) Includes approximately $6.9 million of incremental compensation expense which was paid to certain executives in conjunction with Holmes' recapitalization in November, 1997.

(3) In May and June, 1997, Holmes repurchased the shares held by 30% minority stockholders in one of Holmes' subsidiaries for a total of $900,000.

(4) EBITDA represents income before interest expense, income tax expense, depreciation and amortization and the minority interest in net income of majority-owned subsidiaries. EBITDA is presented because it is a widely accepted measure to provide information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations or other income or cash flow data prepared in accordance with generally accepted accounting principles, or as a measure of a company's profitability or liquidity. Additionally, our calculation of EBITDA may differ from that performed by other companies, and thus the amounts disclosed may not be directly comparable to those disclosed by other companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(5) Total stockholders' equity on a historical basis reflects Holmes' November, 1997 recapitalization. See Note 8 of Notes to Holmes' Consolidated Financial Statements incorporated by reference herein.

THE RIVAL COMPANY

     The following summary historical financial data for Rival's fiscal years ended June 30, 1996, 1997 and 1998 have been derived from Rival's audited Consolidated Financial Statements included or incorporated by reference in this Prospectus. The summary historical financial data for the six months ended December 31, 1997 and 1998 have been derived from Rival's unaudited Condensed Consolidated Financial Statements included or incorporated by reference in this Prospectus. In the opinion of management, these unaudited Condensed Consolidated Financial Statements include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations of Rival for these periods. Due to the seasonality of operations and other factors, the results of operations for interim periods are not necessarily indicative of results that may be expected for the full year. The following information should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Rival's Consolidated Financial Statements, including the notes thereto, included or incorporated by reference in this Prospectus.

                                                                   SIX MONTHS
                                                                      ENDED
                                  YEAR ENDED JUNE 30,             DECEMBER 31,
                                  -------------------          -------------------
                               1996       1997       1998        1997       1998
                             --------   --------   --------    --------   --------
                                                (IN THOUSANDS)
Income Statement Data:
Net sales..................  $313,864   $376,465   $376,919    $224,549   $194,899
Cost of sales..............   230,207    278,455    281,043     164,799    146,583(3)
                             --------   --------   --------    --------   --------
  Gross profit.............    83,657     98,010     95,876      59,750     48,316
Selling, general and
  administrative
  expenses.................    50,561     63,809     63,251      34,934     33,004
Restructuring expenses.....        --      3,000(1)       --         --      5,052(3)
Amortization of goodwill
  and other intangible
  assets...................     2,432      3,069      2,894       1,485      1,370
                             --------   --------   --------    --------   --------
  Operating income.........    30,664     28,132     29,731      23,331      8,890
Interest expense...........     7,117     10,081     10,099       5,459      5,208
Other (income) expenses....       295         21      3,875(2)      (92)       364
                             --------   --------   --------    --------   --------
  Earnings before income
     taxes.................    23,252     18,030     15,757      17,964      3,318
Income tax expense.........     9,013      7,345      6,550       6,801      1,570
                             --------   --------   --------    --------   --------
  Net earnings.............  $ 14,239   $ 10,685   $  9,207    $ 11,163   $  1,748
                             ========   ========   ========    ========   ========

                                                               DECEMBER 31,
                                                           --------------------
                                                             1997        1998
                                                           --------    --------
                                                              (IN THOUSANDS)
Balance Sheet Data:
Working capital..........................................  $ 97,643    $ 91,991
Total assets.............................................   322,216     314,058
Long-term debt...........................................    84,000      78,000
Stockholders' equity.....................................   120,270     115,711

-------------------------

(1) In fiscal 1997, Rival recorded a $3.0 million restructuring expense relating to the closing of its Montreal, Quebec manufacturing, distribution and administrative functions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of
    Operations -- Rival."

(2) Other expense for fiscal 1998 includes $3.8 million of non-recurring litigation expenses relating to litigation that was settled during such year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Rival."

(3) In the six months ended December 31, 1998, Rival recorded $8.4 million of restructuring expenses ($3.3 million of which are reflected in cost of sales) relating to the closing of three facilities in North Carolina and Indiana. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Rival."

                                  RISK FACTORS

     You should carefully consider the following risk factors, in addition to the other information contained in this Prospectus, before deciding to exchange your notes for the exchange notes. In connection with the forward-looking statements which appear in this Prospectus, you should carefully review the factors discussed below and the cautionary statements referred to in "Forward -- Looking Statements."

OUR LEVERAGE LIMITS OUR FLEXIBILITY AND INCREASES OUR RISK OF DEFAULT.

     We are highly leveraged. As of December 31, 1998, after giving pro forma effect to the financing transactions that facilitated the Rival acquisition, we would have had total consolidated indebtedness of approximately $379.2 million and total stockholders' equity of $34.0 million. See "Capitalization" and "Unaudited Pro Forma Combined Condensed Financial Statements." We may incur additional indebtedness in the future, including through additional borrowing under the Credit Facility subject to the satisfaction of certain financial tests. See "Description of Credit Facility" and "Description of Notes -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

     Our ability to pay principal and interest on the exchange notes, to satisfy our other debt service obligations and to fund planned capital expenditures will depend upon our future operating performance, which will be affected by prevailing economic conditions in the markets we serve, as well as financial, business and other factors, certain of which are beyond our control. Based upon our current level of operations, we believe that cash flow from operations and available cash, together with available borrowings under the Credit Agreement, will be adequate to meet our anticipated future requirements for working capital, capital expenditures and scheduled payments of principal and interest on our indebtedness, including the exchange notes. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available under the Credit Agreement in an amount sufficient to enable us to service our indebtedness, including the exchange notes, or to fund our other liquidity needs. We may need to refinance all or a portion of the principal of the exchange notes on or prior to maturity. We cannot assure you that we will be able to effect any such refinancing on commercially reasonable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The degree to which we are leveraged could have important consequences to the holders of the exchange notes, such as:

     - making it more difficult for us to satisfy our obligations with respect to the exchange notes;

     - increasing our vulnerability to general adverse economic and industry conditions;

     - limiting our ability to obtain additional financing to fund future working capital, capital expenditures or other general corporate requirements;

     - requiring the dedication of a substantial portion of our cash flow from operations to the payment of principal of and interest on, our indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures or other general corporate purposes;

     - limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

     - placing us at a competitive disadvantage with respect to less leveraged competitors.

     Our ability to pay principal and interest on the exchange notes, to satisfy our other debt service obligations and to fund planned capital expenditures will depend upon our future operating performance which will be affected by prevailing economic conditions in the markets we serve and financial business and other factors, certain of which are beyond our control.

THE EXCHANGE NOTES ARE UNSECURED AND SUBORDINATED; IN CASE OF A DEFAULT, THERE MAY NOT BE SUFFICIENT ASSETS TO PAY AMOUNTS DUE ON THE NOTES.

     The exchange notes are unsecured obligations of the Company, and will be subordinated in right of payment to all current and future Senior Debt including all obligations under the Credit Facility. Upon any distribution to creditors in a liquidation or dissolution or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding, the holders of Senior Debt will be entitled to be paid in full in cash before any payment may be made with respect to the exchange notes. In the event of a bankruptcy, liquidation or reorganization, holders of the exchange notes will participate equally with all holders of subordinated indebtedness that is deemed to be of the same class as the exchange notes, and potentially with all other general creditors, based upon the amounts owed to each holder or creditor, in the remaining assets. In any of the foregoing events, we cannot assure you that there would be sufficient assets to pay amounts due on the notes. As a result, holders of the exchange notes may receive less, ratably, than holders of Senior Debt. See "Description of Notes -- Subordination." As of December 31, 1998, after giving pro forma effect to the financing transactions that facilitated the Rival acquisition, we would have approximately $244.2 million of Senior Debt outstanding, including outstanding borrowing under the Credit Facility. In addition we would have had $81.6 million of additional borrowing available under the Credit Facility. The indenture permits us to incur additional Senior Debt, subject to certain financial tests. See "Description of Notes -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

     Our payment obligations under the notes will be jointly and severally guaranteed on a senior subordinated basis by each of our existing and future domestic subsidiaries. See "Description of the Exchange Notes -- Subordination."

RISKS ASSOCIATED WITH THE RIVAL ACQUISITION.

     WE MAY EXPERIENCE DIFFICULTIES IN INTEGRATING RIVAL INTO OUR BUSINESS. We closed the Rival acquisition on February 5, 1999. We cannot assure you that we will successfully integrate Rival with Holmes' business operations. The full benefits of the Rival acquisition will require the integration of administration, finance, product development, manufacturing, distribution and sales and marketing operations. We have no prior experience integrating an acquired company, and the integration of Rival may be further complicated by Rival's size relative to our own. The integration will also require the implementation of appropriate operational, financial and management systems and controls. We cannot assure you that we will not encounter difficulties in expanding our financial controls and reporting systems to meet our future needs. The successful integration of the acquisition of Rival will also depend upon our ability to retain and motivate certain of Rival's existing employees and managers. In addition, Rival has undertaken a number of restructuring actions in recent years to streamline its operations and improve manufacturing efficiency. We cannot assure you that additional restructuring expenses will not be incurred in the future, or that the cost savings anticipated to follow such restructurings and the Rival acquisition will actually be realized. If we fail to successfully integrate the operations of Holmes and Rival, or if anticipated revenue enhancements and cost savings are not realized, our business, results of operations, financial condition and prospects would be materially adversely affected. The Unaudited Pro Forma Combined Condensed Financial Statements included in this Prospectus contain certain adjustments relating to the acquisition of Rival; actual amounts could differ from those set forth in such statements, possibly to a material extent. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

     WE COULD BE ADVERSELY AFFECTED BY UNKNOWN OR UNDISCOVERED WEAKNESSES OR LIABILITIES. We performed a legal and financial due diligence investigation of Rival in preparation for the acquisition, which included Phase I environmental studies of Rival's major facilities. However, unknown or undiscovered legal, financial or operational weaknesses or liabilities may exist or arise. These liabilities could include, among others, those arising from litigation, product recalls, product liability claims, employee benefits obligations or non-compliance with applicable federal, state or local environmental requirements for which we, as Rival's successor owner, may be responsible.

OUR BUSINESS INVOLVES THE POTENTIAL FOR PRODUCT RECALLS AND PRODUCT LIABILITY CLAIMS AGAINST US.

     We face exposure to product recalls and product liability claims in the event that our products are alleged to have manufacturing or safety defects or to have resulted in injury or other adverse effects. Although we maintain product liability insurance in amounts that we believe are reasonable, we cannot assure you that we will be able to maintain our product liability insurance on acceptable terms, if at all, in the future or that product liability claims will not exceed the amount of our insurance coverage. We have also implemented and are currently engaged in certain voluntary product recalls, and we have had and continue to have ongoing communications with the United States Consumer Products Safety Commission and with retail customers and, in the case of Rival, with the Canadian Standards Association, regarding allegations that various products may contain a defect that would warrant a product recall. We do not maintain product recall insurance. As a result, we cannot assure you that product recalls and product liability claims will not have a material adverse effect on our financial conditions or results of operations. See "Business -- Regulation" and "--Legal Proceedings."

OUR BUSINESS COULD BE SIGNIFICANTLY AFFECTED BY THE LOSS OF ANY OF OUR MAJOR CUSTOMERS.

     Our three largest retail customers prior to the Rival acquisition, Wal-Mart (including Sam's Wholesale Club), Kmart and Target, each accounted for over 10%, and in the aggregate approximately 48% of our net sales during 1998. Rival's largest customer, Wal-Mart (including Sam's Wholesale Club), accounted for 26% of Rival's net sales in each of Rival's three fiscal years ended June 30, 1998. Rival's next five largest customers represented an aggregate of 21% of net sales during fiscal 1998. We do not have long term agreements with our major customers, and purchases are generally made through the use of individual purchase orders. A significant reduction in purchases by any of these major customers or a general economic downturn in retail sales could have a material adverse effect on our business. See "Business -- Sales and Marketing."

WE COULD BE ADVERSELY AFFECTED BY FLUCTUATIONS OF OUR RETAIL CUSTOMERS AND THE RETAIL INDUSTRY GENERALLY.

     Our products are sold to consumers through major retail channels, including mass merchants, do-it-yourself home centers, warehouse clubs, hardware stores and national drugstore chains. As a result, our business and financial results can fluctuate with the financial condition of our retail customers and the retail industry generally. Certain of our retail customers have filed for bankruptcy protection in recent years. We continually monitor and evaluate the credit status of our customers and attempt to adjust sales terms as appropriate. Additionally, we have entered into factoring agreements whereby receivables from certain predetermined customers, up to specified limits, can be sold in the event the customer defaults on payment. Despite these efforts, a bankruptcy filing by a significant customer could have a material adverse effect on our business. See
Note 12 of Notes to Holmes' Consolidated Financial Statements incorporated by reference herein.

WE COULD BE ADVERSELY AFFECTED BY CHANGING CONDITIONS IN FOREIGN COUNTRIES.

     We manufacture a significant portion of Holmes' products and substantially all of the motors used in Holmes' products in China. We also obtain a significant proportion of the raw materials used in the manufacturing of Holmes' products outside the United States. Rival currently has certain of its products manufactured by contract manufacturers outside of the United States. In addition, our strategy includes increasing sales to customers outside of the United States. International operations are subject to risks including labor unrest, political instability, restrictions on transfers of funds, import and export duties and quotas, domestic and international customs and tariffs, unexpected charges in regulatory environments, difficulty in obtaining distribution and support and potentially adverse tax consequences. Labor in China has historically been readily available at relatively low cost to us as compared to labor costs applicable in other nations. China has experienced rapid social, political and economic change in recent years. We cannot assure you that labor will continue to be available to us in China at costs consistent with historical levels. A substantial increase in labor costs in China could have a material adverse effect on us. Although China currently enjoy "most favored nation" trading status with the United States, the U.S. government has in the past proposed to revoke such status and to impose higher tariffs on products imported from China in response to human rights abuse in China and failure by the Chinese government to protect U.S. intellectual property rights in China. In addition to risks specific to China, a number of Asian countries have experienced worsening economic conditions over the past two years. We cannot assure you that any of the foregoing factors will not have a material adverse effect on our ability to increase or maintain our international sales or importing activities, our financial condition or the results of our operations.

     Due to our international operations, we are also subject to currency exchange rate risk. Although our international operations have not historically been significantly impacted by changes in currency exchange rates, future change in currency exchange rates could have an adverse effect on our financial condition or results of operations.

     Rival has more substantial European, Latin America and Canadian operations and sales than Holmes, which may further increase our exposure to the risks described above.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH DEVELOPMENT OF NEW PRODUCTS.

     We believe that our future success will depend in part upon our ability to continue to make innovations in our existing products and to develop, manufacture and market new products. We cannot assure you that we will be successful in the introduction, marketing and manufacture of any new products or produce innovations or that we will be able to develop and introduce in a timely manner innovations to our existing products which satisfy customer needs or achieve market acceptance. The failure to develop products and introduce them successfully and in a timely manner could have a material adverse effect on our business, financial condition or results of operations.

WE RELY HEAVILY ON OUR MANUFACTURING FACILITIES TO MANUFACTURE AND ASSEMBLE OUR PRODUCTS. AN EXTENDED INTERRUPTION IN THE OPERATION OF ANY FACILITY COULD HAVE AN ADVERSE IMPACT ON OUR OPERATING RESULTS.

     A substantial portion of Holmes' net sales are derived from products manufactured or assembled at two of our manufacturing facilities located in China. One of the facilities manufactures substantially all of the motors utilized in Holmes' products. The second facility manufactures many of the remaining components and assembles most of Holmes' products. The manufacturing facilities used by us are subject to hazards that could result in material damage to any such facility. Any such damage to either facility, or prolonged interruption in the operations of either facility for repairs, labor disruption or other reasons, would have a material adverse effect on our financial condition and results of operation.

     Rival currently operates five manufacturing facilities in the United States. We have had no prior experience in operating manufacturing facilities in the United States on the scale of Rival's operations. Rival operates one unionized facility in Jackson, Mississippi, which produces an essential component (stoneware) for a significant product line (Crock-Pot(R) slow cookers). We have no prior experience with unionized employees. See
"Business -- Manufacturing."

WE COULD BE ADVERSELY AFFECTED BY FLUCTUATIONS IN THE COST AND AVAILABILITY OF RAW MATERIALS USED IN THE MANUFACTURE AND PACKAGING OF OUR PRODUCTS.

     Plastic resin, copper wire and corrugated paper are significant raw materials used in the manufacture and packaging of our products. Because the primary resource used in manufactured plastics is petroleum, the cost and availability of plastic for use in our products varies to a great extent with the price of petroleum. In addition, copper wire and corrugated paper prices can fluctuate significantly. Rival's products also require substantial quantities of steel and aluminum. If we were unable to acquire sufficient raw materials at reasonable prices it would effect our ability to stay within our margins and could result in a material adverse affect on our financial condition or results of operations.

OUR OPERATING RESULTS CAN BE AFFECTED BY SEASONALITY

     Our business is highly seasonal with operating results varying from quarter to quarter. For Holmes, the highest sales of fans occur in the first and second quarters of each year. During fiscal 1996, 1997 and 1998, an average of 82.9% of domestic gross fan sales were generated during the first and second quarters. Holmes' heaters, humidifiers, and air purifiers generate their highest sales in the third and fourth quarter of each year with an average of 94.0%, 89.9% and 62.7% of domestic gross sales of heaters, humidifiers, and air purifiers, respectively, generated during the third and fourth quarters during fiscal 1996, 1997 and 1998. Certain of Rival's product lines are also seasonal, with sales of heaters and humidifiers highest during the fall and winter and ice cream freezers, pumps and fans sold primarily during the spring and summer. Accordingly, counter-seasonal summer weather could adversely affect sales of fans and could result in increased returns of these products to us by customers in subsequent quarters and in lower purchases by retailers in the following year due to high inventory levels. Similarly, counter-seasonal winter weather could adversely affect sales of heaters and humidifiers and could result in increased returns in subsequent quarters and in lower purchases by retailers in the following years. Sales of air purifiers are less subject to seasonal weather patterns, but follow the seasonal pattern of the retail industry generally, with highest sales to retailers in the third and fourth quarters in anticipation of the Christmas selling season. Additionally, a significant percentage of the products sold by Rival are given as gifts and, as such, sales volumes are higher in the anticipation of the Christmas season. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality" and "Business -- Seasonality."

WE COMPETE WITH OTHER LARGE COMPANIES THAT PRODUCE SIMILAR PRODUCTS.

     The markets for our products are highly competitive. We believe that competition is based upon several factors, including price, access to retail shelf space, product features and enhancements, brand names, new product introductions, marketing support and distribution systems. We compete with established companies, a number of which have substantially greater facilities, personnel, financial and other resources than we have. We also compete with importers and foreign manufacturers of unbranded products. In addition, the consumer home comfort product industry has recently experienced some consolidation of existing manufacturers, each generating annual sales which are significantly higher than our own. Large consumer product companies have from time to time entered the market for consumer home comfort products and may do so in the future. We cannot assure you that we will be able to compete successfully against current and future sources of competition or that the competitive pressures we face will not adversely affect our profitability or financial performance. See "Business -- Competition."

OUR BUSINESS COULD BE SIGNIFICANTLY AFFECTED BY THE LOSS OF KEY PERSONNEL.

     Our continued success will depend significantly on the efforts and abilities of our key executive officers, including Jordan A. Kahn, our President and Chief Executive Officer, Stanley Rosenzweig, our Chief Operating Officer, Ira B. Morgenstern, our Senior Vice President -- Finance, Gregory F. White, our Executive Vice President, Sales and Marketing, and Tommy Liu, Managing Director of our Far East operations. The loss of the services of one or more of these individuals could have a material adverse affect on our business.

WE COULD BE AFFECTED BY "YEAR 2000" COMPUTER PROBLEMS.

     Many computer and other software and hardware systems currently are not, or will or may not be, able to read, calculate or output correctly using dates after 1999, and such systems will require significant modifications in order to be "year 2000 compliant." This issue may have a material adverse affect on our business, financial condition and results of operations because our computer and other systems are integral parts of our distribution activities as well as our accounting and other information systems and because we will have to divert financial resources and personnel to address this issue.

     Year 2000 compliance may also adversely affect our business, financial condition and results of operations indirectly by causing complications of, or otherwise affecting, the operations of any one or more of our suppliers and customers. As described in this Prospectus, we have developed plans to address the possible exposures related to our computer systems from the Year 2000. However, there cannot be any that such measures will be sufficient to avoid Year 2000-related problems. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000."

OWNERSHIP OF HOLMES PRODUCTS CORP. IS CONCENTRATED.

     Our largest stockholder and certain members of our senior management, including Jordan A. Kahn, beneficially own approximately 91% of our outstanding common stock. Consequently, in the event that these stockholders vote together, they will have the ability to control substantially all corporate actions. The interests of our stockholders may conflict with the interests of holders of the notes in certain circumstances. See "Share Ownership."

THE INDENTURE AND THE CREDIT FACILITY CONTAIN COVENANTS THAT RESTRICT OUR ABILITY TO TAKE CERTAIN ACTIONS.

     The credit facility and the indenture impose restrictions that affect, among other things, our ability to incur debt, pay dividends, sell assets, create liens, make capital expenditures and investments, and otherwise enter into certain transactions outside the ordinary course of business. The credit facility also requires us to maintain specified financial ratios and meet certain financial tests. Our ability to continue to comply with the covenants and restrictions may be affected by events beyond our control. The breach of any of these covenants or restrictions would result in a default under the credit facility and the indenture, in which case the lenders under the credit facility could elect to declare all amounts borrowed thereunder, together with accrued interest, to be due and payable, foreclose on the assets securing the credit facility or cease to provide additional revolving loans or letters of credit, which could have a material adverse effect on our business. See "Description of Credit Facility" and "Description of the Exchange Notes."

WE MAY NOT HAVE SUFFICIENT FUNDS TO REPAY THE EXCHANGE NOTES UPON A CHANGE OF CONTROL.

     Upon certain change of control events, we will be required to make an offer in cash to repurchase all or any part of each holder's notes at a repurchase price equal to 101% of the principal interest thereof, plus accrued interest and liquidated damages, if any. The source of funds for any such repurchase would come from our available cash or cash generated from operations or other sources, including borrowings, sales of equity or funds provided by a new controlling person. We cannot assure you that sufficient funds will be available at the time of any change of control event to make any required repurchases of the notes tendered. Our failure to offer to repurchase notes, or to repurchase notes tendered, following a change of control, will result in a default under the indenture governing the notes, which could lead to cross-default under the Credit Facility and under the terms of other indebtedness of our business. In such a case, the subordination provisions of the indenture may limit the ability of the holders of the notes to receive payment in respect of their notes. See "Description of Credit Facility," "Description of the Exchange
Notes -- Subordination" and "-- Repurchase of Notes at the Option of
Holders -- Change of Control."

CERTAIN SUBSIDIARY GUARANTORS OF OUR PAYMENT OBLIGATIONS DO NOT HAVE SUBSTANTIAL ASSETS OR OPERATIONS.

     Our payment obligations under the notes will be jointly and severally guaranteed on a senior subordinated basis by each of our existing and future domestic subsidiaries. Certain of our existing domestic subsidiaries (excluding Rival and its subsidiaries) do not have substantial assets or operations. Our Chinese manufacturing operations are, and will continue to be, conducted through foreign subsidiaries. These subsidiaries will not be guarantors of the notes.

YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE OLD NOTES OR THE EXCHANGE NOTES.

     There has not been an established trading market for the notes. Although the initial purchasers have informed us that they currently intend to make a market in the outstanding notes, and if issued, the exchange notes which will replace the outstanding notes, they have no obligation to do so and may discontinue making a market at any time without notice. In addition, such market making activity may be limited during the pendency of the exchange offer or the effectiveness of a shelf registration statement in lieu thereof. Accordingly, we cannot assure you of the development or liquidity of any market for the notes, and, if issued, the exchange notes. We do not intend to apply for listing of the notes, or, if issued, the exchange notes on any securities exchange.

     The liquidity of any market for the notes will depend upon, among other things, the number of holders of the notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. A liquid trading market may not develop for the notes.

     The liquidity of the notes may be further affected by the fact that we have outstanding an additional $105.0 million of 9 7/8% Senior Subordinated Notes due 2007, Series B. These notes were issued on April 27, 1998, and are substantially identical to the exchange notes, except that the Series B Notes were not issued at a discount from their stated principal amount and thus do not result in the accrual of original issue discount as described below. The amount of original issue discount on the exchange notes prevents us from combining the exchange notes and the Series B Notes into a single series of notes. Because of the larger principal amount of our Series B Notes outstanding relative to the principal amount of exchange notes, the liquidity of the exchange notes may be adversely affected.

     We cannot assure you that all holders of the notes will exchange such notes for exchange notes. To the extent that less than all of the notes are tendered and accepted in the exchange offer, a total of three series of 9 7/8% Senior Subordinated Notes due 2007, consisting of our Series B Notes, the Old Notes and the exchange notes, each trading under different CUSIP numbers, will remain outstanding, and the trading market for both exchange notes and untendered or unaccepted Old Notes may be adversely affected.

THE AMOUNT OF THE ORIGINAL ISSUE DISCOUNT MAY BE INCLUDABLE IN YOUR GROSS INCOME FOR U.S. FEDERAL INCOME TAX PURPOSES.

     The Old Notes were issued at a discount from their stated principal amount at maturity. Consequently, in addition to stated interest, original issue discount ("OID") will be includable in the gross income of a holder of these notes and the exchange notes for U.S. federal income tax purposes in advance of the receipt of corresponding cash payments on the notes unless the amount of OID is de minimis, which is not the case here. See "Certain United States Federal Income Tax Considerations" for a more detailed discussion of the U.S. Federal Income Tax consequences of the purchase, ownership, and disposition of the notes.

     If a bankruptcy case is commenced by or against our business under the U.S. Bankruptcy Code after the issuance of the notes, the claim of a holder of notes with respect to the principal amount thereof would likely be limited to an amount equal to the sum of (1) the initial offering price and (2) accrued interest plus that portion of the OID that is not deemed to constitute "unmatured interest" for purposes of the U.S. Bankruptcy

Code. Any OID that was not accrued as of any such bankruptcy filing would constitute "unmatured interest".

ENFORCEMENT OF THE EXCHANGE NOTES COULD BE SUBJECT TO FRAUDULENT CONVEYANCE
LAWS.

     Our obligations under the notes, and the application of the net proceeds therefrom in connection with the transactions, may be subject to review under various laws for the protection of creditors, including federal and state fraudulent conveyance and fraudulent transfer laws, if a bankruptcy case or other lawsuit (including in circumstances where bankruptcy is not involved) is commenced by or on behalf of any of our creditors. If a court in such a case or lawsuit were to find that, at the time we issued the notes or at the time of such transactions, we (1) intended to hinder, delay or defraud any existing or future creditor or (2) did not receive fair consideration or reasonably equivalent value for issuing the notes or in connection with such transactions, and we either (a) were insolvent or rendered insolvent by reason thereof, (b) were engaged or were about to engage in a business or transaction for which our remaining unencumbered assets constituted unreasonably small capital or (c) intended to or believed that we would incur debts beyond our ability to pay such debts as they matured or became due, such court could void our obligations under the notes, subordinate the notes to our other indebtedness, direct that holders of the notes return to us any amounts paid thereunder or to a fund for the benefit of our creditors or take other action detrimental to the holders of the notes.

     The measure of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent at a particular time if the sum of its debts, including contingent liabilities, at the time is greater than the then fair value of its assets or if the fair saleable value of its assets at that time is less than the amount that would be required to pay its probable liability on its existing debts as they become absolute and mature. We cannot assure you as to what standard a Court would apply to evaluate the parties' intent or to determine whether we were insolvent at the time of, or rendered insolvent upon consummation of, the transactions or that, regardless of the standard, a court would determine that we were insolvent at the time of, or rendered insolvent upon consummation of such transactions.

     Our obligations under the notes will be guaranteed by our current and future domestic restricted subsidiaries, and the guarantees of the notes also may be subject to review under various laws for the protection of creditors, including federal and state fraudulent conveyance and fraudulent transfer laws, if a bankruptcy case or a lawsuit (including in circumstances where bankruptcy is not involved) is commenced by or on behalf of any creditor of a guarantor or a representative of any such creditors. In such a case, the analysis set forth above would generally apply, except that the guarantees could also be subject to the claim that, since the guarantees were incurred for our benefit (and only indirectly for the benefit of the guarantors) the obligations of the guarantors thereunder were incurred for less than reasonably equivalent value of fair consideration. A court could void a guarantor's obligation under its guarantee of the notes, subordinate the guarantee to other indebtedness of a guarantor, direct that holders of the notes return any amounts paid under a guarantee to the relevant guarantor or to a fund for the benefit of its creditors or take other action detrimental to the holders of the notes.

                               THE EXCHANGE OFFER

     The following discussion sets forth or summarizes what the Company believes are the material terms of the exchange offer (the "Exchange Offer"), including those set forth in the letter of transmittal distributed with this Prospectus. This summary is qualified in its entirety by reference to the full text of the documents underlying the Exchange Offer, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part, and are incorporated by reference herein.

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     In connection with the sale of the Old Notes pursuant to the Purchase Agreement dated January 29, 1999, as supplemented from time to time (the "Purchase Agreement"), among the Company, certain of its subsidiaries (the "Guarantors"), BancBoston Robertson Stephens Inc. and Lehman Brothers Inc. (which, in conjunction with BancBoston Robertson Stephens Inc. shall be referred to herein as the "Initial Purchasers"), the Initial Purchasers became entitled to the benefits of the Registration Rights Agreement, dated as of February 5, 1999, among the Company, the Guarantors and the Initial Purchasers.

     Under the Registration Rights Agreement, the Company and the Guarantors agreed to (a) file a registration statement in connection with a registered exchange offer within 90 days after February 5, 1999, the date the Old Notes were issued (the "Issue Date"), (b) use best efforts to cause such registration statement to become effective under the Securities Act within 150 days of the Issue Date, (c) use best efforts to keep such registration statement effective until the closing of the Exchange Offer and (d) use best efforts to cause such registered Exchange Offer to be consummated within 30 days after the effective date of such registration statement. Within the applicable time periods, the Company will endeavor to register under the Securities Act all of the exchange notes pursuant to a registration statement under which the Company will offer each holder of Old Notes the opportunity to exchange any and all of the outstanding Old Notes held by such holder for exchange notes in an aggregate principal amount equal to the aggregate principal amount of Old Notes tendered for exchange by such Holder. Subject to limited exceptions, the Exchange Offer being made hereby, if commenced and consummated within such applicable time periods, will satisfy the above requirements of the Registration Rights Agreement. A copy of the Registration Rights Agreement is included as an exhibit to the Registration Statement of which this Prospectus is a part. The term "Holder" with respect to the Exchange Offer means any person in whose name the Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

     Because the Exchange Offer is for any and all Old Notes, the principal amount of Old Notes tendered and exchanged in the Exchange Offer will reduce the principal amount of Old Notes outstanding. Following the consummation of the Exchange Offer, Holders who did not tender their Old Notes generally will not have any further registration rights under the Registration Rights Agreement, and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market, if any, for such Old Notes could be adversely affected. The Old Notes are currently eligible for sale pursuant to Rule 144A, Rule 501(a)(1), (2), (3) or (7) or Regulation S through the PORTAL Market. Because the Company anticipates that most Holders of Old Notes will elect to exchange such Old Notes for exchange notes due to the absence of restrictions on the resale of exchange notes under the Securities Act, the Company anticipates that the liquidity of any market for any Old Notes remaining after the consummation of the

Exchange Offer may be substantially limited. See "Description of the Exchange Notes -- Registration Rights; Liquidated Damages" and "Risk Factors."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Old Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer.

     The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes, except that they differ in that (1) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof, and (2) the Holders of Exchange Notes generally will not be entitled to certain rights under the Registration Rights Agreement, which rights generally will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the indenture governing the Old Notes (the "Indenture"). The Indenture is substantially similar to the indenture under which the $105 million of outstanding Series B Notes were issued.

     Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes for the purpose of receiving the Exchange Notes from the Company and delivering Exchange Notes to such Holders.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, the certificate for any such unaccepted Old Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

     Holders of Old Notes who tender pursuant to the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The Exchange Offer shall remain open for acceptance for a period of not less than 20 business days (the "Exchange Period"). The Expiration Date will be
5:00 p.m., New York City time, on        ,           , 1999, unless the Company,
in its sole discretion, extends the Exchange Offer, in which case the Expiration Date will be the latest business day to which the Exchange Offer is extended.

     In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

     The Company reserves the right (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not accept Old Notes not previously accepted if any of the conditions set forth under "-- Conditions" shall have occurred and shall not have been waived by the Company, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of such amendment, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to Holders, if the Exchange Offer would otherwise expire during such five to ten business-day period.

     Without limiting the manner in which the Company may choose to make public announcement of any extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service or other comparable service.

INTEREST ON THE EXCHANGE NOTES

     Interest on the Exchange Notes is payable semi-annually on May 15 and November 15 of each year at the rate of 9 7/8% per annum. The Exchange Notes will bear interest from the most recent interest payment date to which interest on such Old Notes has been paid, which is expected to be May 15, 1999. Accordingly, holders of Old Notes that are accepted for exchange will not receive interest that is accrued but unpaid on the Old Notes at the time of tender, but such interest will be payable in respect of the Exchange Notes delivered in exchange for such Old Notes on the first interest payment date after the Expiration Date, which is expected to be November 15, 1999.

PROCEDURES FOR TENDERING

     Only a Holder of Old Notes may tender such Old Notes pursuant to the Exchange Offer. To tender pursuant to the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by instruction 4 of the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, or an Agent's Message (as defined below) in the case of a book-entry transfer, together with the Old Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Old Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date. The term "Agent's Message" means a message, transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the Exchange Notes which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Consent and Letter of Transmittal, and that the Company may enforce such agreement against such participant.

     The tender by a Holder of Old Notes and the acceptance thereof by the Company will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein in the Letter of Transmittal.

     Holders of Old Notes that are tendering by book-entry transfer to the Exchange Agent's account at the Depository Trust Company ("DTC") can execute the tender through the DTC Automated Tender Offer Program ("ATOP") for which the transaction will be eligible. DTC participants should transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent's account at DTC. DTC will then send an Agent's Message to the Exchange Agent for its acceptance. DTC participants may also accept the Exchange Offer by submitting a notice of guaranteed delivery through ATOP.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT SUCH TENDER FOR SUCH HOLDERS.

     Any beneficial Holder whose Old Notes are registered in the name of such Holder's broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered Holder promptly and instruct such registered Holder to tender on its behalf. If such beneficial Holder wishes to tender on such beneficial Holder's behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such Holder's name or obtain a properly completed bond power from the registered Holder. The transfer of record ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by an Eligible Institution.

     If the Letter of Transmittal is signed by a person other than the registered Holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes such person to tender the Old Notes on behalf of the registered Holder, in each case signed as the name of the registered holder or holders appears on the Old Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Notes at the DTC for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the DTC may make book-entry delivery of the Old Notes by causing the DTC to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with the DTC's procedures for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the DTC, a Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the DTC does not constitute delivery to the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including, the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the Exchange Agent to the tendering holders of Old Notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date, may effect a tender if:

     (i)  the tender is made through an Eligible Institution;

     (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes, the certificate or registration number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificates(s) representing the Old Notes to be tendered in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the Depository) and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

     (iii) such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the Depository) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Old Notes pursuant to the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at the address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"),
(ii) identify the Old Notes to be withdrawn (including the certificate or registration number(s) and principal amount of such Old Notes, or, in the case of notes transferred by book-entry transfer, the name and number of the account at the DTC to be credited), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee (as defined herein) with respect to the Old Notes register the transfer of such Old Notes into the name of the Depositor withdrawing the tender, (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor and (v) include a statement that such holder is withdrawing such holder's election to have such Old Notes exchanged. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for payment will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or to exchange Exchange Notes for, any Old Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

      (i) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

     (ii) any governmental approval has not been obtained, which approval the Company shall, in its reasonable judgment, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Company determines in its reasonable judgment that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer subject, however, to the rights of holders to withdraw such Old Notes (see "-- Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and, depending upon the significance of the waiver and the manner of disclosure to the registered holders, the Company will extend the Exchange Offer for a period of five to ten business days if the Exchange Offer would otherwise expire during such five to ten business-day period.

EXCHANGE AGENT AND INFORMATION AGENT

     State Street Bank and Trust Company has been appointed as Exchange Agent for the Exchange Offer. Letters of Transmittal, certificates representing Old Notes and other materials should be tendered to the Exchange Agent addressed as follows:

         By Mail           By Facsimile Transmission     By Hand or Overnight
 (registered or certified  (for eligible institutions        By Delivery:
    mail recommended):               only):
                                 (617) 664-5290

  State Street Bank and     To Confirm by Telephone     State Street Bank and
      Trust Company         or for Information Call:        Trust Company
Corporate Trust Department       (617) 664-5587       Corporate Trust Department
       P.O. Box 778                                           4th Floor
  Boston, MA 02102-0078                                Two International Place
                                                           Boston, MA 02110

Morrow & Co., Inc. has been appointed as Information Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Information Agent addressed as follows:

          Morrow & Co., Inc.
          909 Third Avenue
          New York, NY 10022-4799
          Telephone: (212) 754-8000
          Facsimile: (212) 754-8300

FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent and the Information Agent reasonable and customary fees for their services and will reimburse the Exchange Agent and the Information Agent for their reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the Trustee, filing fees, blue sky fees and printing and distribution expenses.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Old Notes, which is the aggregate principal amount of the Old Notes, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the Exchange Offer. The cost of the Exchange Offer will be deferred and amortized over the term of the Exchange Notes.

RESALE OF THE EXCHANGE NOTES

     Under existing Commission interpretations, the Exchange Notes would, in general, be freely transferable after the Exchange Offer by any Holder of such Exchange Notes (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes acquired pursuant to the Exchange Offer are obtained in the ordinary course of such Holder's business, and such Holder does not intend to participate, and has no arrangement or understanding to participate, in the distribution of such Exchange Notes.

     Any Holder who tenders pursuant to the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes may not rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) or Morgan Stanley & Co., Incorporated (available June 5, 1991) or similar interpretive letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act.

     Each broker-dealer that received Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Company has agreed, if requested, for a period of one year from the date hereof, to make available a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any Exchange Notes acquired in the Exchange Offer. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

     By tendering pursuant to the Exchange Offer, each holder will represent to the Company, among other things, that (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of its business,
(ii) neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of the Exchange Notes, and (iii) the Holder and any such other person acknowledge that if they participate in the Exchange Offer for the purpose of distributing the Exchange Notes (a) they must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on the no-action letters referenced above and (b) failure to comply with such requirements in such instance could result in such holder incurring liability under the Securities Act for which such holder is not indemnified by the Company. Further, by tendering in the Exchange Offer, each holder that may be deemed an "affiliate" (as defined in Rule 405 of the Securities Act) of the Company will represent to the Company that such holder understands and acknowledges that the Exchange Notes may not be offered for resale, resold or otherwise transferred by that holder without registration under the Securities Act or an exemption therefrom.

     As set forth above, affiliates of the Company are not entitled to rely on the foregoing interpretations of the staff of the Commission with respect to resales of the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act.

CONSEQUENCES OF FAILURE TO EXCHANGE

     As a result of the making of this Exchange Offer, the Company will have fulfilled one of its obligations under the Registration Rights Agreement, and holders of Old Notes who do not tender their Old Notes generally will not have any further registration rights under the Registration Rights Agreement or otherwise. Accordingly, any holder of Old Notes that does not exchange such Old Notes for Exchange Notes will continue to hold the untendered Old Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture, except to the extent that such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer.

     The Old Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Company (upon redemption thereof or otherwise),
(ii) pursuant to an effective registration statement under the Securities Act,
(iii) so long as the Old Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a Qualified Institutional Buyer in a transaction meeting the requirements of Rule 144A, (iv) outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S thereunder, (v) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available) or Rule 501(a)(1), (2), (3) or (7) or (vi) to an Accredited Investor in a transaction exempt from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States or other applicable jurisdiction. See "Risk Factors."

OTHER

     Participation in the Exchange Offer is voluntary, and holders should carefully consider whether to accept. Holders are urged to consult their financial and tax advisors in making their own decision on what action to take.

     The Company may in the future seek to acquire untendered Old Notes, to the extent permitted by applicable law, in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plans to acquire any Old Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered Old Notes.

     In any state where the Exchange Offer does not fall under a statutory exemption to the blue sky rules, the Company intends to file the appropriate registrations and notices, and to make the appropriate requests, to permit the Exchange Offer to be made in such state.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

     The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Department regulations (the "Regulations") and existing administrative interpretations and court decisions. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain Holders of the Old Notes (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. Each Holder of Old Notes should consult his, her or its own tax advisor as to the particular tax consequences of exchanging such Holder's Old Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws.

     The issuance of the Exchange Notes to Holders of the Old Notes pursuant to the terms set forth in this Prospectus will not constitute an exchange for United States federal income tax purposes because such exchange does not represent a significant modification of the debt instruments. Consequently, no gain or loss would be recognized by Holders of the Old Notes upon receipt of the Exchange Notes, and ownership of the Exchange Notes will be considered a continuation of ownership of the Old Notes. For purposes of determining gain or loss upon the subsequent sale or exchange of the Exchange Notes, a Holder's basis in the Exchange Notes should be the same as such Holder's basis in the Old Notes exchanged therefore. A Holder's holding period for the Exchange Notes should include the

Holder's holding period for the Old Notes exchanged therefor. The issue price, original issue discount inclusion and other tax characteristics of the Exchange Notes should be identical to the issue price, original issue discount inclusion and other tax characteristics of the Old Notes exchanged therefor.

     See also "Certain United States Federal Tax Considerations."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of December 31, 1998. The following table should be read in conjunction with "Selected Financial Data" and the Consolidated Financial Statements of the Company, including the notes thereto, included or incorporated by reference elsewhere in this Prospectus.

                                                           AT DECEMBER 31, 1998
                                                        ---------------------------
                                                                     ADJUSTED FOR
                                                                       PRO FORMA
                                                                       FINANCING
                                                                       AND RIVAL
                                                         ACTUAL     ACQUISITION(2)
                                                        --------    ---------------
                                                          (DOLLARS IN THOUSANDS)
Cash and cash equivalents.............................  $  5,379       $  5,958
                                                        ========       ========
Total debt (including current maturities):
  Capital lease obligations...........................       743            743
  Credit Facility:(1)
     Tranche A Term Loan..............................        --         40,000
     Tranche B Term Loan..............................        --         85,000
     Revolving Credit Facility........................    10,000        118,433
  9 7/8% Senior Subordinated Notes due 2007...........   105,000        135,000
                                                        --------       --------
          Total Debt..................................   115,743        379,176
                                                        --------       --------
Stockholders' equity (deficit):
  Common stock........................................        10             60
  Treasury stock......................................   (62,058)       (62,058)
  Paid-in capital.....................................    16,985         66,935
  Accumulated other comprehensive income..............       (40)           (40)
  Retained earnings...................................    29,714         29,091
                                                        --------       --------
          Total stockholders' equity (deficit)........   (15,389)        33,988
                                                        --------       --------
Total capitalization..................................  $100,354       $413,164
                                                        ========       ========

-------------------------

(1) The Credit Facility provides for total availability of $325.0 million. See "Description of Credit Facility."

(2) The above capitalization table reflects pro forma capitalization at December 31, 1998. The amount of Rival indebtedness actually refinanced at the closing date of the Transactions (February 5, 1999) was $21.2 million less than at December 31, 1998, which resulted in a reduction in the Company's total debt from the amount reflected above.

                            SELECTED FINANCIAL DATA

HOLMES PRODUCTS CORP.

     The following selected financial data of Holmes as of and for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 have been derived from the audited Consolidated Financial Statements of Holmes; such Consolidated Financial Statements as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 are included or incorporated by reference in this Prospectus. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Holmes' Consolidated Financial Statements, including the notes thereto, included or incorporated by reference in this Prospectus.

                                                            YEAR ENDED DECEMBER 31,
                                              ----------------------------------------------------
                                                1994       1995       1996       1997       1998
                                              --------   --------   --------   --------   --------
                                                                 (IN THOUSANDS)
Income Statement Data:
Net sales...................................  $114,509   $178,132   $194,331   $192,153   $214,479
Cost of goods sold..........................    84,672    141,226    145,915    136,740    146,509
                                              --------   --------   --------   --------   --------
Gross profit................................    29,837     36,906     48,416     55,413     67,970
Selling, general and administrative
  expenses..................................    17,522     22,500     27,308   36,530(1)    37,095
Product development expenses................     2,742      3,154      5,520      5,463      6,295
                                              --------   --------   --------   --------   --------
Operating profit............................     9,573     11,252     15,588     13,420     24,580
Interest expense, net.......................     2,087      5,219      6,491      7,096     13,833
Other (income) expense, net.................      (244)      (337)      (319)        56       (436)
                                              --------   --------   --------   --------   --------
Income before income taxes and minority
  interest..................................     7,730      6,370      9,416      6,268     11,183
Income tax expense..........................     3,214      2,614      2,787      2,196      2,222
                                              --------   --------   --------   --------   --------
Income before minority interest.............     4,516      3,756      6,629      4,072      8,961
Minority interest in net income of
  majority-owned subsidiaries(2)............       282        518        408        225         --
                                              --------   --------   --------   --------   --------
Net income..................................  $  4,234   $  3,238   $  6,221   $  3,847   $  8,961
                                              ========   ========   ========   ========   ========
Other Data:
EBITDA(3)...................................  $ 12,798   $ 16,098   $ 22,774   $ 20,837   $ 32,264
Ratio of earnings to fixed charges(4).......       3.9x       2.1x       2.2x       1.8x       1.7x
Depreciation and amortization...............  $  2,981   $  4,509   $  6,867   $  7,473   $  7,248
Capital expenditures........................     8,821      9,706      8,594      5,815      4,749
Balance Sheet Data (at end of period):
Cash and cash equivalents...................  $  1,578   $  3,368   $  4,462   $  5,141   $  5,379
Working capital (deficit)...................    (5,021)    (6,770)    (2,883)    78,318     71,089
Total assets................................    72,490    118,524    128,286    135,165    131,357
Total long-term debt, including capital
  leases....................................        --        217        737    134,294    115,139
Total stockholders' equity (deficit)(5).....     8,249     11,487     17,708    (24,991)   (15,389)

-------------------------

(1) Includes approximately $6.9 million of incremental compensation expense which was paid to certain executives in conjunction with the 1997 Transactions (as defined).

(2) In May and June, 1997, Holmes repurchased the shares held by 30% minority stockholders in one of Holmes' subsidiaries for a total of $900,000.

(3) EBITDA represents income before interest expense, income tax expense, depreciation and amortization and the minority interest in net income of majority-owned subsidiaries. EBITDA is presented because it is a widely accepted measure to provide information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations or other income or cash flow data prepared in accordance with generally accepted accounting principles, or as a measure of a company's profitability or liquidity. Additionally, Holmes' calculation of EBITDA may differ from that performed by other companies, and thus the amounts disclosed may not be directly comparable to those disclosed by other companies.

(4) For purposes of determining the ratio of earnings to fixed charges, earnings represent income before income taxes and minority interest, plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus a portion of rental payments on operating leases that is considered representative of the interest factor. After giving pro forma effect to the Transactions, the Company's ratio of earnings to fixed charges would have been 1.0x for the year ended December 31, 1998.

(5) Total stockholders' deficit as of December 31, 1997 and December 31, 1998 reflects a reduction attributable to Holmes' 1997 recapitalization. See Note 8 of Notes to Holmes' Consolidated Financial Statements incorporated by reference herein.

THE RIVAL COMPANY

     The following selected historical financial data of Rival for the fiscal years ended June 30, 1994, 1995, 1996, 1997 and 1998 have been derived from Rival's audited Consolidated Financial Statements; such Consolidated Financial Statements for the fiscal years ended June 30, 1997 and 1998 are included or incorporated by reference in this Prospectus. The selected historical financial data for the six months ended December 31, 1997 and 1998 have been derived from Rival's unaudited Condensed Consolidated Financial Statements included or incorporated by reference in this Prospectus. In the opinion of management, these unaudited Condensed Consolidated Financial Statements include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations of Rival for these periods. Due to the seasonality of operations and other factors, the results of operations for interim periods are not necessarily indicative of results that may be expected for the full year. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Rival's Consolidated Financial Statements, including the notes thereto, included or incorporated by reference in this Prospectus.

                                                                                SIX MONTHS ENDED
                                     FISCAL YEAR ENDED JUNE 30,                   DECEMBER 31,
                        ----------------------------------------------------   -------------------
                          1994       1995       1996       1997       1998       1997       1998
                        --------   --------   --------   --------   --------   --------   --------
                                                      (IN THOUSANDS)               (UNAUDITED)
Income Statement Data:
Net sales.............  $229,233   $231,711   $313,864   $376,465   $376,919   $224,549   $194,899
Cost of sales.........   162,703    168,406    230,207    278,455    281,043    164,799    146,583(3)
                        --------   --------   --------   --------   --------   --------   --------
  Gross profit........    66,530     63,305     83,657     98,010     95,876     59,750     48,316
Selling, general and
  administrative
  expenses............    37,483     34,461     50,561     63,809     63,251     34,934     33,004
Restructuring
  expenses............        --         --         --      3,000(1)       --        --      5,052(3)
Amortization of
  goodwill and other
  intangible assets...     1,635      1,774      2,432      3,069      2,894      1,485      1,370
                        --------   --------   --------   --------   --------   --------   --------
Operating income......    27,412     27,070     30,664     28,132     29,731     23,331      8,890

                                                                                SIX MONTHS ENDED
                                     FISCAL YEAR ENDED JUNE 30,                   DECEMBER 31,
                        ----------------------------------------------------   -------------------
                          1994       1995       1996       1997       1998       1997       1998
                        --------   --------   --------   --------   --------   --------   --------
                                                      (IN THOUSANDS)               (UNAUDITED)
Interest expense......     4,113      4,216      7,117     10,081     10,099      5,459      5,208
Other (income)
  expenses............       205        120        295         21      3,875(2)      (92)      364
                        --------   --------   --------   --------   --------   --------   --------
Earnings before income
  taxes...............    23,094     22,734     23,252     18,030     15,757     17,964      3,318
Income tax expense....     8,777      8,749      9,013      7,345      6,550      6,801      1,570
                        --------   --------   --------   --------   --------   --------   --------
  Net earnings........  $ 14,317   $ 13,985   $ 14,239   $ 10,685   $  9,207   $ 11,163   $  1,748
                        ========   ========   ========   ========   ========   ========   ========

                                                  JUNE 30,                            SEPTEMBER 30,
                            ----------------------------------------------------   -------------------
                              1994       1995       1996       1997       1998       1997       1998
                            --------   --------   --------   --------   --------   --------   --------
                                                          (IN THOUSANDS)               (UNAUDITED)
Balance Sheet Data:
Working capital...........  $ 60,063   $ 60,293   $ 91,396   $ 84,819   $ 89,607   $ 97,643   $ 91,991
Total assets..............   151,467    204,368    288,251    298,605    292,114    322,216    314,058
Long-term debt............    46,000     42,000     88,000     84,000     78,000     84,000     78,000
Stockholders' equity......    76,104     93,805    106,148    110,390    116,615    120,270    115,711

-------------------------

(1) In fiscal 1997, Rival recorded a $3.0 million restructuring expense relating to the closing of its Montreal, Quebec manufacturing, distribution and administrative functions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of
    Operations -- Rival."

(2) Other expense for fiscal 1998 includes $3.8 million of non-recurring litigation expenses relating to litigation that was settled during such year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Rival."

(3) In the six months ended December 31, 1998, Rival recorded $8.4 million of restructuring expenses ($3.3 million of which is reflected in cost of sales) relating to the closing of three facilities in North Carolina and Indiana. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Rival."

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed financial statements as of December 31, 1998 ("the Pro Forma Financial Statements") have been derived by the application of pro forma adjustments to the combination of the historical financial statements of each of Holmes and Rival included or incorporated by reference in this Prospectus.

     The pro forma combined condensed balance sheet assumes that the Transactions took place December 31, 1998 and combines Holmes' December 31, 1998 audited balance sheet and Rival's unaudited December 31, 1998 balance sheet. The pro forma combined condensed statements of operations assume that the Transactions took place on January 1, 1998 and combine Holmes' audited statement of operations for the year ended December 31, 1998, and Rival's unaudited statement of operations for the year ended December 31, 1998.

     The Pro Forma Financial Statements do not purport to represent what the Company's financial position or results of operations would have actually been had the Transactions in fact occurred on such dates, or to project results of operations for any future period. The Pro Forma Financial Statements should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of each of Holmes and Rival, including the notes thereto, included or incorporated by reference in this Prospectus.

     The Transactions, as previously defined, include the issuance of the Old Notes, the receipt of the Equity Investment (as defined herein), initial borrowings under the Credit Facility, the acquisition of Rival, the refinancing of Rival's existing indebtedness, the refinancing of outstanding borrowings under Holmes' former credit facility (the "Former Credit Facility") and the payment of fees and expenses of the Transactions.

                             HOLMES PRODUCTS CORP.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               DECEMBER 31, 1998
                        (IN THOUSANDS EXCEPT PAR VALUE)

                                                                                     ADJUSTMENTS
                                                  HOLMES         RIVAL       ---------------------------
                                               DECEMBER 31,   DECEMBER 31,    FINANCING      ACQUISITION       PRO
                                                 1998(1)        1998(1)      ADJUSTMENTS     ADJUSTMENTS      FORMA
                                               ------------   ------------   -----------     -----------     --------
ASSETS
  Current assets:
    Cash and cash equivalents................    $  5,379       $    579      $301,433(2)    $ (301,433)(2)  $  5,958
    Accounts receivable......................      36,967        100,601            --               --       137,568
    Inventories..............................      53,340        102,444            --               --       155,784
    Prepaid expenses and other current
      assets.................................       2,027          1,859            --            2,085(4)      5,971
    Deferred income taxes....................       4,983          2,314            --               --         7,297
                                                 --------       --------      --------       ----------      --------
                                                  102,696        207,797       301,433         (299,348)      312,578
    Property, plant & equipment..............      15,752         37,022            --           (2,175)(4)    50,599
    Assets held for sale.....................          --          5,031            --               --         5,031
    Deferred income taxes....................         563             --            --            3,182(4)      3,745
    Goodwill.................................          --         59,299            --           23,635(4)     82,934
    Deposits and other assets................       3,174          4,661            --            1,100(4)      8,935
    Debt issuance costs, net.................       9,172            248        12,000(2)          (248)(4)    20,134
                                                                                (1,038)(3)
                                                 --------       --------      --------       ----------      --------
                                                 $131,357       $314,058      $312,395       $ (273,854)     $483,956
                                                 ========       ========      ========       ==========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
    Notes payable to bank....................    $     --       $ 78,090      $     --       $  (78,090)(2)  $     --
    Current portion of long-term debt........          --          6,000         3,200(2)        (6,000)(2)     3,200
    Current portion of capital leases........         604             --            --               --           604
    Accounts payable.........................      15,004         14,821            --               --        29,825
    Accrued expenses.........................      12,292         15,434            --            4,030(4)     31,756
    Deferred tax liabilities.................          --             --            --              573(4)        573
    Accrued income taxes.....................       3,707          1,461          (415)(3)           --         4,753
                                                 --------       --------      --------       ----------      --------
                                                   31,607        115,806         2,785          (79,487)       70,711
    Capital lease obligations................         139             --            --               --           139
    Line of credit...........................      10,000             --       (10,000)(2)           --            --
    Long-term debt (less current portion)....     105,000         78,000       270,233(2)       (78,000)(2)   375,233
    Other liabilities and deferred income
      tax....................................          --          4,541            --             (656)(4)     3,885
                                                 --------       --------      --------       ----------      --------
                                                  146,746        198,347       263,018         (158,143)      449,968
    Commitments & contingencies..............          --             --            --               --            --
  Stockholders' equity:
    Common stock, $.001 par..................          10             --            50(2)            --            60
    Common stock, $.01 par...................          --             98            --              (98)(5)        --
    Paid in capital..........................      16,985         45,972        49,950(2)       (45,972)(5)    66,935
    Accumulated other comprehensive income...         (40)          (316)           --              316(5)        (40)
    Treasury stock, at cost..................     (62,058)        (6,952)           --            6,952(5)    (62,058)
    Retained earnings........................      29,714         76,909          (623)(3)      (76,909)(5)    29,091
                                                 --------       --------      --------       ----------      --------
    Total stockholders' equity (deficit).....     (15,389)       115,711        49,377         (115,711)       33,988
                                                 --------       --------      --------       ----------      --------
                                                 $131,357       $314,058      $312,395       $ (273,854)     $483,956
                                                 ========       ========      ========       ==========      ========

                        NOTES TO THE UNAUDITED PRO FORMA
                        COMBINED CONDENSED BALANCE SHEET
                                 (IN THOUSANDS)

BASIS OF PRESENTATION

(1) The pro forma combined condensed balance sheet assumes that the Transactions took place December 31, 1998 and combines Holmes' audited December 31, 1998 balance sheet and Rival's unaudited December 31, 1998 balance sheet.

PRO FORMA ADJUSTMENTS

(2) Reflects the issuance of the Old Notes, initial borrowings under the Credit Facility, the funding of the Equity Investment (as defined herein), the repayment of the Former Credit Facility and all of Rival's indebtedness and the related adjustments to cash assuming consummation of the Transactions as of December 31, 1998, computed as follows:

                                              FINANCING    ACQUISITION      TOTAL
                                              ---------    -----------    ---------
Sources of Funds:
Initial borrowings under Credit
  Facility -- long term.....................  $240,233      $      --     $ 240,233
Initial borrowings under Credit
  Facility -- short term....................     3,200             --         3,200
Issuance of the Old Notes...................    30,000             --        30,000
Issuance of common stock....................    50,000             --        50,000
                                              --------      ---------     ---------
                                               323,433                      323,433
Use of Funds:
Repayment of existing Rival credit
  facility..................................        --        (78,090)      (78,090)
Repayment of existing Rival notes -- long
  term......................................        --        (78,000)      (78,000)
Repayment of existing Rival notes -- short
  term......................................        --         (6,000)       (6,000)
Repayment of the Former Credit Facility.....   (10,000)            --       (10,000)
Redemption of Rival common stock............        --       (127,796)     (127,796)
Redemption of certain Rival options.........        --         (1,565)       (1,565)
Prepayment premium on Rival debt............        --         (6,012)       (6,012)
Accrued interest at December 31, 1998.......        --         (1,970)       (1,970)
Estimated fees and expenses.................   (12,000)        (2,000)      (14,000)
                                              --------      ---------     ---------
                                               (22,000)      (301,433)     (323,433)
                                              --------      ---------     ---------
Net adjustment to cash......................  $301,433      $(301,433)    $      --
                                              ========      =========     =========

Short-term debt incurred under the Credit Facility is comprised of $2,800 on Term Loan A and $400 on Term Loan B, which are the total of quarterly payments due under the Credit Facility within one year of December 31, 1998.

The above pro forma sources and uses of funds at December 31, 1998 reflect an amount that is greater than the amount of Rival indebtedness actually refinanced in connection with the Acquisition on February 5, 1999, because the total debt to be repaid at closing was $21.2 million higher at December 31, 1998 than at February 5, 1999.

(3) Reflects the write-off of $623 of debt issuance costs, net of $415 tax benefit, related to the Holmes debt extinguished in connection with the Transactions. This amount has not been included in the pro forma combined condensed statements of operations due to its extraordinary nature.

(4) Reflects management's preliminary allocation of purchase price for the Acquisition in accordance with the purchase method of accounting, as follows:

PURCHASE PRICE:

Cash used to purchase shares and options...................    $129,361
Retirement of Rival indebtedness...........................     162,090
Prepayment premium on debt.................................       6,012
Accrued interest on debt...................................       1,970
Estimated fees and expenses................................       2,000
                                                               --------
                                                               $301,433
                                                               ========

                                      RIVAL                           PRO
                                DECEMBER 31, 1998    ADJUSTMENTS     FORMA
                                -----------------    -----------    --------
Cash and cash equivalents.....      $    579          $      --     $    579
Accounts receivable...........       100,601                 --      100,601
Inventories...................       102,444                 --      102,444
Deferred income taxes.........         2,314                 --        2,314
Prepaid expenses and other
  current assets..............         1,859              2,285(a)     3,944
                                                           (200)(b)
                                    --------          ---------     --------
  Total current assets........       207,797              2,085      209,882
Property, plant & equipment...        37,022             (2,175)(c)   34,847
Assets held for sale..........         5,031                 --        5,031
Deferred income taxes.........            --              3,182(d)     3,182
Deposits and other assets.....         4,661              1,100(e)     5,761
Debt Issuance Costs, net......           248               (248)(f)       --
Goodwill......................        59,299             23,635(g)    82,934
                                    --------          ---------     --------
  Total assets................       314,058             27,579      341,637
Current portion of long-term
  debt........................        84,090            (84,090)(h)       --
Accounts payable..............        14,821                 --       14,821
Accrued expenses..............        15,434             (1,970)(i)   19,464
                                                          6,000(j)
Deferred tax liabilities......            --                573(d)       573
Accrued income taxes..........         1,461                 --        1,461
                                    --------          ---------     --------
  Total current liabilities...       115,806            (79,487)      36,319

                                      RIVAL                           PRO
                                DECEMBER 31, 1998    ADJUSTMENTS     FORMA
                                -----------------    -----------    --------
Long-term debt (less current
  portion)....................        78,000            (78,000)(h)       --
Other liabilities and deferred
  income tax..................         4,541               (656)(k)    3,885
                                    --------          ---------     --------
  Total liabilities...........       198,347           (158,143)      40,204
                                    --------          ---------     --------
  Net assets acquired.........      $115,711          $ 185,722     $301,433
                                    ========          =========     ========

-------------------------

(a) Reflects the current tax benefits related to the prepayment premium on the extinguished debt of Rival.

(b) Reflects the write-off of prepaid assets forfeited/terminated in connection with the acquisition.

(c) Reflects the write-off of fixed assets with no value subsequent to the acquisition as a result of decisions made by the acquiring company to discontinue certain product lines.

(d) Reflects adjustments to deferred income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, as a result of adjustments made to historical assets and liabilities in connection with the purchase price.

(e) Reflects adjustment to revalue pension plan assets and liabilities at the acquisition date.

(f) Reflects the write-off of deferred financing fees relating to the debt that has been extinguished in the Transactions.

(g) Reflects the excess purchase price over the fair value of net assets acquired based on a preliminary purchase price allocation.

(h) Reflects the reduction in current and long-term debt repaid in connection with the Transactions.

(i) Reflects the payment of $1,970 in accrued interest paid in connection with the Transactions.

(j) Reflects a $6,000 estimate of accrued restructuring charges to be incurred in connection with the Acquisition.

(k) Reflects the elimination of an unrealized gain on a swap transaction previously entered into by Rival.

(5) Reflects the elimination of Rival's historical common stock, additional paid in capital and retained earnings accounts in connection with the Acquisition.

                             HOLMES PRODUCTS CORP.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                  RIVAL
                                                  TWELVE
                                   HOLMES         MONTHS             ADJUSTMENTS
                                 YEAR ENDED       ENDED       --------------------------
                                DECEMBER 31,   DECEMBER 31,    FINANCING     ACQUISITION      PRO
                                  1998(1)        1998(1)      ADJUSTMENTS    ADJUSTMENTS     FORMA
                                ------------   ------------   -----------    -----------    --------
Net sales.....................    $214,479       $347,269      $     --         $ --        $561,748
Costs of goods sold...........     146,509        259,494            --           --         406,003
Cost of goods sold --
  restructuring...............          --          3,333            --           --           3,333
                                  --------       --------      --------         ----        --------
  Gross profit................      67,970         84,442            --           --         152,412
Restructuring.................          --          5,052            --           --           5,052
Selling, general and
  administrative expenses.....      43,390         64,100            --          106(4)      107,596
                                  --------       --------      --------         ----        --------
  Operating profit............      24,580         15,290            --         (106)         39,764
Other (income) expense:
  Interest expense, net.......      13,833          9,848        12,150(2)        --          35,831
  Other (income) expense,
    net.......................        (436)         4,331            --           --           3,895
                                  --------       --------      --------         ----        --------
  Income (loss) before taxes
    and minority interest.....      11,183          1,111       (12,150)        (106)             38
Income tax expense
  (benefit)...................       2,222          1,319        (3,541)(3)       --              --
                                  --------       --------      --------         ----        --------
  Net income (loss)...........       8,961           (208)       (8,609)        (106)             38
                                  ========       ========      ========         ====        ========

              NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED
                            STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

BASIS OF PRESENTATION

(1) The pro forma statements of operations assume the Transactions took place as of January 1, 1998 and combine Holmes' statements of operations for the year ended December 31, 1998 and Rival's unaudited statements of operations for the year ended December 31, 1998.

    Rival operates on a June 30 fiscal year end. Accordingly, Rival's twelve month period ended December 31, 1998 has been derived by combining the unaudited results for the quarters ended March 31, June 30, September 30, and December 31, 1998.

    The pro forma provision for income taxes may not represent the amounts that would have resulted had Holmes and Rival filed consolidated income tax returns during the period presented.

(2) Reflects adjustments to interest expense on debt incurred in connection with the Transactions in excess of historical interest expense assuming consummation of the Transactions on January 1, 1998, computed as follows:

                                                             YEAR ENDED
                                                            DECEMBER 31,
                                                                1998
                                                            ------------
Interest expense on the Old Notes, including discount
  amortization..........................................      $ 3,192
  Interest expense on $40,000 Term Loan A at a LIBOR
     based rate + 3.0%..................................        3,200
  Interest expense on $85,000 Term Loan B at a LIBOR
     based rate + 3.5%..................................        7,225
  Interest expense on remaining Credit Facility
     borrowings at a LIBOR based rate + 3.0%............        9,061
  Commitment fee of 0.5% on unused availability under
     the Credit Facility................................          434
  Amortization of deferred financing costs..............        1,500
                                                              -------
  Net increase in interest expense......................       24,612
  Elimination of historical interest expense (Holmes)...       (2,254)
  Elimination of historical interest expense (Rival)....       (9,848)
  Amortization of historical deferred financing costs
     (Holmes)...........................................         (276)
  Amortization of historical deferred financing costs
     (Rival)............................................          (84)
                                                              -------
  Net increase in interest expense......................      $12,150
                                                              =======

     A 0.125% increase in the interest rate under the Credit Facility would increase interest expense by $300, for the year ended December 31, 1998.

(3) Reflects the income tax benefits generated on the pro forma interest expense and the write-off of the existing Rival deferred financing costs as a result of the Transactions at an assumed rate of 30%.

(4) Reflects incremental expense required to properly reflect amortization of goodwill generated in the Acquisition based on an estimated useful life of 35 years.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussions of the financial condition and results of operations of Holmes and Rival should be read in conjunction with their respective consolidated financial statements, including the notes thereto, included or incorporated by reference in this Prospectus.

OVERVIEW

     Holmes is a leading developer, manufacturer and marketer of quality, branded home comfort products, including fans, heaters, humidifiers and air purifiers. Holmes believes that it has the leading U.S. market share in each of these product categories, which, in the aggregate, accounted for approximately 93% of Holmes' net sales for the year ended December 31, 1998. In addition, Holmes markets and distributes a variety of decorative and home office lighting products, as well as various replacement filters and accessories for its products. Holmes believes that its strong market position and success are attributable to its continuous product innovation, engineering and manufacturing expertise, close customer partnerships, breadth of product offerings and reputation for quality.

     Holmes completed a recapitalization transaction in November, 1997, in which it issued $105 million of senior subordinated notes due in November, 2007, bearing interest at 9 7/8%, and entered into a $100 million line of credit facility, of which approximately $27.5 million was initially drawn. The proceeds of these borrowings were used to repay all existing indebtedness (primarily a line of credit and other current debt facilities) and redeem a significant portion of the previous majority shareholder's common stock (collectively, the "1997 Transactions"). Accordingly, commencing in November, 1997, the Company had a significantly higher level of borrowing and a corresponding higher level of interest expense than in the past. The Rival acquisition (the "Acquisition") and the related financing transactions consummated on February 5, 1999 further increased the Company's indebtedness and will further increase interest expense substantially.

     Rival is a leading designer, manufacturer and marketer of a variety of products including small kitchen appliances, such as Crock-Pot(R) slow cookers and can openers; products for the home environment, such as heaters, air purifiers, showerheads, utility pumps, humidifiers and fans; and building supply and industrial products, such as household ventilation systems, door chimes, ceiling fans and industrial fans. Rival markets its products under a variety of well known brand names, including Rival, Crock-Pot(R), Bionaire, Pollenex, Patton, Simer and White Mountain. Holmes believes that Rival has the leading market share in slow cookers and enjoys a leading market share in several of its other product categories.

     Holmes believes that, following a transition period for the integration of certain of Holmes' and Rival's operations, the Company will be able to achieve substantial annual cost savings as compared with the companies' existing operations. Holmes estimates that cost savings of at least $5.1 million per year can be achieved by sourcing components and manufacturing certain of Rival's products through Holmes' Far East operations. These potential cost savings would require relatively little integration of the two companies' operations. Holmes also estimates that Rival's previously announced restructuring involving the closing of three facilities in Indiana and North Carolina will result in cost savings of approximately $4.4 million per year. Finally, Holmes believes that additional cost savings may be realized through consolidation of certain of the companies' selling, general and administrative functions.

     In addition to the $7.7 million restructuring charge incurred by Rival during the quarter ended September 30, 1998, and a further charge of approximately $0.7 million during the quarter ended December 31, 1998, the Company anticipates that additional related one-time facility closing costs of approximately $2.2 million will be incurred during 1999. Cash expenditures in connection with the restructuring are expected to be approximately $4.0 million.

     The Company anticipates that it will incur additional non-recurring integration costs of approximately $6.5 million in the aggregate during 1999 and 2000 in connection with the Acquisition, primarily for integration of the companies' operations, integration consulting assistance and other related costs. In addition, management believes that there may be incremental annual integration expenses, as well as capital expenditures such as computer systems upgrades, which the Company will incur during 1999 and in future periods in order to more fully realize the benefits of the Acquisition.

     THE FOREGOING DISCUSSION OF POTENTIAL COST SAVINGS, RESTRUCTURING CHARGES AND EXPENDITURES IS FORWARD-LOOKING IN NATURE AND IS BASED ON A NUMBER OF ASSUMPTIONS, JUDGMENTS AND ESTIMATES. ACTUAL RESULTS WILL LIKELY DIFFER FROM THOSE DESCRIBED HEREIN, POSSIBLY TO A MATERIAL EXTENT. SEE "RISK FACTORS."

RESULTS OF OPERATIONS

HOLMES

     Holmes' historical results of operations discussed below do not include Rival's results of operations. The Acquisition will be accounted for as a purchase, and Rival's results of operations will be included in the Company's financial information in future periods.

Comparison of Years Ended December 31, 1998 and December 31, 1997

     NET SALES. Net sales for fiscal 1998 were $214.5 million compared to $192.2 million for fiscal 1997, an increase of $22.3 million or 11.6%. This increase was attributable to an increase in all of the major product categories: fans, heaters, humidifiers and air purifiers, which resulted from a strong 1998 for retailers, as well as continued growth in filter and accessory sales due to the growing installed base of products requiring filters and accessories. The Company's Far East operations also had a significant increase in external sales versus 1997.

     GROSS PROFIT. Gross profit for fiscal 1998 was $68.0 million compared to $55.4 million for fiscal 1997, an increase of $12.6 million or 22.7%. As a percentage of net sales, gross profit increased to 31.7% for fiscal 1998 from 28.8% for fiscal 1997. The increase was primarily due to the above mentioned increases in net sales in humidifiers, heaters and filters and accessories which are relatively higher margin contributors, as well as continued reductions in raw material prices at the Company's manufacturing operations in the Far East.

     SELLING EXPENSES. Selling expenses for fiscal 1998 were $20.5 million compared to $15.6 million for fiscal 1997, an increase of $4.9 million or 31.4%. As a percentage of net sales, selling expenses increased to 9.6% for fiscal 1998 from 8.1% for fiscal 1997. The increase in selling expenses was primarily due to an increase in co-operative advertising of higher margin products and new sales promotions with several major retailers. To a lesser extent, shipping costs increased as a result of the higher sales level. Also, there were continued expenses associated with the redesign of some of the Company's product packaging.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses for fiscal 1998 were $16.6 million compared to $20.9 million for fiscal 1997, a decrease of $4.3 million or 20.6%. As a percentage of net sales, general and administrative expenses decreased to 7.7% for fiscal 1998 from 10.9% for fiscal 1997. The higher amount in 1997 resulted from incremental incentive compensation expenses paid in connection with the 1997 Transactions. This overall decrease was offset in part by increased expenditures on management and information systems support, increases in personnel costs to improve operating efficiencies at all the Company's locations and ongoing expenses associated with the recapitalization of the Company in November, 1997.

     PRODUCT DEVELOPMENT EXPENSES. Product development expenses for fiscal 1998 were $6.3 million compared to $5.5 million for fiscal 1997, an increase of $.8 million or 14.6%. As a percentage of net sales, product development expenses remained constant at 2.9% for fiscal 1998 and 1997. The increase was primarily due to increased expenditures for royalties and outside consultants as part of the Company's continuing effort in developing new technologies for both existing and new product lines.

     INTEREST AND OTHER EXPENSE, NET. Interest and other expense, net for fiscal 1998 was $13.4 million compared to $7.2 million for fiscal 1997, an increase of $6.2 million or 86.1%. The increase in interest expense was primarily due to the additional borrowings resulting from the recapitalization of the Company in November, 1997. The Company's interest expense in future periods will be higher than 1998 as a result of the Rival acquisition.

     INCOME TAX EXPENSE. In 1997, the Company recorded a $3.6 million valuation allowance related to deferred tax assets generated as a result of certain limitations on the deductibility of interest paid to Pentland. This 1997 non-recurring charge comprises the majority of the 15% change in the Company's effective tax rate from 35% in 1997 to 20% in 1998.

     NET INCOME. As a result of the foregoing factors, net income for fiscal 1998 was $9.0 million, compared to net income of $3.8 million in fiscal 1997.

Comparison of Years Ended December 31, 1997 and December 31, 1996

     NET SALES. Net sales for fiscal 1997 were $192.2 million compared to $194.3 million for fiscal 1996, a decrease of $2.2 million or 1.1%. The decrease in net sales was primarily due to a reduction in sales of $10.9 million of dehumidifiers and air conditioners resulting from a strategic management decision to reduce dehumidifier volume and eliminate the air conditioner category because of the relatively low profit margins of these product lines. In addition, an increase in sales of heaters was offset by decreases in sales of fans, air purifiers and lighting products.

     GROSS PROFIT. Gross profit for fiscal 1997 was $55.4 million compared to $48.4 million for fiscal 1996, an increase of $7.0 million or 14.5%. As a percentage of net sales, gross profit increased to 28.8% for fiscal 1997 from 24.9% for fiscal 1996. The increase in gross profit is attributable, in large part, to the factors described above. In addition, air purifier filter and humidifier filter sales, which generate relatively high gross profit margins, increased significantly for the year ended December 31, 1997 as compared to the year ended December 31, 1996.

     SELLING EXPENSES. Selling expenses for fiscal 1997 were $15.6 million compared to $13.2 million for fiscal 1996, an increase of $2.4 million or 18.3%. As a percentage of net sales, selling expenses increased to 8.1% for fiscal 1997 from 6.8% for fiscal 1996. The increase in selling expenses was primarily due to an increase in co-operative advertising of higher margin products with a number of major retailers.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses for fiscal 1997 were $20.9 million compared to $14.1 million for fiscal 1996, an increase of $6.8 million or 48.3%. As a percentage of net sales, general and administrative expenses increased to 10.9% for fiscal 1997 from 7.2% for fiscal 1996. The increase in general and administrative expenses was primarily due to approximately $6.9 million of incremental incentive compensation expenses paid in connection with the closing of the 1997 Transactions. These incentive compensation amounts were deducted from the purchase price of the capital stock in the 1997 Transactions. In addition, general and administrative expenses increased due to additional management and information systems support to improve operating efficiencies at the Company's manufacturing facilities in China.

     PRODUCT DEVELOPMENT EXPENSES. Product development expenses for fiscal 1997 were $5.4 million compared to $5.5 million for fiscal 1996, a decrease of $.1 million or 0.1%. As a percentage of net sales, product development expenses remained relatively constant at 2.9% and 2.8% for fiscal 1997 and 1996, respectively.

     INTEREST AND OTHER EXPENSE, NET. Interest and other expense, net for fiscal 1997 was $7.2 million compared to $6.2 million for fiscal 1996, an increase of $1.0 million or 15.9%. The increase in interest expense was primarily due to the additional borrowings resulting from the 1997 Transactions, which were outstanding for one month in 1997. On a pro forma basis, giving effect to the 1997 Transactions as if they had occurred on January 1, 1997, interest expense would have been approximately $14.3 million.

     INCOME TAX EXPENSE. The Company's effective tax rate increased to 35.0% of pre-tax income for fiscal 1997 from 29.6% of pre-tax income for fiscal 1996. The increase in the effective tax rate was principally a result of limitations placed on the Company's ability to deduct for tax purposes approximately $3.6 million of interest paid to or guaranteed by the Company's former majority stockholder, Pentland Group plc ("Pentland") and its affiliates. This was offset by an increase in profitability of the Company's manufacturing operations in China, which are taxed at significantly lower rates than the Company's U.S. operations. While the interest limitation may be carried forward indefinitely, because of the Company's current highly leveraged structure it is uncertain whether the Company will be able to deduct this amount in the future. Therefore, management has recorded a valuation allowance on the entire amount of deferred tax asset arising from this carryforward, which has the impact of increasing the effective tax rate. This limitation primarily arose as a result of the incentive compensation expenses described above. The Company had no such limitation in previous years, and because interest is no longer paid to foreign affiliates, this limitation is not expected to be applicable in the future. If the Company is able to utilize this deduction, it will reduce income tax expense in future years.

     NET INCOME. As a result of the foregoing factors, net income for fiscal 1997 was $3.8 million, compared to net income of $6.2 million in fiscal 1996.

RIVAL

Three and Six Month Periods Ended December 31, 1998 Compared to Three and Six Month Periods Ended December 31, 1997

     NET SALES. Net sales were $114.8 million for the three months ended December 31, 1998 compared to $127.9 million in the prior year. For the six months ended December 31, 1998, sales were $194.9 million compared to $224.5 million for the six months ended December 31, 1997. Year to date sales declined in each of Rival's business units. Kitchen electrics business unit sales declined 7% as lower sales of novelty massagers and of opening price point products in price sensitive categories such as toasters, mixers and irons more than offset sales growth in the Crock-Pot(R) slow cooker category and strong sales of the Edge(TM) can opener. Home environment sales declined 23% due primarily to reduced retail placement in seasonal products including heaters and humidifiers. Sales of Rival's building products declined resulting in 9% lower revenue levels in the industrial business unit. International sales declined by 26% due to mild weather in Canada adversely impacting humidifier sales and the weak currencies in Eastern Europe and Latin America lowering shipments to these regions.

     GROSS PROFIT. Gross profit, excluding restructuring charges, was $31.2 million (27.1% of sales) for the three months ended December 31, 1998 compared to $34.2 million (26.7% of sales) in the prior year. For the six months ended December 31, 1998, gross profit, excluding restructuring charges, decreased to $51.6 million (26.5% of sales) from $59.8 million (26.6% of sales) in the prior year. Improved sales mix resulting from the higher volumes of Crock-Pot(R) slow cookers and the Edge(TM) can openers together with lower sales of low priced promotional products were sufficient to offset continued margin pressure caused by the competitive environment. While gross margin dollars were lower, the improved sales mix enabled Rival to record modest improvements in gross margins as a percentage of sales for the second quarter.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling expenses were $14.6 million (12.7% of sales) for the current quarter compared to $15.1 million (11.8% of sales) in the prior year. For the first six months, selling expenses were $26.8 million (13.7% of sales) compared to $28.1 million (12.5% of sales) in the prior year. The higher selling expenses as a percentage of sales were primarily due to spreading fixed costs over the smaller sales base. Commission expense increased as a percentage of sales due to a higher percentage of total sales made through independent sales representatives. General and administrative expenses decreased 10% for the three and the six months periods, primarily due to lower legal expenses.

     RESTRUCTURING CHARGES. Rival recorded restructuring charges of $0.7 million (pretax) during the three months and $8.4 million for the six months ended December 31, 1998 related to the closing of two manufacturing plants and three distribution centers. The charges include $3.3 million in cost of sales to recognize the cost of components in excess of their salvage value on products being transferred to overseas manufacturers, together with inefficiencies resulting from the announcement at plants scheduled for closure. The balance of the $8.4 million charge represents estimated loss on disposal of properties together with severance and other costs.

     INTEREST EXPENSE. Interest expense for the six months ended December 31, 1998 declined from $5.5 million to $5.2 million due to a $4.0 million payment on long-term debt and lower borrowings on Rival's revolving credit agreement.

     OTHER NON-OPERATING EXPENSE. Other non-operating expense of $0.4 million primarily represents losses from foreign currency exchange relative to the Canadian dollar and the Mexican peso.

     NET EARNINGS. Net earnings for the three months ended December 31, 1998 were $5.6 million compared to net earnings of $7.4 million in the prior year. For the six month period, net earnings were $1.7 million compared to net earnings of $11.2 million in the prior year. Excluding the after tax cost of restructuring, in the amount of $0.4 million for the quarter and $5.2 million for the six months, net earnings for the quarter and six month periods were $6.0 million and $6.9 million, respectively.

Fiscal Year Ended June 30, 1998 Compared to Fiscal Year Ended June 30, 1997

     NET SALES. Net sales increased slightly from $376.5 million for the year ended June 30, 1997 ("fiscal 1997") to $376.9 million for the year ended June 30, 1998 ("fiscal

1998"). Sales of kitchen electrics increased 2% as strong sales of Rival's new oval-shaped Crock-Pot(R) slow cooker more than offset lower sales of promotionally priced toasters and novelty massagers. The international business unit experienced 22% sales growth to $43.7 million due to improved placement of kitchen electric products with Canadian retailers and increased fan sales into Latin America. Sales in the home environment business unit declined 10% to $104.9 million due to decreases in sales of Bionaire air purifiers and humidifiers and Patton space heaters that more than offset a near doubling of Pollenex showerhead sales. The sales declines were generally the result of products that were nearing the end of their life cycles. Rival has introduced new products in each of these categories for fiscal 1999. A similar investment in new showerhead development resulted in the fiscal 1998 sales growth in this category. Industrial sales declined slightly during fiscal 1998 as Rival solidified its customer base through improved service during the year.

     GROSS PROFIT. Gross profit was $95.9 million (25.5% of net sales) in fiscal 1998 compared to $98.0 million (26.0% of net sales) in fiscal 1997. The decline in gross margin was the result of a decrease in sales of high margin novelty massagers together with increased manufacturing costs, in particular higher labor rates, which were not accompanied by price increases. Rival is transferring the production of some of its products to overseas sources and is restructuring its manufacturing operations in an effort to reduce costs and improve gross margins.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses totaled $63.3 million (16.8% of net sales) in fiscal 1998 compared to $63.8 million (16.9% of net sales) in fiscal 1997. The decline was achieved despite an increase of $0.9 million in product development spending. Legal and professional expenses also increased in fiscal 1998 due to higher spending to protect Rival's intellectual property. These increases were more than offset by savings generated from consolidation of administrative functions in Canada, lower advertising expenditures and a decline in fixed selling expenses from reducing the size of the direct sales force.

     RESTRUCTURING CHARGE. A restructuring charge of $3.0 million was recognized in fiscal 1997 as a result of the decision to close the Montreal, Canada production and shipping facility together with the consolidation of certain Canadian administrative functions.

     INTEREST EXPENSE. Interest expense was $10.1 million in both fiscal 1998 and fiscal 1997. Total average borrowings were $150 million in fiscal 1998, down slightly from $154 million in the prior year. The decline in borrowings was offset by a small increase in average interest rates.

     OTHER NON-OPERATING EXPENSE. During fiscal 1998, Rival recognized a litigation charge of $3.8 million related to the settlement of a lawsuit in Montreal. The litigation resulted from an action taken by minority shareholders of Biotech Electronics, Inc., which was a predecessor to Bionaire. The lawsuit originated in 1985 (over 10 years prior to the acquisition of Bionaire by Rival). In January 1998, the Canadian Court of Appeal affirmed a lower court decision and substantially increased the damages awarded to the plaintiffs. In the settlement reached by Rival in June 1998, the plaintiffs dropped all actions against Rival and released Rival and its affiliates from any further liability.

     INCOME TAXES. Effective income tax rates were 41.6% in fiscal 1998 compared to 40.7% in fiscal 1997. The statutory rate was 35% in each year. The difference between the statutory rate and the effective rate is primarily due to non-deductible amortization of goodwill recorded as a result of the 1986 acquisition of Rival and the 1996 acquisition of Bionaire. Additional differences arise due to state income taxes and differences between the rate of taxation between Rival's U.S. and international operations. Additionally, in fiscal 1998, a portion of the Canadian litigation loss was non-deductible, which resulted in the higher effective tax rate.

     NET EARNINGS. Net earnings were $9.2 million in fiscal 1998 compared to $10.7 million in fiscal 1997 due to the lower gross margins and the litigation charge discussed above. Excluding the fiscal 1998 Canadian litigation charge and the fiscal 1997 Canadian restructuring charge, net earnings were $12.2 million in fiscal 1998 compared to $12.8 million in fiscal 1997.

Fiscal Year Ended June 30, 1997 Compared to Fiscal Year Ended June 30, 1996

     NET SALES. Net sales increased $62.6 million to $376.5 million for fiscal 1997 compared to $313.9 million for the year ended June 30, 1996 ("fiscal 1996"). The acquisitions of Fasco, Bionaire and Dazey between January 1996 and January 1997 contributed $64.1 million in incremental sales. Excluding these acquired businesses, sales in the kitchen electrics business unit increased approximately $3.5 million or two percent due to new product introductions in the iron and massager categories. Industrial sales were adversely affected by a $4.0 million decrease in sales of fans and drum blowers due to unusually mild weather. The growth in the home environment and international business units was generally consistent with incremental sales from the Fasco and Bionaire acquisitions.

     GROSS PROFIT. Gross profit was $98.0 million (26.0% of net sales) in fiscal 1997 compared to $83.7 million (26.7% of net sales) in fiscal 1996. The decline in gross margins was the result of unfavorable manufacturing variances caused by excess plant capacity together with high service returns from retail customers. The under-utilization in manufacturing was the result of recent acquisitions and resulted in the closing of two plants in Montreal, Canada, and in Peru, Indiana. Additionally, production in the Sweet Springs, Missouri, plant was significantly curtailed as the facility is now being used as a centralized return center to more effectively process and inspect customer returns.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses totaled $63.8 million (16.9% of net sales) in fiscal 1997 compared to $50.6 million (16.1% of net sales) in fiscal 1996. Selling expenses increased as a percentage of net sales from 12.7% to 13.4%. The higher expenses as a percentage of net sales are due, in part, to the full year impact of the international and industrial sales contributed by the Bionaire and Fasco acquisitions. Selling expenses of these two business units are higher as a percentage of sales than the kitchen electrics and home environment business units. Distribution expenses also increased as a percentage of net sales due to inefficiencies caused by congestion in the Clinton, Missouri, distribution center. A new distribution center was opened in July 1997 in Sedalia, Missouri, in order to increase shipping capacity and improve efficiency. General and administrative expenses were $13.5 million (3.6% of net sales) in fiscal 1997 compared to $10.7 million (3.4% of net sales) in fiscal 1996. Costs incurred by the product engineering group were $3.8 million in fiscal 1997 compared to $2.7 million in fiscal 1996 as Rival increased its spending on product development. Other general and administrative costs increased at rates consistent with the sales growth.

     RESTRUCTURING CHARGE. A restructuring charge of $3.0 million was recognized in fiscal 1997 as a result of the decision to close the Montreal, Canada, production and shipping facility together with the consolidation of certain Canadian administrative functions. The Montreal facility was acquired as part of the Bionaire acquisition in April 1996. The closing reflects efforts by Rival to reduce its excess plant capacity. The restructuring cost reflects the estimated cost of future lease obligations in excess of projected sublease income as well as severance costs.

     INTEREST EXPENSE. Interest expense was $10.1 million in fiscal 1997 compared to $7.1 million in fiscal 1996. Total average borrowings increased from $106 million to $154 million due to the three acquisitions made between January 1996 and January 1997 together with higher working capital requirements. Average interest rates declined from 6.7% in fiscal 1996 to 6.4% in fiscal 1997 due to lower rates on the revolving credit facility.

     INCOME TAXES. Effective income tax rates were 40.7% in fiscal 1997 compared to 38.8% in fiscal 1996. The statutory rate was 35% in each year. The difference between the statutory rate and the effective rate is primarily due to nondeductible amortization of goodwill recorded as a result of the 1986 acquisition of Rival and the 1996 acquisition of Bionaire. Additional differences arise due to state income taxes and differences between the rate of taxation between Rival's U.S. and international operations. In fiscal 1997, Rival's Canadian operations operated at a loss as a result of the aforementioned restructuring charge. The tax benefit recognized by Rival on the Canadian loss was below the U.S. statutory rate.

     NET EARNINGS. Net earnings were $10.7 million in fiscal 1997 compared to $14.2 million in fiscal 1996 due to the higher interest costs and the 1997 restructuring charge discussed above.

LIQUIDITY AND CAPITAL RESOURCES

     Cash provided by (used for) Holmes' operations during fiscal 1998 and 1997 was $24.3 million and $(46.4) million, respectively. Cash provided by operations in fiscal 1998 primarily reflected the Company's net income of $9.0 million and increases in accrued expenses and accrued income taxes, and decreases in accounts receivable and inventories, which were partially offset by increases in prepaid expenses and other current assets and deposits and other assets. The increase in accrued liabilities was due to the accrued interest on the long-term debt, an increase in the accrual for advertising costs and increases in commissions and duties payable. The $2.5 million increase in accrued income taxes payable was primarily due to the higher profitability of the Company. The decrease in inventory was mainly due to increased levels of warehouse shipments. The increase in prepaid expenses and other current assets and deposits and other assets was due to an increase in advertising credits arising from a transfer of inventory to be used to purchase advertising media, merchandise or services. Cash used for operations in 1997 primarily reflected the repayment of trade acceptance and amounts due to affiliates in connection with the 1997 Transactions.

     Cash (used for) provided by Holmes' financing activities for fiscal 1998 and 1997 was $(18.8) million and $53.3 million, respectively. Cash used for financing activities in fiscal 1998 reflected the payback of borrowings under the credit facility entered into as part of the 1997 Transactions. The cash provided by financing activities in fiscal 1997 reflected borrowings for working capital purposes under the previous line of credit from Pentland, the issuance of long-term debt and common stock and the repurchase of treasury stock associated with the 1997 Transactions.

     Holmes' capital expenditures, including assets acquired under capital leases, for fiscal 1998 and 1997 were $4.7 million and $5.8 million, respectively, primarily for molds and tooling. The Company is also subject to certain minimum royalty payment commitments under various license agreements. See Note 13 of Notes to Consolidated Financial Statements incorporated by reference in this Prospectus.

     The Company issued $105.0 million of 9 7/8% Senior Subordinated Notes due November, 2007 (the "Notes") in November, 1997, and an additional $31.3 million of Notes in February, 1999. The Notes are not redeemable at the Company's option prior to November 15, 2002. Thereafter, the Notes are subject to redemption at any time at the option of the Company, in whole or in part, at stated redemption prices. Annual interest payments on the Notes are approximately $13.5 million. The payment of principal and interest on the Notes is subordinated to the prior payment in full of all senior debt of the Company, including borrowings under the Credit Facility.

     The Company entered into the Credit Facility in February, 1999. The Credit Facility amended and restated the Company's prior $100 million credit facility. The Credit Facility consists of a six-year tranche A term loan of $40.0 million, an eight-year tranche B term loan of $85.0 million and a $200.0 million, six-year revolving credit facility. The Credit Facility bears interest at variable rates based on either the prime rate or LIBOR, at the Company's option, plus a margin which, in the case of the tranche A term loan and the revolving credit facility, varies depending upon certain financial ratios of the Company. The Credit Facility, and the guarantees thereof by the Company's domestic subsidiaries, are secured by substantially all of the Company's domestic and certain foreign assets. The Credit Facility and the Notes Indentures include certain financial and operating covenants, which, among other things, restrict the ability of the Company to incur additional indebtedness, grant liens, make investments and take certain other actions. The ability of the Company to meet its debt service obligations will be dependent upon the future performance of the Company, which will be impacted by general economic conditions and other factors. See "Disclosure Regarding Forward-Looking Statements."

     Following the closing of the Rival acquisition and the other Transactions on February 5, 1999, the Company will fund its liquidity requirements with cash flows from operations and borrowings under the Credit Facility. The Company's primary liquidity requirements are for working capital and to service the Company's indebtedness. The Company believes that existing cash resources, cash flows from operations and borrowings under the Credit Facility will be sufficient to meet the Company's liquidity needs for the foreseeable future.

SEASONALITY

HOLMES

     Sales of most of Holmes' products follow seasonal patterns which affect Holmes' results of operations. In general, Holmes' sales of fans and dehumidifiers occur predominantly from January through June, and Holmes' sales of heaters and humidifiers occur predominantly from July through December. Although air purifiers, lighting products and accessories generally are used year-round, the nature of these products tend to draw increased sales during the winter months when people are indoors and, as a result, sales of these products tend to be greatest in advance of the winter months from July through December. In addition to the seasonal fluctuations in sales, Holmes experiences seasonality in gross profit, as margins realized on fan products tend to be lower than those realized on heater, humidifier and air purifier products. See "Risk Factors."

RIVAL

     Certain of Rival's product lines are also seasonal, with sales of heaters and humidifiers highest during the fall and winter, and ice cream freezers, pumps and fans sold primarily during the spring or summer. In addition, a significant percentage of the products sold by Rival are given as gifts and, as such, sales volumes are higher in anticipation of the Christmas season. See "Risk Factors."

YEAR 2000

     The Year 2000 problem relates to computer systems that have time and date-sensitive programs that were designed to read years beginning with "19", but may not properly read the Year 2000. If a system used by the Company or by a third party fails because of the inability to properly read the Year 2000 date, the results could have a material adverse effect on the Company. As described below, Holmes and Rival have developed plans to address the possible exposures related to their computer systems from the Year 2000. However, there can be no assurance that such measures will be sufficient to avoid Year 2000-related problems.

HOLMES

     Holmes has identified its Year 2000 risk to be in two general categories:
Information Technology Systems, including Electronic Data Interchange Systems ("EDI"), and General Business Systems.

     INFORMATION TECHNOLOGY SYSTEMS INCLUDING EDI. Holmes is currently in the process of transitioning to Rival's computer software system. The system is fully Year 2000 compliant, according to the vendor, and the Company anticipates that it will be operational by the third quarter of 1999. In addition, all of Holmes' computer hardware has been or is in the process of being tested for Year 2000 compliance. Those systems that fail will be upgraded or replaced during the second quarter of 1999. As part of its transition to the Rival system, Holmes is implementing a new EDI system that will be fully Year 2000 compliant to prevent any interruption of data interchange from the many customers using this platform. Holmes anticipates that this system will be completed during the second quarter of 1999. Holmes intends to use both internal and external resources to test, reprogram or replace the software and hardware for Year 2000 modifications. The total specific project costs are difficult to determine as many of the upgrades and new implementations would have been made regardless of the Year 2000 issue. The majority of project costs, related to the purchase of hardware and software to meet both Year 2000 and company specific requirements, will be capitalized. All other remaining project costs will be expensed during 1999 and 2000.

     GENERAL BUSINESS SYSTEMS. Holmes' general business systems encompass the following: telecommunications systems, departmental specific application systems, machinery and equipment, building and utility systems and, finally, third party vendors and service providers. Holmes has created a Year 2000 committee consisting of one member from each department. The committee is in the final stages of reviewing all aspects of Holmes' business systems to determine if they are Year 2000 compliant, and testing systems as necessary. This process will continue through the second quarter of 1999.

     Holmes has sent out a comprehensive questionnaire to all significant customers and suppliers regarding their Year 2000 compliance. The questionnaires that Holmes has received back to date have tended to provide only vague assurances regarding Year 2000 matters, however. While Holmes intends to carefully monitor its supplier risks, Holmes cannot fully control each supplier, and there can be no guarantee that a Year 2000 problem that may originate with a supplier will not materially adversely affect Holmes. Holmes has not designed a specific contingency plan in the event of a Year 2000 failure caused by a supplier or other third party, but is working to identify issues as soon as possible. Finally, Holmes has determined that products that it manufactures and sells have no exposure related to the Year 2000 issue.

RIVAL

     INFORMATION TECHNOLOGY SYSTEMS INCLUDING EDI. Rival implemented its current corporate computer system in 1995. The system is Year 2000 compliant, according to the vendor, as confirmed by full systems testing performed on August 8, 1998. The testing included rolling the date forward to January 15, 2000 and testing all function programs. The EDI system installation was completed by September 30, 1998. Rival has used both internal and external resources for testing. EDI transactions sets have been verified and registered with the National Retailers Foundation. Rival believes that any additional issues with computers will be limited to stand alone personal computers. The upgrade of these computers is expected to be completed by June 30, 1999.

     GENERAL BUSINESS SYSTEMS. Rival's business systems encompass the following: telecommunications systems, machinery and equipment, building and utility systems and third party vendors and service providers. Rival created a cross-departmental Year 2000 committee in 1997. The committee reviewed all aspects of Rival's business systems to determine if they are Year 2000 compliant. Any vendor supplying goods and/or services to Rival was required to submit a letter stating their Year 2000 status. Rival has determined that products that it manufactures and sells have no exposure to the Year 2000 issue.

ADOPTION OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     The Company has adopted Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income." This Statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements.

     The Company has adopted Statement of Financial Accounting Standard No. 131, "Disclosure about Segments of an Enterprise and Related Information." This Statement requires an enterprise to report financial and descriptive information about its reportable operating income. Operating segments are components that are evaluated regularly by chief operating decision makers in deciding how to allocate resources and in assessing performance. This Statement requires a business enterprise to report a measure of segment profit or loss, certain specific revenue and expense items (including interest, depreciation, and income taxes), and segment assets. It also establishes standards for related disclosures about products and services, geographic areas, and major customers.

     The Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. This Statement is required to be adopted in the Company's fiscal year ending December 31, 2000. Management anticipates that, due to its limited use of derivative instruments, the adoption of this Statement will not have a significant effect on the Company's results of operations or its financial position.

                                    BUSINESS

     Except as otherwise noted, the historical financial and other information set forth herein for the fiscal year ended December 31, 1998 and prior periods relates only to the business and operations of Holmes Products Corp. and its subsidiaries prior to the Rival acquisition, which occurred on February 5, 1999. The Rival acquisition will be accounted for as a purchase, and Rival's results of operations will be included in the Company's financial information in future periods.

BACKGROUND OF THE COMPANY PRIOR TO THE RIVAL ACQUISITION

     Holmes is a leading developer, manufacturer and marketer of quality, branded home comfort products, including fans, heaters, humidifiers and air purifiers. Holmes believes that it has the leading U.S. market share in each of these product categories, which, in the aggregate, accounted for approximately 93% of Holmes' net sales for the fiscal year ended December 31, 1998. In addition, Holmes markets and distributes a variety of decorative and home office lighting products, as well as various replacement filters and accessories for its products. Holmes believes that its strong market position and success are attributable to its continuous product innovation, engineering and manufacturing expertise, close customer partnerships, breadth of product offerings and reputation for quality. From 1993 to 1998, Holmes' net sales increased from $61.8 million to $214.5 million, a compound annual growth rate of 28.3%.

     The Company's products are sold to consumers through major retail chains, including mass merchants, do-it-yourself home centers, warehouse clubs, hardware stores and national drugstore chains. Major customers in these channels include Wal-Mart, Kmart, Target, Home Depot, Costco, BJ's Wholesale Club, TruServ (formerly True Value and ServiStar) and Walgreens. Holmes believes that the strength, scope and visibility of its retail account base provide a competitive advantage with respect to brand recognition, access to shelf space and penetration of the consumer market.

     Holmes was founded in 1982 by its current Chief Executive Officer, Jordan
A. Kahn, an innovator in the home comfort market with over 30 years of industry experience. Holmes opened its first manufacturing facility in China in 1989, and currently operates two facilities in China where it manufactures its products and electric motors for use in its products. The Company's vertically integrated manufacturing facilities provide the Company with control over the production process and product quality. These facilities also enhance operational flexibility and allow the Company to quickly respond to changes in consumer demand and to specialized production needs. The Company maintains offices in Hong Kong and Taiwan that are responsible for sourcing raw materials, processing orders and shipping the Company's products. The Company coordinates product development, marketing, sales and distribution from the Company's Milford, Massachusetts headquarters. The Company markets and distributes products primarily under the Holmes(R) brand name. The principal executive offices of the Company are located at 233 Fortune Boulevard, Milford, Massachusetts 01757 and the telephone number is (508) 634-8050.

THE RIVAL COMPANY ACQUISITION

     On December 17, 1998, Holmes entered into a definitive agreement to acquire Rival. Pursuant to the Agreement and Plan of Merger (the "Merger Agreement") among Holmes, Moriarty Acquisition Corp., a wholly owned subsidiary of Holmes ("Merger Sub"), and Rival, Holmes agreed to acquire all of Rival's outstanding shares of common stock for $13.75 per share in cash, or an aggregate consideration of approximately $129.4 million, including payments to the holders of certain Rival stock options.

     Rival is a leading designer, manufacturer and marketer of a variety of products including small kitchen appliances, such as Crock-Pot(R) slow cookers and Rival can openers; products for the home environment, such as heaters, air purifiers, showerheads, utility pumps, humidifiers and fans; and building supply and industrial products, such as household ventilation systems, door chimes, ceiling fans and industrial fans. Rival markets its products under a variety of well known brand names, including Rival(R), Crock-Pot(R), Bionaire(R), Pollenex(R), Patton(R), Simer(R), and White Mountain(R). Holmes believes Rival has the leading market share for slow cookers and enjoys a leading market share in several of its other product categories.

     On February 5, 1999, Holmes and Merger Sub completed a cash tender offer for all outstanding shares of common stock of Rival and purchased approximately 98.4% of Rival's common stock. Immediately following the tender offer, Merger Sub was merged with and into Rival, with Rival surviving the merger as a wholly owned subsidiary of Holmes (the "Rival Acquisition").

     On January 29, 1999, in connection with the Rival Acquisition, the Company offered and sold $31.3 million of 9 7/8% Senior Subordinated Notes due in November 2007 (the "Offering").

     In connection with the Rival Acquisition and the Offering, the Company entered into a $325.0 million senior credit facility with BankBoston N.A. and a syndicate of other lenders (the "Credit Facility"). In addition, Holmes sold $50.0 million of common stock to investment funds affiliated with Berkshire Partners LLC ("Berkshire Partners"), Holmes' majority stockholder, and to certain other investors (the "Equity Investment"). The initial borrowings under the Credit Facility together with the net proceeds of the Equity Investment and Offering were used to consummate the Rival Acquisition and refinance Rival's existing indebtedness of approximately $142.9 million. Holmes had no outstanding borrowings under its existing credit facility at the closing of the Rival Acquisition. The Rival Acquisition, the tender offer, the merger, the Offering, the Equity Investment, the entering into and borrowings under the Credit Facility and the refinancing of existing indebtedness of Rival are collectively referred to herein as the "Transactions."

     The following table sets forth the approximate sources and uses of funds in connection with the Transactions ($ in millions):

SOURCES OF FUNDS:                                 USES OF FUNDS:
-----------------                                 --------------
Credit Facility(a)............  $213.1    Cash purchase price(b)........  $129.4
                                          Refinance Rival
Issuance of the Notes.........    30.0    indebtedness(c)...............   142.9
Equity Investment.............    50.0    Fees and expenses(d)..........    20.8
                                ------                                    ------
  Total sources of funds......  $293.1    Total uses of funds...........  $293.1
                                ======                                    ======

-------------------------

     The above sources and uses of funds reflects the refinancing of actual Rival debt at the closing date of the Transactions. This amount is $21.2 million less than the amount shown as drawn in the pro forma sources and uses of funds at December 31, 1998 due to the higher debt balances at that time.

(a) The Credit Facility provides for total availability of $325.0 million. See "Description of Credit Facility."

(b) Includes payments to holders of shares of Rival common stock and holders of certain Rival stock options.

(c) Includes accrued interest of $1.4 million.

(d) Includes prepayment premium on Rival debt of approximately $6.0 million.

BUSINESS STRATEGY

     The Company's strategy is to capitalize on Holmes' and Rival's core strengths to achieve further growth in net sales, profitability and cash flow by: (1) growing Rival's core kitchen franchise, (2) consolidating home environment product lines, (3) penetrating new and existing distribution channels, (4) improving the Company's overall cost structure and (5) expanding geographically.

     LEVERAGE CORE COMPETENCIES TO STRENGTHEN KITCHEN FRANCHISE. Holmes has become a leader in the home comfort appliance market as a result of its successful product innovations that meet consumer and customer needs, coupled with its expertise in marketing and distribution. Rival has a long-standing reputation as a leader in the small kitchen appliance market. Holmes believes that combining its strengths with Rival's core kitchen franchise will enhance growth in Rival's existing product lines and the development of new products.

     LEVERAGE AND GROW BRANDS. The addition of Rival's home comfort brands allows Holmes to increasingly differentiate its home comfort offerings among customers and consumers. Through additional brands, the Company can offer a step-up brand strategy for increased presence in both mass merchandise and other distribution channels.

     FURTHER PENETRATE EXISTING DISTRIBUTION CHANNELS. The Company believes that it can further penetrate its existing distribution channels as a result of favorable industry dynamics and Holmes' and Rival's strong relationships and execution with mass merchant retailers. The Company believes that mass merchants will continue to consolidate their vendor base and focus on a smaller number of sophisticated suppliers that can (1) provide a broad array of differentiated, quality products, (2) efficiently and consistently fulfill logistical requirements and volume demands and (3) provide full product support from design to category management, point-of-sale and after-market service with the consumer.

     DEVELOP NEW DISTRIBUTION CHANNELS. The Company continues to develop new channels of distribution by providing customized product offerings that appeal to the specific needs of each channel. For example, since 1996, Holmes has marketed selected products through an arrangement with the QVC electronic retailing network. Holmes has also partnered with Evenflo to market Holmes' products under the Evenflo brand name and expand into the juvenile distribution channel.

     PURSUE TARGETED MARKETING OPPORTUNITIES. As part of its strategy, Holmes enters into strategic alliances in order to promote awareness of its products. For example, Holmes has developed a strategic marketing partnership with the Brita Products Company, a subsidiary of Clorox Company, to market a humidifier that integrates the Brita(R) water filter. Holmes also markets humidifiers and filters with the Microban(R) anti-bacterial technology.

     IMPROVE THE OVERALL COST STRUCTURE. Holmes, through its manufacturing facilities in China and related Far East sourcing capabilities, is a low-cost, high quality, flexible producer of appliance products. By applying these capabilities to certain of Rival's products, along with Rival's two recent plant closings, the Company believes it can reduce overall manufacturing costs.

     EXPAND INTO NEW GEOGRAPHIC REGIONS. The Company believes that the European, Latin American and Asian home comfort markets are underdeveloped and represent significant growth opportunities. As a result, Holmes has begun to focus on marketing its products in these regions. Holmes currently sells its products in Europe and Asia on a original equipment manufacturer basis and its branded home comfort products in France. Rival has warehouse and distribution facilities in Ontario, Canada and the Netherlands, as well as a distribution arrangement in Mexico. The Company believes that combining Rival's larger international presence with Holmes' product offerings will accelerate international growth.

     The Company's ability to achieve revenue enhancements and recognize cost savings from the Rival Acquisition will depend to a significant extent on its ability to successfully integrate the operations of Rival and other factors, including economic conditions and the retail environment. See "Risk Factors" for a discussion of certain factors that could impact the Company's ability to realize expected revenue enhancements and cost savings.

     In furtherance of its strategic objectives, the Company will consider the possible disposition of certain non-core business assets that do not support its current growth strategy, and may from time to time engage in discussions regarding mergers, acquisitions or other types of business combination transactions with other parties in the consumer products industry.

PRODUCTS

     Holmes is a leading developer, manufacturer and marketer of quality, branded home comfort products, including fans, heaters, humidifiers and air purifiers, which allow consumers to better control aspects of their home environment, such as temperature and air quality. In addition, Holmes markets and distributes a variety of decorative and home office lighting products, including table, floor and wall-mounted lighting products used principally in residential and commercial settings, as well as various replacement filters and accessories for its products.

     Rival is a leading developer, manufacturer and marketer of small kitchen and personal care appliances including Crock-Pot(R) slow cookers, toasters, can openers and massagers. In addition, Rival also develops, manufactures and markets home comfort products in many of the same product categories as Holmes, including fans, heaters, humidifiers and air purifiers.

     Holmes' and Rival's respective product lines are discussed separately below, as are certain other aspects of the Company's business. The Rival Acquisition was consummated in February, 1999, and the Company is in the process of assessing Rival's products and operations relative to those of Holmes. Among other things, the Company may determine to combine certain product lines, to reduce or eliminate certain redundant products, to market products produced by one company under a brand name of the other, or to rationalize each of the business lines as part of the combined Company's overall integration strategy.

HOLMES

     Holmes' product categories are as follows:

     FANS. Holmes currently manufactures and markets approximately 60 different fan models, including table, stand, window, window-to-floor, box, commercial grade, high velocity and oscillating fans, typically for purchase and use by household consumers. Retail prices for Holmes' fans range from $5 to $80.

     HEATERS. Portable electric space heaters are used to heat areas of the house not adequately reached by central heat and to heat an individual room while that room is in use. Holmes currently manufactures and markets approximately 50 different heater models, including plastic, ceramic, metal, radiant and baseboard styles. Retail prices for Holmes' heaters range from $20 to $70. In recent years, Holmes has expanded its products to cover virtually every segment and price point in the heater category, and to include innovations with strong consumer appeal.

     HUMIDIFIERS. Consumers use humidifiers to provide greater comfort by increasing moisture in the home environment. Holmes currently manufactures and markets approximately 33 different humidifiers, including cool mist, warm mist, ultrasonic and console models that range in moisture output from one to 12 gallons per day. Retail prices for Holmes' humidifiers range between $20 and $150. Holmes also sells a variety of humidifier accessories, replacement parts and chemical treatments.

     AIR PURIFIERS. Air purifiers circulate a room's air through filters that remove contaminants from the air. In recent years, high efficiency particulate arresting ("HEPA") filters have come to dominate the industry. This product category has experienced tremendous growth as consumers have become more concerned with their home environment and have learned about the benefits of air purifiers. Holmes currently manufactures and markets approximately 22 different air purifier models. Retail prices for Holmes' air purifiers range between $20 and $280. Air purifiers represent one of the fastest growing categories of Holmes' home comfort product line.

     FILTERS/ACCESSORIES. Most humidifiers and air purifiers require accessories including replacement filters and chemical treatments. Air purifiers periodically need new replacement filter cartridges and humidifiers need new replacement wick filters. As the installed base of these products continues to expand, the Company expects that the market for these accessories will grow as well. In addition, the Company believes that sales of filters and accessories increase brand awareness and customer loyalty.

     LIGHTING PRODUCTS. Holmes began marketing portable lighting equipment in 1993, and currently sells over 90 different lighting models. These products complement Holmes' traditional home comfort product line, provide an additional non-seasonal category for the Company, and are distributed through the same distribution channels as the Company's home comfort appliances. Holmes' lighting products are manufactured by subcontractors in China and in the United States. Retail prices for these products range between $5 and $100.

     ELECTRIC MOTORS. Holmes' indirect wholly owned subsidiary, Raider Motor Corporation ("Raider"), has proven strengths in the design and manufacture of a variety of electric motors for use in home and commercial appliances. In addition to supplying most of the motors for Holmes' products, Raider has sufficient manufacturing capacity to supply other manufacturers of appliances with electric motors. In October, 1998, Holmes entered into a joint venture with General Electric ("GE") for motor manufacturing, sales and distribution to third parties. The joint venture entity is owned 49% by Holmes and 51% by GE.

RIVAL

     Rival manages its operations through four business units, divided by product line and geography as follows:

     KITCHEN ELECTRICS AND PERSONAL CARE. Kitchen electric appliances constituted Rival's primary product line for over sixty years, and continue to account for approximately 50% of Rival's net sales. The kitchen electrics and personal care business unit sells products including Crock-Pot(R) slow cookers, toasters, ice cream freezers, can openers, food slicers, mixers, indoor grills, irons, potpourri simmerers, fryers, skillets and massagers to retailers and distributors throughout the United States.

     HOME ENVIRONMENT. This group sells products including fans, air purifiers, humidifiers, electric space heaters, sump, well and utility pumps, showerheads, and household ventilation systems to retail customers throughout the United States.

     INDUSTRIAL AND BUILDING SUPPLY. This group sells products including industrial fans and drum blowers, household ventilation systems, ceiling fans, door chimes, electric heaters and household convenience items to electrical and industrial wholesale distributors throughout the United States.

     INTERNATIONAL. This group sells Rival's products in Canada and Europe from its sales and distribution facilities in Toronto and the Netherlands. It also ships products from the United States to distributors in Latin America and Asia.

     Rival's future sales growth is expected to be generated primarily from the introduction of new products and product lines, as well as through geographic expansion.

PRODUCT DEVELOPMENT

     Holmes has an internal product development team dedicated to new product development and product enhancements. Holmes maintains its own engineering and product development department to research new product concepts as well as activities relating to improving existing products. The product design and research development team consists of an aggregate of approximately 50 employees located in both Milford, Massachusetts and in the Far East. Holmes also retains the services of outside consultants to assist its internal team.

     Holmes utilizes state-of-the-art design technology including advanced CAD design software and a laser-based stereolithography technique to design and engineer new products. Management believes this technology allows the company to design and develop new products quickly thus enabling Holmes to accurately assess the feasibility, cost and tooling requirements of new products before manufacturing the products. Management believes this technology gives Holmes a competitive advantage in the design and development of new products and product line extensions.

     Holmes' expenditures for new product development and tooling totaled approximately $9.9 million, $9.5 million and $9.4 million for the years ended December 31, 1996, 1997 and 1998, respectively.

     Rival also has an internal product development team dedicated to product line enhancements and the introduction of new products. As part of this effort, Rival maintains its own engineering and development department consisting of over 60 people, including engineers, product designers, draftsmen and product managers. Rival also retains the services of outside engineering and design consultants from time to time.

     Rival's expenditures for product engineering and development (excluding tooling) were $3.1 million, $4.5 million, and $5.4 million for Rival's fiscal years ended June 30, 1996, 1997 and 1998, respectively.

MANUFACTURING

     Holmes manufactures most of its products at its manufacturing facilities in China. These facilities are highly integrated and produce most of the electric motors, injection molded plastic components and other components used in the manufacturing and assembly process. The balance of Holmes' products are produced through subcontracted manufacturers in China and the United States, generally under the supervision of Holmes employees. The management, coordination and control of all manufacturing operations are centralized at the Company's principal offices in Milford, Massachusetts.

     Rival's manufacturing plants, all of which are located in the United States, manufacture and assemble more than 60% of the products Rival sells. Rival's remaining products are produced to its specifications, primarily in China. Rival's plants are highly integrated and produce electric motors, injection molded plastic components, screw machine parts, stampings and stoneware.

     Rival operates four manufacturing and assembly facilities in Missouri (Clinton, Sedalia, Sweet Springs and Warrensburg), near Kansas City, which specialize in the production of kitchen electrics. A facility in Flowood, Mississippi produces the stoneware for Rival's Crock-Pot(R) slow cookers and other products.

     In July, 1998, Rival announced plans to close its New Haven, Indiana and Fayetteville, North Carolina manufacturing plants, as well as its Peru, Indiana warehouse facility, and to expand its current operations in Warrensburg and Sedalia, Missouri. The New Haven manufacturing facility was closed in December, 1998, and the Fayetteville facility was closed in March, 1999. These facilities produced home environment and building supply products. The majority of the products manufactured in these facilities will be moved to Rival's Missouri plants while some production will be outsourced to overseas suppliers, which may include Holmes. Concentrating production in fewer facilities will increase efficiency by more closely aligning capacity with the seasonal nature of Rival's products, taking advantage of vertical integration in its Missouri plants and reducing the infrastructure associated with transportation of materials, production planning and other activities.

     The Company believes that it has a cost advantage as a result of its degree of vertical integration, its purchasing power, and low labor costs at its Chinese manufacturing facilities. In addition, by operating its own manufacturing facilities, the Company has control over the quality of its products from design through final distribution. The Company believes that the addition of Rival's domestic manufacturing capabilities will improve inventory management and enhance its flexibility in order to satisfy customers' needs for just-in-time delivery.

MARKETING AND DISTRIBUTION

     Holmes' products are sold in the United States, Canada and Europe to the retail trade by an internal sales staff consisting of ten sales managers. Holmes relies on its management's ability to determine the existence and extent of available markets for its products. The internal sales managers, with assistance from an internal sales support staff and from regional independent manufacturers representative organizations, market Holmes' products through all major channels of distribution including mass merchants, do-it-yourself home centers, warehouse clubs, hardware stores and national drugstore chains. Holmes' sales managers are actively involved in servicing all aspects of each retail account.

     In order to respond most efficiently to the demands of its retail customers and ensure timely delivery, Holmes balances direct shipments from its manufacturing facilities with shipments from its domestic and international warehouses. The Company believes that the addition of Rival's extensive domestic distribution capabilities will further enhance the Company's ability to satisfy customer demands.

     Holmes' marketing department consists of 12 individuals who are responsible for market analysis, new product development, pricing strategy, promotions and overall category development. Holmes believes that its packaging is one of its most powerful marketing tools because most consumers typically purchase fans, heaters and humidifiers without the benefit of knowledgeable retail sales staff. Holmes' packaging and point-of-purchase support provide written information and illustrations regarding product features, usage instructions, safety features and product operation. Holmes has an in-house art department that develops most of the packaging and marketing materials on state-of-the-art desktop graphics systems.

     Rival's products are sold in the same channels of distribution as Holmes', with mass merchants representing the largest class of customer. In addition, Rival's products are sold through department stores, household specialty stores, military exchanges, mail order companies and premium companies. Rival also sells industrial and building supply products to electrical and industrial wholesale distributors. Rival reaches its customers through its sales organization, which consists of a combination of in-house sales managers, field sales associates and independent manufacturers' representative firms. As part of its integration strategy, the Company intends to consolidate home environment sales at Holmes' Milford, Massachusetts headquarters.

MAJOR CUSTOMERS

     Holmes' three largest retail customers, Wal-Mart (including Sam's Wholesale
Club), Kmart and Target, each accounted for over 10%, and in the aggregate approximately 48%, of Holmes' net sales during 1998. Rival's largest customer, Wal-Mart (including Sam's Wholesale Club), accounted for 26% of Rival's net sales in each of Rival's three fiscal years ended June 30, 1998. Rival's next five largest customers represented an aggregate of 21% of net sales during fiscal 1998. Holmes and Rival do not have long-term agreements with their major customers, and purchases are generally made through the use of individual purchase orders. A significant reduction in purchases by any of these customers could have a material adverse effect on the Company's business.

SEASONALITY

     Sales of Holmes' products are highly seasonal, and counter-seasonal weather can adversely affect the Company's results of operations. In general, Holmes' sales of fans and dehumidifiers occur predominantly from January through June, and sales of heaters and humidifiers occur predominantly from July through December. Although air purifiers, lighting products and accessories generally are used year-round, the nature of these products tend to draw increased sales during the winter months when people are indoors and, as a result, sales of these products tend to be greatest in advance of the winter months from July through December. In addition to the seasonal fluctuations in sales, Holmes experiences seasonality in gross profit, as margins realized on fan products tend to be lower than those realized on heater, humidifier, and air purifier products.

     Rival's sales are also highly seasonal. A significant percentage of the products sold by Rival are given as gifts and, as such, sell at larger volumes during the holiday season. When holiday shipments are combined with seasonal products such as heaters and humidifiers, Rival's sales during the months of August through November are generally at a higher level than during the other months of the year.

COMPETITION

     The Company believes that the markets for its products are developed and highly competitive. Management believes that competition is based on several factors, including price, access to retail shelf space, product features, product enhancements, brand names, new product introductions, and marketing support and distribution systems.

     The Company competes with many well-established companies, some of which have substantially greater facilities, personnel, financial and other resources than those of the Company. Holmes' major competitors include AdobeAir, Catalina Lighting, Cheyenne, Fedders, Frigidaire, Honeywell Consumer Products (maker of Duracraft and Enviracare brands), Kenmore, Norelco, Sunbeam, Tensor and Windmere. Holmes also competes with importers and foreign manufacturers of unbranded products.

     Rival's home environment products compete with many of the same companies as Holmes'. Rival also competes with a number of other companies across its broader product line. Significant competitors include Sunbeam/Oster, Hamilton Beach/Proctor Silex, Wayne Home Equipment, Masco, Nortek, Teledyne, National Presto, Salton/Maxim (Toastmaster) and West Bend. Several of these competitors each generate higher annual sales of small electric household appliances than Rival. Smaller manufacturers compete with Rival on a limited basis. A few European manufacturers, such as Braun, Group SEB and Moulinex, have established niches in the small electric household appliance market, particularly in the high-end department store trade.

     The Company believes that its most important competitive strengths are the quality, design and competitive pricing of its products, its attention to retailer and consumer needs, its access to major channels of distribution, the development of new products and innovation in existing products, its ability to provide timely shipment through its manufacturing and distribution facilities and the capabilities of its management team.

PATENTS AND TRADEMARKS

     Holmes holds a number of patents and trademarks registered in the United States, Canada, and other countries for various products and technologies. Additional patent applications are pending in the United States, Canada and Mexico. Holmes also registers trademarks on product names and unique features in the United States and other countries. The Company believes that none of Holmes' product lines is dependent upon any single patent, group of patents or other intellectual property rights.

     Rival holds many United States and foreign trademarks, and considers its various trademarks to be a valuable tool in the marketing of its products. Of particular importance are the Rival(R), Rival Select(R), Simer(R), Pollenex(R), Patton(R), Bionaire(R), White Mountain(R) and Crock-Pot(R) trademarks. In the course of its operations, Rival also files patent applications covering various aspects of the items produced. While Rival's mechanical and design patents in the aggregate are considered to be important, the Company believes that Rival's business is not dependent upon any single patent or group of patents.

REGULATION

     The Company is subject to federal, state and local regulations concerning the environment, occupational safety and health, trade-related issues and consumer products safety. Most of the Company's products are listed by Underwriters Laboratories, Inc. ("UL"), the Canadian Underwriters Laboratories, Inc. ("CUL"), or similar organizations in other markets. UL and CUL are independent, not-for-profit corporations engaged in the testing of products for compliance with certain public safety standards. The Company is also regulated by, and holds ongoing discussions regarding specific products with, the United States Consumer Products Safety Commission and the Canadian Standards Association. The Company believes that it is in material compliance with all of the regulations applicable to it. There can be no assurance, however, that such regulations will not negatively affect the Company in the future. The Company has implemented and is currently engaged in certain voluntary product recalls for which it has incurred expenses, and the Company may in the future incur expenses or accrue reserves for additional product recalls. The Company's operations could also be adversely affected by other regulations relating to its foreign operations, including changes in trade laws, increased import duties, import/export regulations and changes in foreign laws.

EMPLOYEES

     Holmes has approximately 4,300 employees, of which approximately 4,064 were located at the Company's manufacturing facilities in Dongguan, China, approximately 60 were located in Hong Kong and Taiwan and 176 were located in the United States and Canada at December 31, 1998.

     Rival has approximately 2,100 full-time employees, including approximately 250 salaried personnel. Historically, during August through November, employment increases by approximately 15%. Approximately 320 hourly employees at Rival's Flowood, Mississippi plant are represented by a labor organization under a collective bargaining agreement, which expires in December, 2001.

PROPERTIES

HOLMES

     The following table sets forth Holmes' principal facilities (all of which are leased), the primary activity at each of the facilities listed and the expiration date of the applicable lease.

LOCATION                          SIZE              PRIMARY USE      LEASE EXPIRATION
--------                          ----              -----------      ----------------
Milford, MA..............  83,000 square feet    Headquarters and       2001
                                                   Distribution
Dongguan, China (1)......  466,000 square feet   Manufacturing and      2006
                                                     Assembly
Dongguan, China (1)......  269,000 square feet  Motor Manufacturing     2006
Clinton, MA..............  207,000 square feet     Distribution         2000
Worcester, MA............  156,000 square feet     Distribution         2003
Vernon, CA...............  Varies                  Distribution        At will
Mississaugua, Ontario....  Varies                  Distribution        At will
Hong Kong................  10,300 square feet         Office            1999
Taipei, Taiwan...........  1,700 square feet          Office            2000

-------------------------

(1) These facilities are located in Guangdong Province, China, approximately 70 miles from Hong Kong. These facilities include 20 buildings on two separate campuses that include manufacturing, assembly, warehousing, and employee dormitory operations. The lease expiration date assumes the exercise of the Company's options to extend the lease on the primary manufacturing building.

RIVAL

     The following table sets forth information regarding Rival's principal facilities.

LOCATION                          SIZE                      PRIMARY USE              OWNED/LEASED
--------                   -------------------    -------------------------------    ------------
Kansas City, MO..........  32,000 square feet     General Offices                       Leased
Sedalia, MO..............  157,000 square feet    Manufacturing and Assembly             Owned
                           67,000 square feet     Manufacturing and Assembly            Leased
                           216,000 square feet    Warehousing and Distribution           Owned
Clinton, MO..............  164,000 square feet    Manufacturing and Assembly             Owned
                           279,000 square feet    Warehousing and Distribution           Owned
Sweet Springs, MO........  125,000 square feet    Manufacturing/Return Processing        Owned
Warrensburg, MO..........  68,000 square feet     Manufacturing and Assembly             Owned
Flowood, MS..............  142,000 square feet    Manufacturing                          Owned
Mississaugua, Ontario....  55,000 square feet     General Office, Warehousing and       Leased
                                                  Distribution
Oosterhout,
  Netherlands............  50,000 square feet     General Office, Warehousing and       Leased
                                                  Distribution
New Haven, IN*...........  302,000 square feet    Manufacturing and Distribution         Owned
Peru, IN*................  172,000 square feet    Warehousing                            Owned
Fayetteville, NC*........  282,500 square feet    Manufacturing and assembly             Owned

-------------------------

* Each of these facilities has been closed or is scheduled to be closed during 1999, and Rival plans to sell the properties. The New Haven, Indiana property is currently under agreement to be sold.

     Approximately 67,000 square feet of the Sedalia plant is occupied under a long-term lease, which gives Rival the option to purchase the property at a nominal cost. The general offices are occupied under a lease through 2005. The Mississauga and Netherlands facilities are each leased through July, 2002.

LEGAL PROCEEDINGS

     The Company is involved in various legal proceedings incident to its normal business operations, including product liability and patent and trademark litigation. The Company believes that the outcome of such litigation will not have a material adverse effect on its business, financial condition or results of operations. The Company has product liability and general liability insurance policies in amounts it believes to be reasonable. There can be no assurance, however, that such insurance will be adequate to cover all potential product or other liability claims against the Company. The Company also faces exposure to product recalls in the event that its products are alleged to have manufacturing or safety defects. The Company does not maintain product recall insurance.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the persons who are directors and executive officers of the Company:

NAME                                 AGE                 POSITION
----                                 ---                 --------
Jordan A. Kahn.....................  57     President, Chief Executive Officer
                                            and Director
Stanley Rosenzweig.................  35     Chief Operating Officer and
                                            Director
Gregory F. White...................  35     Executive Vice President, Sales and
                                              Marketing and Director
Ira B. Morgenstern.................  46     Senior Vice President -- Finance
Fred Adair.........................  48     Senior Vice President, Human
                                              Resources and Organizational
                                              Performance
(Tommy) Woon Fai Liu...............  46     Managing Director of Holmes' Far
                                            East operations
David Dusseault....................  45     Chief Financial Officer
Richard K. Lubin...................  53     Director
Randy Peeler.......................  34     Director
Thomas K. Manning..................  57     Director

     JORDAN A. KAHN, founder of the Company, has served as President and Chief Executive Officer and a director since its organization in 1982. Since 1968, Mr. Kahn has also been President of Jordan Kahn Co., Inc. a manufacturer's representative representing small electric personal appliance manufacturers, including the Company, to retailers across the Northeast.

     STANLEY ROSENZWEIG has served the Company since 1991, initially as Vice President -- Operations, and since 1993 as Chief Operating Officer and a director. From 1987 to 1988, Mr. Rosenzweig served as a management consultant with Bain & Company, and from 1988 to 1989 as a sales manager with Jolson Corporation, a Canadian appliance company.

     GREGORY F. WHITE has served as Executive Vice President, Sales and Marketing since 1995, and from 1993 to 1995 as Vice President Marketing. He became a director of the Company in 1997. Mr. White served as Account Supervisor at Ammirati & Puris, an advertising agency, from 1992 to 1993 and as Account Manager at the advertising agency D'Arcy, Masius, Benton & Bowles from 1991 to 1992.

     IRA B. MORGENSTERN joined the Company as Senior Vice President Finance in August, 1998 from Diageo, PLC, a combination of the food and beverage businesses of Grand Metropolitan PLC and Guinness PLC, where he spent over six years in a number of financial management positions in the U.S. and London, including Vice President of Strategic Marketing Finance in the U.S. drinks division. Prior to Diageo, Mr. Morgenstern served as Vice President of Ditri Associates, Inc., a leveraged acquisition firm, consultant for Touche Ross, and internal auditor with Atlantic Richfield.

     FRED ADAIR joined Holmes as Senior Vice President, Human Resources and Organizational Performance in May, 1998 following a 17-year career at Mercer

Management Consulting. Mr. Adair was Vice President and Partner in charge of Mercer's reengineering and organization change practice from 1992 to 1996, and built a significant practice focused on the organizational performance challenges of growth companies.

     (TOMMY) WOON FAI LIU became Managing Director of the Company's Far East operations upon the closing of the 1997 Transactions. From 1993 to 1997, Mr. Liu served as Chief Financial Officer and Executive Director of Asco General Supplies Far East Limited, a subsidiary of Pentland, as well as Executive Director of Holmes Far East since 1994. From 1989 to 1993, Mr. Liu was Finance Director for Johnson & Johnson Hong Kong.

     DAVID DUSSEAULT has served as Chief Financial Officer of the Company since 1992 and from 1988 to 1992 as Controller of the Company. From 1981 to 1987, Mr. Dusseault served as Controller at Leach and Garner Refining.

     RICHARD K. LUBIN is a Managing Director of Berkshire Partners, which he co-founded in 1986. He became a director of Holmes in 1997, and has been a director of many of Berkshire's manufacturing, retailing and transportation investments, including, among others, InteSys Technologies, Inc. and English Welsh & Scottish Railway, Ltd. In addition, Mr. Lubin is Treasurer of the Dana-Farber Cancer Institute and a Trustee of Beth Israel Deaconess Medical Center.

     RANDY PEELER is a Vice President of Berkshire Partners, where he has been employed since 1996. From 1994 to 1996, he was responsible for new business ventures at Health Advances, a healthcare industry consulting firm. From 1993 to 1994, he served as Chief of Staff to the Assistant Secretary for Economic Policy at the U.S. Department of the Treasury. Prior to that, he was a consultant with Cannon Associates. Mr. Peeler became a director of Holmes in 1997, and also serves as a director of Miami Cruisline Services, B.V., Charrette Corporation and Weigh-Tronix, Inc.

     THOMAS K. MANNING became a director of the Company in February, 1999 upon the closing of the Rival Acquisition. He was Chairman of the Board and Chief Executive Officer of Rival, and has served with Rival for over 20 years.

COMPENSATION OF EXECUTIVE OFFICERS

     The following Summary Compensation Table sets forth information concerning the compensation paid or accrued by the Company with respect to the Company's Chief Executive Officer and certain other persons who served as executive officers of the Company during the fiscal year ended December 31, 1998.

                                              ANNUAL                               LONG-TERM COMPENSATION
                                           COMPENSATION                         -----------------------------
                                        -------------------    OTHER ANNUAL     STOCK OPTION     ALL OTHER
NAME AND PRINCIPAL POSITION              SALARY      BONUS     COMPENSATION(1)      SHARES       COMPENSATION
---------------------------             --------    --------   ---------------   ------------   --------------
Jordan A. Kahn.................  1998   $402,776    $200,000       $23,400         297,717        $       --
  President and Chief            1997    311,905     770,000        31,200              --         3,964,000(2)
  Executive Officer              1996    300,000     825,000        31,200              --                --
Stanley Rosenzweig.............  1998    253,960     125,000        15,600         297,717             4,800(6)
  Chief Operating Officer        1997    228,859     296,000        15,600              --         1,984,324(3)
                                 1996    200,000     225,000        15,600              --           632,892(4)
Gregory F. White...............  1998    205,054     100,000        10,200         297,717             4,800(6)
  Executive Vice President,      1997    173,800     148,000        10,200              --           509,237(5)
  Sales and Marketing            1996    150,000     112,500        10,200              --             4,673(6)
(Tommy) Woon Fai Liu...........  1998    200,000     100,000        43,701          60,000                --
  Managing Director of           1997    270,513(7)   66,667(8)      2,083             --                 --
  Holmes Far East                1996    200,000(7)   25,000(8)         --             --                 --
David Dusseault(9).............  1998    109,739      25,000            --          14,100             4,073(6)
  Chief Financial Officer        1997     90,803      50,000            --              --             4,552(6)

-------------------------

(1) Primarily represents automobile allowance, annual living expense allowance or annual lease payments on automobile provided by the Company.

(2) Represents bonuses paid in connection with the 1997 Transactions pursuant to a previous employment agreement with the Company.

(3) Includes $9,500 representing the Company's matching contribution under its 401(k) plan, $20,824 paid in 1997 on account of a previous employment agreement with the Company and $1,954,000 which was paid in connection with the 1997 Transactions.

(4) Includes $9,500 representing the Company's matching contribution under its 401 (k) plan, $77,392 paid in 1996 on account of a previous employment agreement with the Company and $546,000 accrued for 1996 which was paid in connection with the 1997 Transactions.

(5) Includes $9,237 representing the Company's matching contribution under its 401(k) plan and $500,000 which was paid in connection with the 1997 Transactions.

(6) Represents the Company's matching contribution under its 401(k) plan.

(7) Includes compensation paid to Mr. Liu by the Company and by an affiliate of Pentland.

(8) Does not include any amounts paid by affiliates of Pentland for services rendered to such affiliates.

(9) Mr. Dusseault did not earn in excess of $100,000 in 1996.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table describes stock options granted during 1998 to the executive officers set forth in the Summary Compensation Table above.

                                                                                           POTENTIAL
                                                                                          REALIZABLE
                                                                                       VALUE AT ASSUMED
                                    NUMBER OF    PERCENT OF                             ANNUAL RATE OF
                                    SECURITIES     TOTAL                                  STOCK PRICE
                                    UNDERLYING    OPTIONS                              APPRECIATION FOR
                                     OPTIONS     GRANTED TO   EXERCISE                 OPTION TERM($)(2)
                                     GRANTED     EMPLOYEES     PRICE     EXPIRATION   -------------------
NAME                                  (#)(1)      IN 1997      ($/SH)       DATE        5%         10%
----                                ----------   ----------   --------   ----------   -------   ---------
Jordan A. Kahn....................   297,717        20.2%       3.50      11-26-07    574,489   1,414,994
Stanley Rosenzweig................   297,717        20.2%       3.50      11-26-07    574,489   1,414,994
Gregory F. White..................   297,717        20.2%       3.50      11-26-07    574,489   1,414,994
(Tommy) Woon Fai Liu..............    60,000         4.1%       3.50      11-26-07    115,779     285,169
David Dusseault...................    14,100         1.0%       3.50      11-26-07     59,858     147,432

-------------------------

(1) These options to purchase the Company's common stock were granted under the Company's 1997 Stock Option Plan. Approximately one-half of each option grant consists of "incentive stock options" (except for Mr. Kahn, who received only non-qualified options), vesting over a five-year period. The remaining options are non-qualified options whose vesting is tied to specific Company performance measures.

(2) Net gains from potential stock option exercises are estimated based on assumed rates of stock price appreciation over the options' terms, as set forth in rules promulgated by the Securities and Exchange Commission, and are not intended to forecast future appreciation of the Company's common stock. The actual net gains, if any, are dependent on the actual future performance of the common stock, for which there is currently no public market.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR END VALUES

     The following table sets forth certain information concerning the number and value of unexercised options to purchase the Company's common stock at February 5, 1999, the date the Rival Acquisition was consummated.

                                                               NUMBER OF SHARES            VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED             IN-THE-MONEY
                                SHARES         VALUE        OPTIONS AT YEAR-END(#)             OPTIONS($)(1)
                              ACQUIRED ON    REALIZED     ---------------------------   ---------------------------
NAME                          EXERCISE(#)       ($)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          -----------   -----------   -----------   -------------   -----------   -------------
Jordan A. Kahn..............      --            --          28,700         269,017        44,198         414,286
Stanley Rosenzweig..........      --            --          28,700         269,017        44,198         414,286
Gregory F. White............      --            --          28,700         269,017        44,198         414,286
(Tommy) Woon Fai Liu........      --            --              --          60,000            --          92,400
David Dusseault.............      --            --              --          14,100            --          21,714

-------------------------
(1) Represents the assumed value of shares of the Company's common stock covered by outstanding options, less the aggregate option exercise price. There is currently no public market for the Company's common stock, and no valuation of such common stock existed as of December 31, 1998. The price of the common stock, valued on February 5, 1999, the date of the Rival Acquisition, was $5.04 per share.

COMPENSATION OF DIRECTORS

     The Company does not currently compensate its directors for services rendered in such capacity.

EMPLOYMENT AGREEMENTS

     Messrs. Kahn, Rosenzweig, White and Liu (the "Executives") have entered into Employment and Non-Competition Agreements with the Company (or with Esteem Industries Limited, an indirect subsidiary of the Company, in the case of Mr.
Liu), which provide for their continued employment in their present capacities for an initial term through December 31, 2000. Each agreement will thereafter renew for consecutive one-year terms unless terminated by either party. Under these agreements, Mr. Kahn was entitled to a base salary of $400,000 per year, Mr. Rosenzweig is entitled to a base salary of $250,000 per year, Mr. White is entitled to a base salary of $200,000 per year, and Mr. Liu is entitled to a base salary of $200,000 per year plus a $25,000 living expense allowance per year. In addition, each Executive is entitled to an annual performance bonus equal to up to 50% of his base salary based on achievement of certain performance criteria. In connection with the Transactions, Mr. Kahn's employment agreement was amended to provide for an initial term of three years from the Closing Date and a base salary of $500,000 per year. The Board of Directors has exercised its discretion under these agreements to increase the base salaries payable to Messrs. Rosenzweig and White for 1999.

1997 STOCK OPTION PLAN

     Holmes' 1997 Stock Option Plan, as amended (the "Option Plan"), provides for the grant of incentive stock options and non-qualified stock options to directors, management, and other employees of Holmes. The options and the common shares purchasable upon exercise of options are subject to certain restrictions and vesting schedules, which are generally time-based in the case of incentive stock options and with accelerated vesting provisions based on performance measures in the case of non-qualified options. The exercise price of options is equal to the fair market value of the common shares at the time of issuance of such options. In order to provide for the Company's larger size and the addition of Rival's employees following the Rival Acquisition, the Option Plan was amended to increase the number of shares available for grant from 1,563,020 shares to 4,260,978 shares.

EMPLOYEE STOCK PURCHASE PLAN

     Holmes also maintains an Employee Stock Purchase Plan (the "Purchase Plan"), which permits selected employees to purchase restricted shares of Holmes' common stock. An aggregate of 350,000 shares have been purchased, or are available for future purchases, under the Purchase Plan.

                                SHARE OWNERSHIP

     The following table sets forth certain information regarding the beneficial ownership of the Company's common stock. Except as indicated in the footnotes to this table, the Company believes that the persons named in this table have sole voting and investment power with respect to all shares of common stock indicated.

NAME AND ADDRESS OF                               NO. OF           PERCENT OF
BENEFICIAL OWNER(1)                               SHARES      OUTSTANDING SHARES(2)
-------------------                             ----------    ---------------------
Berkshire Fund IV, Limited Partnership(3).....  15,052,594            74.2%
  Berkshire Fund V, Limited Partnership
  c/o Berkshire Partners LLC
  One Boston Place
  Boston, MA 02108
Jordan A. Kahn(4).............................   2,621,330            12.9
Bain Securities, Inc.(5)......................     928,992             4.6
  c/o Bain Capital, Inc.
  2 Copley Place
  Boston, MA 02116
Stanley Rosenzweig (4)........................     314,596             1.6
Gregory F. White (4)..........................     200,238         *
(Tommy) Woon Fai Liu(4).......................     139,987         *
David Dusseault(4)............................      14,359         *
Richard Lubin(6)..............................  15,052,594            74.2
Thomas K. Manning.............................     100,000         *
Randy Peeler(6)...............................  15,052,594            74.2
All directors and executive officers as a
  group (10 persons)(7)(8)....................  18,531,711            91.0

-------------------------

 *  Less than 1.0%

(1) Unless otherwise specified, the address of each person is c/o Holmes Products Corp., 233 Fortune Boulevard, Milford, MA 01757.

(2) Beneficial ownership is determined in accordance with the rules of the Commission and reflects general voting power and/or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable are deemed outstanding.

(3) Includes shares beneficially owned by certain other affiliates of Berkshire Partners.

(4) Includes shares which may be held by family members or affiliates and shares subject to stock options. With respect to Mr. Kahn, includes 194,472 shares held in trust for employees of the Company as to which Mr. Kahn is voting trustee. Mr. Kahn disclaims beneficial ownership of such shares.

(5) Includes shares beneficially owned by an affiliated investment entity.

(6) This person is affiliated with Berkshire Partners and may be deemed to have a beneficial interest in certain of the shares held by its affiliates. This person disclaims beneficial ownership of such shares.

(7) Includes shares referred to in Note 6.

(8) Includes the following shares subject to stock options that are exercisable:
    28,700 option shares held by each of Messrs. Kahn, Rosenzweig and White, 5,784 option shares held by Mr. Liu and 1,359 option shares held by Mr. Dusseault.

                              CERTAIN TRANSACTIONS

     Pursuant to a letter agreement dated December 10, 1998 with two investment funds affiliated with Berkshire Partners (the "Letter Agreement"), Berkshire Partners received a fee of $2.0 million from the Company as of the closing of the Rival Acquisition. Pursuant to a Management Agreement (the "Management Agreement"), entered into in November, 1997 in connection with the 1997 Transactions, Berkshire Partners received a $1.5 million fee from the Company and an annual fee of $400,000 per year for the provision of management and advisory services to the Company. The Letter Agreement increases the annual management fee to $500,000 following the closing of the Rival Acquisition. The Management Agreement will be in effect until November, 2002, provided that the Management Agreement will terminate on the later of the first date that (i) Berkshire Partners owns less than 40.0% of the Company's common stock on a fully diluted basis, and (ii) Berkshire Partners owns fewer common shares than the members of the Company's management, taken as a group, or fewer shares than any other single stockholder. Berkshire Partners is also entitled to designate two of the Company's directors and has the right, at its election, to increase the size of the Board of Directors and the number of directors designated by it by an additional two directors. From time to time, the Company may pay additional consulting or other fees to Berkshire Partners.

     Since its inception in 1982, the Company has retained Jordan Kahn Co., Inc. ("JKC"), a corporation owned by Jordan A. Kahn, to serve as a sales representative for the Company in the northeastern United States. Pursuant to a representation agreement between the Company and JKC, the Company has agreed to pay to JKC a commission on net sales to JKC's customers in its territory, which fee is the same fee paid by the Company to other unaffiliated sales representatives organizations representing the Company in other territories throughout the United States. Pursuant to this arrangement, the Company paid a total of $480,000, $367,000 and $368,000 to JKC for the years ended December 31, 1996, 1997 and 1998, respectively.

     In connection with the 1997 Transactions, the Company purchased a portion of the shares of common stock of Holmes beneficially owned by an affiliate of Pentland, the Company's former majority stockholder, and issued to the Pentland affiliate a warrant to purchase shares of the Company's common stock under certain circumstances. In addition, the Company entered into new employment agreements with Messrs. Kahn, Rosenzweig, White and Liu, and made certain payments to Messrs. Kahn, Rosenzweig and White in connection with the 1997 Transactions.

     During 1993, the Company entered into a revolving credit facility with an affiliate of Pentland, pursuant to which such affiliate provided short-term loans to the Company. Another affiliate of Pentland provided the Company with trade acceptance and letter of credit financing for its purchases from foreign manufacturers. The Company paid a commission for administrative services related to the processing of these trade acceptances. In conjunction with the 1997 Transactions, all of the financing facilities provided by Pentland and its affiliates were terminated and paid in full. In addition, a net payable of $10.0 million due to affiliates of Pentland was repaid in connection with the 1997 Transactions. See Note 3 of Notes to the Company's Consolidated Financial Statements incorporated by reference herein.

     In connection with the Transactions, the Company retained an affiliate of Bain Securities, Inc., a stockholder of the Company, to perform acquisition consulting services, for which the Company paid approximately $300,000 during 1998. This affiliate continues to provide post-acquisition consulting services for the Company.

                         DESCRIPTION OF CREDIT FACILITY

     On February 5, 1999, Holmes, Rival and their subsidiaries (collectively, the "Borrowers") entered into a $325.0 million revolving credit facility with BankBoston, N.A. ("BankBoston"), and BancBoston Robertson Stephens, Inc. ("BRS"), as arranger. This senior bank credit facility is comprised of a tranche A term loan of $40.0 million and a tranche B term loan of $85.0 million (collectively, the "Term Loan Facility") and a revolving credit facility of up to $200.0 million (the "Revolving Credit Facility" and, together with the Term Loan Facility, the "Credit Facility"). The Credit Facility is secured by substantially all of the assets of the Borrowers, and a pledge of stock of the subsidiaries of Holmes, including all the shares of Common Stock of Rival.

     MATURITY; AMORTIZATION. The tranche A term loans have a final maturity date of February 5, 2005, and will be amortized in quarterly installments in specified increments over the term. The tranche B term loans have a final maturity date of February 5, 2007, with quarterly amortization in specified increments over the term. The Revolving Credit Facility has a final maturity date of February 5, 2005. Repayment of the Term Loans will be provided out of the cash flow of the Borrowers or proceeds of further debt or equity financings, and the Revolving Credit Facility will either be extended at maturity, or refinanced through further debt or equity financings, although the Company has no commitments for any such extension or refinancings at the present time.

     INTEREST. The Revolving Credit Facility and the tranche A term loan bear interest, at Holmes' option, at the Alternate Base Rate (as defined below) or a LIBOR rate, plus specified margins based on the ratio of Borrowers' Total Debt to EBITDA (each as defined therein). The Alternate Base Rate is the greater of BankBoston's base rate as announced from time to time and the federal funds effective rate plus 0.50%. The applicable margins is initially set at the Alternate Base Rate plus 1.25% or the LIBOR rate plus 3.00%. Interest on the tranche B term loan bears interest, at the Company's option, at the Alternate Base Rate plus 1.75% or LIBOR plus 3.50%.

     ADDITIONAL TERMS AND CONDITIONS. The Credit Facility provides for customary additional terms and conditions, including: (1) restrictions on the Borrowers' activity with respect to capital expenditures, liens, negative pledges, additional indebtedness, contingent liabilities, investments, dividends, distributions and management fees, affiliate transactions, mergers, acquisitions, joint ventures, asset sales and sale leasebacks; (2) restrictions on the Borrowers' ability to voluntarily prepay indebtedness other than under the Credit Facility; (3) ERISA and environmental covenants; (4) satisfactory insurance requirements; and (5) customary events of default, including without limitation, a cross default to other indebtedness and a change of control default.

     The Credit Facility also requires the Company to maintain certain customary financial ratios, measured on a consolidated basis, including without limitation minimum interest coverage ratios and maximum ratios of total debt to EBITDA.

                       DESCRIPTION OF THE EXCHANGE NOTES

GENERAL

     The Exchange Notes will be issued pursuant to the Indenture among the Company, the Guarantors and State Street Bank and Trust Company, as trustee (the "Trustee"). The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Exchange Notes are subject to all such terms, and holders of the Exchange Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the Indenture and Registration Rights Agreement will be made available as set forth below under the caption "-- Additional Information." The definitions of certain terms used in the following summary are set forth below under the caption "-- Certain Definitions." For purposes of this Description of the Exchange Notes, the term "Company" refers only to Holmes Products Corp. and not to any of its Subsidiaries.

     The Exchange Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Debt of the Company. As of December 31, 1998, after giving pro forma effect to the Transactions, the Company would have had approximately $244.2 million of Senior Debt outstanding, including outstanding borrowings under the Credit Facility. In addition, the Company would have had $81.6 million of additional borrowings available under the Credit Facility. The Indenture will permit the Company to incur additional indebtedness, including additional Senior Debt, subject to certain restrictions. See "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

     All of the Company's Subsidiaries are Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries are not subject to many of the restrictive covenants set forth in the Indenture. The Company's payment obligations under the Exchange Notes are jointly and severally guaranteed, on a senior subordinated basis, by all of the Company's Domestic Restricted Subsidiaries. See "-- Subsidiary Guarantees."

PRINCIPAL, MATURITY AND INTEREST

     The Exchange Notes will be limited in aggregate principal amount to $31,250,000 and will mature on November 15, 2007. Interest on the Exchange Notes will accrue at the rate of 9 7/8% per annum and will be payable semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 1999, to holders of record on the immediately preceding May 1 and November 1. Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of and premium, interest and Liquidated Damages, if any, on the Exchange Notes will be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the holders of the Exchange Notes at their respective addresses set forth in the register of holders of the Exchange Notes; provided that all payments of principal, premium, interest and Liquidated Damages, if any, with respect to the Exchange Notes the holders of which have given wire transfer instructions to the Trustee will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. Until otherwise designated by the Company, the Company's office or agency will be the office of the Trustee maintained for such purpose. The Exchange Notes will be issued in denominations of $1,000 and integral multiples thereof.

SUBORDINATION

     The payment of principal of and premium, interest and Liquidated Damages, if any, on the Exchange Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash or Cash Equivalents of all Senior Debt of the Company. The Exchange Notes will rank pari passu with the Old Notes. Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of such Senior Debt (including Post-Petition Interest) before the holders of the Exchange Notes will be entitled to receive any payment with respect to the Exchange Notes, and until all Obligations with respect to Senior Debt are paid in full in cash or Cash Equivalents, any distribution to which the holders of the Exchange Notes would be entitled shall be made to the holders of Senior Debt (except that holders of the Exchange Notes may receive Permitted Junior Securities and payments made from the trust described under the caption "-- Legal Defeasance and Covenant Defeasance").

     The Company also may not make any payment upon or in respect of the Exchange Notes, including pursuant to the redemption provisions of the Indenture and pursuant to an offer to repurchase the Exchange Notes following a Change of Control or with Excess Proceeds of Asset Sales (except, in each case, in Permitted Junior Securities or from the trust described under the caption
"-- Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of or premium, or interest on any Designated Senior Debt occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to any Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and, in the case of clause (ii), the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the agent under (in the case of the Credit Facility), or the holders of, such Designated Senior Debt. Payments on the Exchange Notes may and shall be resumed
(a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced pursuant to clause (ii) above unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of at least 30 days.

     The Indenture will further require that the Company promptly notify holders of Senior Debt if payment of the Exchange Notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders of the Exchange Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. As of December 31, 1998, after giving pro forma effect to the Transactions, the Company would have had approximately $244.2 million of Senior Debt outstanding, including outstanding borrowings under the Credit Facility. In addition, the Company would have had approximately $81.6 million of additional borrowings available under the Credit Facility. The Company will be able to incur additional Senior Debt in the future, subject to certain limitations. See
"-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

SUBSIDIARY GUARANTEES

     The Company's payment obligations under the Exchange Notes will be jointly and severally guaranteed by each of the Company's current and future Domestic Restricted Subsidiaries. The Guarantee of each Guarantor will be subordinated in right of payment to all existing and future Senior Debt of such Guarantor to the same extent as the Exchange Notes are subordinated to Senior Debt of the Company. See "-- Subordination." As of December 31, 1998, after giving pro forma effect to the Transactions, the Guarantors would have had approximately $243.4 million of Senior Debt outstanding, including borrowings under or guarantees of the Company's obligations under the Credit Facility. The Indenture will permit the Company's Subsidiaries to incur additional indebtedness, including additional Senior Debt, subject, in the case of the Company's Restricted Subsidiaries, to certain restrictions. See "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

     The Indenture provides that in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor (other than to the Company or another Domestic Restricted Subsidiary), or in the case the Company designates a Guarantor to be an Unrestricted Subsidiary in accordance with the Indenture, then such Guarantor will be released and relieved of any obligations under its Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "-- Repurchase at Option of Holders -- Asset Sales."

OPTIONAL REDEMPTION

     The Exchange Notes will not be redeemable at the Company's option prior to November 15, 2002. Thereafter, the Exchange Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on November 15 of the years indicated below:

YEAR                                                  PERCENTAGE
----                                                  ----------
2002..............................................     104.938%
2003..............................................     103.292
2004..............................................     101.646
2005 and thereafter...............................     100.000

     Notwithstanding the foregoing, prior to November 15, 2000 (assuming full participation in the Exchange Offer), the Company may redeem up to an aggregate of 33% of the principal amount of the Exchange Notes at a redemption price of 109.875% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more offerings of Equity Interests (other than Disqualified Stock) of the Company; provided that (i) at least 67% of the principal amount of the Exchange Notes remain outstanding immediately after the occurrence of each such redemption and (ii) notice of such redemption shall be given within 90 days of the date of the consummation of each such public offering.

SELECTION AND NOTICE

     If less than all of the Exchange Notes are to be redeemed at any time, selection of the Exchange Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Exchange Notes are listed, or, if the Exchange Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Exchange Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of the Exchange Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. The Exchange Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on the Exchange Notes or portions of them called for redemption.

MANDATORY REDEMPTION

     Except as set forth below under the caption "-- Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Exchange Notes.

REPURCHASE AT THE OPTION OF HOLDERS

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, the Company will be obligated to make an offer (a "Change of Control Offer") to each holder of the Exchange Notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Exchange Notes at an offer price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase (the "Change of Control Payment"). Within 30 days following a Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase the Exchange Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Exchange Notes as a result of a Change of Control.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all Exchange Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Exchange Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Exchange Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Exchange Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each holder of Exchange Notes so tendered the Change of Control Payment for such Exchange Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Exchange Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Exchange Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Exchange Notes to require that the Company repurchase or redeem the Exchange Notes in the event of a takeover, recapitalization or similar transaction.

     The Credit Facility will prohibit, and future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may prohibit, the Company from purchasing any Exchange Notes following a Change of Control and/or provide that certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing the Exchange Notes, the Company could seek the consent of its lenders to the purchase of the Exchange Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Exchange Notes. The Company's failure to purchase tendered Exchange Notes following a Change of Control would constitute an Event of Default under the Indenture which would, in turn, constitute as default under the Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Exchange Notes. See "-- Subordination."

     The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Exchange Notes validly tendered and not withdrawn under such Change of Control Offer.

ASSET SALES

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset

Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (a) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Exchange Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (b) any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) shall be deemed to be cash for purposes of this provision.

     Within 360 days of the receipt of any Net Proceeds from an Asset Sale, the Company or any of its Restricted Subsidiaries may apply such Net Proceeds, at its option, (i) to repay Senior Debt of the Company or any of its Restricted Subsidiaries or to provide cash collateral with respect to any letters of credit outstanding under the Credit Facility (and, in each case, to correspondingly reduce commitments with respect thereto in the case of revolving borrowings) or
(ii) to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other long-term assets. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Senior Debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer to all holders of Exchange Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Exchange Notes that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Exchange Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of the Exchange Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Exchange Notes to be purchased on a pro rata basis. Upon completion of an Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

RESTRICTED PAYMENTS

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to any direct or indirect holders of the Company's Equity Interests in their capacity as such (other than dividends or distributions (a) payable in Equity Interests (other than Disqualified Stock) of the Company or (b) to the Company or any Wholly Owned Restricted Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Restricted Subsidiary of the Company); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Restricted Subsidiary that is subordinated to the Exchange Notes or any Guarantee thereof, except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

     (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

     (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption
         "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" and

     (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Closing Date (excluding Restricted Payments permitted by clause (ii) through (iv) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from January 1, 1998 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus
         (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since November 26, 1997 of Equity Interests of the Company (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) 50% of any dividends received by the Company or a Wholly Owned Restricted Subsidiary after November 26, 1997 from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in Consolidated Net Income of the Company for such period.

     The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such

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

redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;
(iv) payments pursuant to the Transactions as described under "The Transactions; Use of Proceeds" and "Management -- Employment Agreements;" (v) so long as no Default or Event of Default shall have occurred and be continuing immediately after such transaction, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Restricted Subsidiaries') management or board of directors pursuant to any management equity subscription agreement, stock option agreement or other similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed the sum of (a) $500,000 in any twelve-month period plus (b) the aggregate net proceeds received by the Company from the issuance after the Closing Date of Equity Interests (other than Disqualified Stock) of the Company to members of management or the Board of Directors of the Company or any of its Restricted Subsidiaries; provided that the amount of any such net cash proceeds that are utilized for any such repurchase, redemption or other acquisition or retirement shall be excluded from clause (c)(ii) of the preceding paragraph; and (vi) payments to Berkshire Partners pursuant to the Management Agreement in an amount not to exceed $400,000 in any calendar year.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined in good faith by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (i) the net book value of such Investments at the time of such designation, (ii) the fair market value of such Investments at the time of such designation and (iii) the original fair market value of such Investments at the time they were made. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the definition of an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence immediately following such designation.

INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock (other than to the Company or another Restricted Subsidiary); provided, however, that the Company and its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) and the Company's Restricted Subsidiaries may issue shares of preferred stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock had been issued at the beginning of such four-quarter period.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following (collectively, "Permitted Debt"):

     (i) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness under the Credit Facility in an aggregate amount not to exceed the greater of (a) $100.0 million at any time outstanding, less the aggregate amount of all Net Proceeds of Asset Sales applied to repay any such Indebtedness pursuant to clause (i) of the second paragraph of the covenant described above under the caption
           "-- Repurchase at the Option of Holders -- Asset Sales" or (b) the sum of 80% of the accounts receivable plus 50% of the inventory, in each case of the Company and its Restricted Subsidiaries, net of reserves, as shown on the most recent balance sheet of the Company and its Restricted Subsidiaries;

     (ii) the incurrence by the Company and the Guarantors of Indebtedness represented by the Exchange Notes and the Guarantees thereof;

     (iii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

     (iv) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that was permitted to be incurred by the first paragraph of this covenant, or by clauses (ii) through (viii) of the second paragraph of this covenant;

     (v) the incurrence of Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; provided, however, that
            (a) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full of all Obligations with respect to the Exchange Notes and (b) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary, and any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

     (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding;

     (vii) the incurrence by the Company and its Restricted Subsidiaries of additional Indebtedness in an aggregate amount not to exceed $15.0 million at any time outstanding; and

     (viii) the guarantee by the Company or any of the Guarantors of Indebtedness that was permitted to be incurred by another provision of this covenant.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (viii) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

LIENS

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the

Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the Closing Date, (b) the Credit Facility as in effect as of the Closing Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Credit Facility as in effect on the Closing Date, (c) the Indenture, the Exchange Notes and the Guarantees thereof, (d) applicable law, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (f) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, or (i) restrictions with respect to a Subsidiary of the Company imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all of the Capital Stock or all or substantially all of the assets of such Subsidiary.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Indenture provides that neither the Company nor any Guarantor may consolidate or merge with or into (whether or not the Company or such Guarantor, as the case may be, is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company or such Guarantor, as the case may be, is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company or such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company or such Guarantor) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company or such Guarantor, as the case may be, under the Exchange Notes or such Guarantor's Guarantee thereof and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company or a Guarantor with or into the Company or a Wholly Owned Restricted Subsidiary of the Company, the Company, such Guarantor or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company or such Guarantor), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (a) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (b) will, at the time of such transaction and after giving pro forma effect thereto (including pro forma expense and cost reductions) as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

TRANSACTIONS WITH AFFILIATES

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee
(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The foregoing provisions will not prohibit (i) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business, (ii) transactions between or among the Company and/or its Restricted Subsidiaries; and (iii) any Restricted Payment that is permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments."

LIMITATION ON OTHER SENIOR SUBORDINATED DEBT

     The Indenture provides that neither the Company nor any Guarantor will directly or indirectly incur any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of the Company or such Guarantor, as the case may be, and senior in any respect in right of payment to the Exchange Notes or such Guarantor's Guarantee thereof.

ADDITIONAL SUBSIDIARY GUARANTEES

     The Indenture provides that if the Company or any Guarantor shall acquire or create another Domestic Restricted Subsidiary after the date of the Indenture, or any Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary and shall become a Domestic Restricted Subsidiary, then such Subsidiary shall execute a guarantee of the Exchange Notes and deliver an opinion of counsel, in accordance with the terms of the Indenture.

PAYMENTS FOR CONSENT

     The Indenture provides that neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Exchange Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Exchange Notes unless such consideration is offered to be paid or is paid to all holders of the Exchange Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

REPORTS

     The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Exchange Notes are outstanding, the Company will furnish to the holders of the Exchange Notes (i) all quarterly and annual financial information (excluding exhibits and financial statement schedules) that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial information and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and its Restricted Subsidiaries will agree that, for so long as any Exchange Notes remain outstanding, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Act.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the Exchange Notes (whether or not prohibited by the subordination provisions of the Indenture), (ii) default in payment when due of the principal of or premium, if any, on the Exchange Notes (whether or not prohibited by the subordination provisions of the Indenture);
(iii) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions "-- Repurchase at the Option of Holders -- Change of Control," "-- Repurchase at the Option of Holders -- Asset Sales," "-- Certain Covenants -- Restricted Payments," "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" or "-- Certain Covenants -- Merger, Consolidation or Sale of Assets;" (iv) failure by the Company or any of its Restricted Subsidiaries for 60 days after written notice by the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes to comply with any of its other agreements in the Indenture or the Exchange Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Closing Date, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness at final maturity (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million and either (a) any creditor commences enforcement proceedings upon any such judgment or (b) such judgments are not paid, discharged or stayed for a period of 60 days; (vii) except as permitted by the Indenture, any guarantee of the Exchange Notes shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its guarantee; and (viii) certain events of bankruptcy or insolvency with respect to the Company, any of its Restricted Subsidiaries that constitutes a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

     If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Exchange Notes to be due and payable immediately, provided that so long as any Indebtedness permitted to be incurred pursuant to the Credit Facility shall be outstanding, no such acceleration shall be effective until the earlier of (i) acceleration of any Indebtedness under the Credit Facility or
(ii) five business days after the giving of written notice of such acceleration to the Company. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any of its Restricted Subsidiaries that would constitute a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Exchange Notes may not enforce the Indenture or the Exchange Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Exchange Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Exchange Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Exchange Notes. If an Event of Default occurs prior to November 15, 2002 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Exchange Notes prior to such date, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Exchange Notes.

     The holders of a majority in aggregate principal amount of the Exchange Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Exchange Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Exchange Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, INCORPORATORS AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or such Guarantor under the Exchange Notes, any Guarantee thereof, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Exchange Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and to have each Guarantor's obligation discharged with respect to its Guarantee of the Exchange Notes ("Legal Defeasance") except for (i) the rights of holders of outstanding Notes to receive payments in respect of the principal of and premium, interest and Liquidated Damages, if any, on the Exchange Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Exchange Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's and the Guarantors' obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and each Guarantor released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Exchange Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under the caption "Events of Default" will no longer constitute an Event of Default with respect to the Exchange Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Exchange Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, interest and Liquidated Damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Exchange Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Closing Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture, the Exchange Notes and the Guarantees thereof may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Exchange Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture, the Exchange Notes or the Guarantees thereof may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder): (i) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Exchange Notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, interest or Liquidated Damages, if any, on the Exchange Notes (except a rescission of acceleration of the Exchange Notes by the holders of at least a majority in aggregate principal amount of the Exchange Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Exchange Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or premium, interest or Liquidated Damages, if any, on the Exchange Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders"), (viii) release any Guarantor from its Guarantee of the Exchange Notes except as provided in the Indenture, or (ix) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of
Article 10 of the Indenture (which relate to subordination) will require the consent of the holders of at least 75% in aggregate principal amount of the Exchange Notes then outstanding if such amendment would adversely affect the rights of holders of Notes.

     Notwithstanding the foregoing, without the consent of any holder of Notes, the Company, a Guarantor (with respect to a Guarantee of the Exchange Notes) and the Trustee may amend or supplement the Indenture, the Exchange Notes or any Guarantee thereof to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's or any Guarantor's obligations to holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company or any Guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Holmes Products Corp., 233 Fortune Boulevard, Milford, Massachusetts 01757, Attention: Chief Financial Officer.

BOOK-ENTRY, DELIVERY AND FORM

     The certificates representing the Exchange Notes will be issued in fully registered form. Except as described in the next paragraph, the Exchange Notes initially will be represented by a single, permanent global Exchange Note, in definitive, fully registered form without interest coupons (the "Global Exchange Note") and will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co. or such other nominee as DTC may designate. The Global Exchange Note (and any Exchange Notes issued in exchange therefor) will be subject to certain restrictions on transfer set forth therein and in the Indenture and will bear the respective legends regarding such restrictions.

     Holders of Exchange Notes who elect to take physical delivery of their certificates instead of holding their interest through the Global Exchange Note (collectively referred to herein as the "Non-Global Holders") will be issued in registered form a certificated Exchange Note ("Certificate Exchange Note"). Upon the transfer of any Certificated Exchange Note initially issued to a Non-Global Holder, such Certificated Exchange Note will, unless the transferee requests otherwise or the Global Exchange Note has previously been exchanged in whole for Certificated Exchange Notes, be exchanged for an interest in the Global Exchange Note.

     The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only thorough the Depositary's Participants or the Depositary's Indirect Participants.

     The Company expects that, pursuant to procedures established by the Depositary, (i) upon deposit of the Global Exchange Notes, the Depositary will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Exchange Notes and (ii) ownership of the Exchange Notes evidenced by the Global Exchange Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Exchange Notes evidenced by the Global Exchange Notes will be limited to such extent. For certain other restrictions on the transferability of the Exchange Notes, see "Notice to Investors."

     So long as the Global Exchange Note Holder is the registered owner of any Exchange Notes, the Global Exchange Note holder will be considered the sole holder under the Indenture of any Exchange Notes evidenced by the Global Exchange Notes. Beneficial owners of Exchange Notes evidenced by the Global Exchange Notes will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Exchange Notes.

     Payments in respect of the principal of and premium, interest and Liquidated Damages, if any, on any Exchange Notes registered in the name of the Global Exchange Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Exchange Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Exchange Notes, including the Global Exchange Notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Exchange Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Exchange Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

ADDITIONAL INFORMATION CONCERNING EUROCLEAR AND CEDEL BANK

     Euroclear and Cedel Bank hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Cedel Bank provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Cedel Bank interface with domestic securities markets. Euroclear and Cedel Bank participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear and Cedel Bank is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with a Euroclear or Cedel Bank participant, either directly or indirectly. The Company will have no direct control over the clearance and settlement of such transactions.

     When beneficial interests are to be transferred from the account of a Participant (other than Morgan Guaranty Trust Company of New York and Citibank, N.A., as depositaries for Euroclear and Cedel Bank, respectively) to the account of a Euroclear participant or a Cedel Bank participant, the purchaser must send instructions to Euroclear or Cedel Bank through a participant at least one business day prior to settlement. Euroclear or Cedel Bank, as the case may be, will instruct Morgan Guaranty Trust Company of New York or Citibank, N.A. to receive the beneficial interests against payment. Payment will include interest attributable to the beneficial interest from and including the last payment date to and excluding the settlement date, on the basis of a calendar year consisting of twelve 30-day calendar months. For transactions settling on the 31st day of the month, payment will include interest accrued to and excluding the first day of the following month. Payment will then be made by Morgan Guaranty Trust Company of New York or Citibank, N.A., as the case may be, to the Participant's account against delivery of the beneficial interests. After settlement has been completed, the beneficial interests will be credited to the respective clearing systems and by the clearing system, in accordance with its usual procedures, to the Euroclear participants' or Cedel Bank participants' account. Credit for the beneficial interests will appear on the next business day (European time) and the cash debit will be back-valued to, and interest attributable to the beneficial interests will accrue from, the value date (which would be the preceding business day when settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the Euroclear or Cedel Bank cash debit will instead be valued as of the actual settlement date.

     Euroclear participants and Cedel Bank participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Euroclear or Cedel Bank. Under this approach, they may take on credit exposure to Euroclear or Cedel Bank until the beneficial interests are credited to their accounts one day later. Finally, day traders that use Euroclear or Cedel Bank and that purchase beneficial interests from Participants for credit to Euroclear participants or Cedel Bank participants should note that these trades would automatically fall on the sale side unless affirmative action were taken to avoid these potential problems.

     Due to time zone differences in their favor, Euroclear participants and Cedel Bank participants may employ their customary procedures for transactions in which beneficial interests are to be transferred by the respective clearing system, through Morgan Guaranty Trust Company of New York or Citibank, N.A., to another Participant. The seller must send instructions to Euroclear or Cedel Bank through a participant at least one business day prior to settlement. In these cases, Euroclear or Cedel Bank will instruct Morgan Guaranty Trust Company of New York or Citibank, N.A., as the case may be, to credit the beneficial interests to the Participant's account against payment. Payment will include interest attributable to the beneficial interest from and including the last payment date to and excluding the settlement date on the basis of a calendar year consisting of twelve 30-day calendar months. For transactions settling on the 31st day of the month, payment will include interest accrued to and excluding the first day of the following month. The payment will then be reflected in the account of the Euroclear participant or Cedel Bank participant the following business day, and receipt of the cash proceeds in the Euroclear or

Cedel Bank participant's account will be back-valued to the value date (which would be the preceding business day, when settlement occurs in New York). If the Euroclear participant or Cedel Bank participant has a line of credit with its representative clearing system and elects to draw on such line of credit in anticipation of receipt of the sale proceeds in its account, the back-valuation may substantially reduce or offset any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date (i.e., if trade fails), receipt of the cash proceeds in the Euroclear or Cedel Bank participant's account would instead be valued as of the actual settlement date.

CERTIFICATED SECURITIES

     Subject to certain conditions, any person having a beneficial interest in a Global Exchange Note may, upon request, exchange such beneficial interest for Exchange Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such certificated Exchange Notes would be subject to the legend requirements described herein under the caption "Notice to Investors." In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Exchange Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Exchange Note Holder of the Global Exchange Notes, Exchange Notes in such form will be issued to each person that the Global Exchange Note Holder and the Depositary identify as being the beneficial owner of the related Exchange Notes.

     Neither the Company nor the Trustee will be liable for any delay by the Global Exchange Note Holder or the Depositary in identifying the beneficial owners of Exchange Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Exchange Note Holder or the Depositary for all purposes.

SAME-DAY SETTLEMENT AND PAYMENT

     The Indenture requires that payments in respect of the Exchange Notes represented by the Global Notes (including principal, premium, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

     The Exchange Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Securities will also be settled in immediately available funds, although such settlement will not be within the Company's control.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     The Company, the Guarantors and the Initial Purchasers entered into the Registration Rights Agreement on February 5, 1999. Pursuant to the Registration Rights Agreement, the Company and the Guarantors agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes. If (i) the Company and the Guarantors are not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any holder of Transfer Restricted Securities notifies the Company prior to the 20th day following consummation of the Exchange Offer that (a) it is prohibited by law or Commission policy from participating in the Exchange Offer or (b) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or
(c) that it is a broker-dealer and owns Series C Notes acquired directly from the Company or an affiliate of the Company, the Company and the Guarantors will file with the Commission a Shelf Registration Statement to cover resales of the Exchange Notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company and the Guarantors will use their best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Series C Note until (i) the date on which such Series C Note has been exchanged by a person other than a broker-dealer for an Exchange
Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Series C Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Series C Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Series C Note is distributed to the public pursuant to Rule 144 under the Act.

     The Registration Rights Agreement provides that (i) the Company and the Guarantors will file an Exchange Offer Registration Statement with the Commission on or prior to 90 days after the date of the Indenture, (ii) the Company and the Guarantors will use their best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 150 days after the date of the Indenture, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue, on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all Series C Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company and the Guarantors will use their best efforts to file the Shelf Registration Statement with the Commission on or prior to 90 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 150 days after such obligation arises. If (a) the Company and the Guarantors fail to file any of the Registration Statements required by the Registration

Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness, (c) the Company fails to consummate the Exchange Offer within 30 business days of the effective date of the Exchange Offer Registration Statement or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company and the Guarantors will pay Liquidated Damages to each holder of Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default, in an amount equal to $.05 per week per $1,000 principal amount of Notes held by such holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of Notes. All accrued Liquidated Damages will be paid by the Company on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     Holders of Series C Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "1997 Indenture" means the Indenture, dated November 26, 1997, by and among the Company, the guarantors named therein and State Street Bank and Trust Company, as trustee.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback), excluding sales of inventory in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary and (iii) a Restricted Payment that is permitted by the covenant described above under the caption
"-- Certain Covenants -- Restricted Payments" will not be deemed to be Asset Sales.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson or Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses
(ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition and (vi) money market deposit accounts all of the investments of which consist of cash or Cash Equivalents of the type described in clauses (i) through (v) above.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, other than to the Principals; (ii) the adoption of a plan for the liquidation or dissolution of the Company; (iii) prior to the consummation of an Initial Public Offering, the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that the Principals fail to be the "beneficial owners" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of at least 51% of the aggregate voting power of the outstanding Voting Stock of the Company; (iv) following the consummation of an Initial Public Offering, the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as such terms are used in Section 13(d)(3) of the Exchange Act), other than the Principals, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of (a) more than 35% of the aggregate voting power of the outstanding Voting Stock of the Company or (b) more of the voting power of the outstanding Voting Stock of the Company than that beneficially owned by the Principals; or (v) the first day on which more than a majority of the members of the Board of Directors are not Continuing Directors.

     "Closing Date" means November 26, 1997.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, to the extent deducted in computing such Consolidated Net Income, (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale,
(ii) provision for taxes based on income or profits, (iii) consolidated interest expense whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), excluding, however, amortization of debt issuance costs relating to Indebtedness incurred in connection with the Transactions, (iv) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), (v) any compensation expense resulting from the payment of cash bonuses as a result of the Transactions as described under "Management -- Employment Agreements," and (vi) any non-cash compensation expense resulting from compensation paid in Equity Interests (other than Disqualified Stock) of the Company, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained) pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Restricted Subsidiaries.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (a) the consolidated equity of the common stockholders of such Person and its consolidated Restricted Subsidiaries as of such date, plus (b) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the Closing Date in the book value of any asset owned by such Person or a consolidated Restricted Subsidiary of such Person,
(ii) all investments (other than Permitted Investments) as of such date in unconsolidated Subsidiaries and in Persons that are not Restricted Subsidiaries and (iii) all unamortized debt discount and expense and unamortized deferred charges as of such date, in each case, determined in accordance with GAAP.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the Closing Date or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Credit Facility" means that certain credit agreement, dated as of the Closing Date, by and among the Company, each Subsidiary of the Company party thereto, the lenders party thereto and BankBoston, N.A., as Agent, as amended, restated, extended, modified, renewed, refunded, replaced, substituted, restructured or refinanced in whole or in part from time to time, whether with the present lenders or any other lenders, including any Guarantees thereof.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Designated Senior Debt" means (i) any Indebtedness outstanding under the Credit Facility and (ii) any other Senior Debt permitted under the Indenture the principal amount of which is $10.0 million or more and that has been designated by the Company as "Designated Senior Debt."

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Exchange Notes mature.

     "Domestic Restricted Subsidiary" means a Restricted Subsidiary that is organized pursuant to the laws of any state or other jurisdiction in the United States.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means Indebtedness in existence on the Closing Date (other than Indebtedness under the Credit Facility), until such Indebtedness is repaid.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), excluding, however, amortization of debt issuance costs relating to Indebtedness incurred in connection with the Transactions, (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period,
(iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period (including any pro forma expense or cost reductions) and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the Closing Date.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Guarantor" means each of the Company's Domestic Restricted Subsidiaries existing on the date of the Indenture, and each other Person that executes a Guarantee of the Exchange Notes pursuant to the terms of the Indenture.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

     "Indebtedness" means, with respect to any Person, (i) any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (ii) all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) up to the fair market value of such asset and (iii) to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. Notwithstanding the foregoing, Indebtedness shall not include payment, performance or surety bonds or standby letters of credit issued in the ordinary course of business.

     "Initial Public Offering" means one or more underwritten public offerings of the common stock of the Company registered under the Securities Act.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the third full paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Management Agreement" means that certain agreement dated the Closing Date between the Company and Berkshire Partners (of any of its Affiliates), as amended, modified, renewed or extended from time to time.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any severance, termination, closing, relocation or similar expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Recourse Debt" means Indebtedness: (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise) or (c) constitutes the lender; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Exchange Notes being offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest (including Post-Petition Interest), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Investments" means (i) any Investment in the Company or in a Wholly Owned Restricted Subsidiary of the Company; (ii) any Investment in Cash Equivalents; (iii) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (a) such Person becomes a Wholly Owned Restricted Subsidiary of the Company and a Guarantor or
(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company; (iv) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales;" (v) any acquisition of an Investment solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (vi) advances to employees in the ordinary course of business; and
(vii) other Investments in any Person (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (vii) and all Investments made before the date of this Indenture pursuant to clause (vii) of the definition of "Permitted Investments" set forth in the 1997 Indenture that are at the time outstanding, not to exceed $5.0 million.

     "Permitted Junior Securities" means Equity Interests in the Company or debt securities that (i) are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Exchange Notes are subordinated to Senior Debt pursuant to Article 10 of the Indenture and (ii) have a maturity no earlier than the maturity of the Exchange Notes and a Weighted Average Life to Maturity no shorter than the Weighted Average Life to Maturity of the Exchange Notes.

     "Permitted Liens" means (i) Liens securing Senior Debt of the Company and its Restricted Subsidiaries that was permitted by the terms of the Indenture or the 1997 Indenture to be incurred; (ii) Liens in favor of the Company or any of its Restricted Subsidiaries; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens existing, or created pursuant to obligations existing, on the Closing Date; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefore; (viii) statutory or common law Liens of landlords, and Liens of carriers, warehousemen, mechanics and materialmen, and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained; (ix) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (x) easements, rights of way and other similar Liens not materially interfering with the ordinary conduct of the business of the Company and its Restricted Subsidiaries or any of their respective properties; (xi) Liens with respect to obligations that do not exceed $2.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary; and (xii) extensions, renewals or replacements of any Lien referred to in clauses (i) through (xi) of this paragraph, provided that the principal amount of the Indebtedness or Obligation secured thereby is not increased and that any such extension, renewal or replacement is limited to the property originally encumbered by the Lien being extended, renewed or replaced.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Exchange Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Exchange Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Permitted Transferee" means each person or entity to whom Jordan A. Kahn may transfer shares of common stock of the Company pursuant to Section 4.1 of the Stock

Purchase Agreement, dated as of October 27, 1997, between Jordan A. Kahn and Holmes Acquisition LLC, as in effect on the Closing Date.

     "Post-Petition Interest" means, with respect to any Senior Debt after the commencement of any liquidation or dissolution of the Company, any bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, any assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, interest at the rate specified in the documents governing such Senior Debt, whether or not a claim therefor would be allowed in any such proceeding.

     "Principals" means Berkshire Partners, Berkshire Fund IV, Berkshire Fund IV Investment Corp., Berkshire Investors LLC and any of their respective Affiliates, Jordan A. Kahn and his Affiliates, Stanley Rosenzweig and Gregory F. White; provided, however, that for purposes of the provisions of the Indenture set forth under "-- Repurchase at the Option of Holders -- Change of Control" and the definition of "Change in Control," any shares of Capital Stock of the Company owned by a Permitted Transferee on the Closing Date, and any shares of Capital Stock of the Company owned by Jordan A. Kahn on the Closing Date but that subsequently are transferred to a Permitted Transferee, will in each case be deemed to be owned by Jordan A. Kahn.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Senior Debt" of a Person means (i) all Obligations of such Person outstanding under the Credit Facility, (ii) any other Indebtedness of such Person permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to any Senior Debt of such Person and (iii) all Obligations of such Person with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt of a Person will not include (a) any liability for federal, state, local or other taxes owed or owing by such Person, (b) any Indebtedness of such Person to any of its Subsidiaries or other Affiliates, (c) any trade payables or (d) any Indebtedness that is incurred in violation of the Indenture.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or

(b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Unrestricted Subsidiary" means (i) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Equity Interests or (2) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

                              PLAN OF DISTRIBUTION

     Each participating broker-dealer ("Participating Broker-Dealer") that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale, and Participating Broker-Dealers shall be authorized to deliver this Prospectus in connection with the sale or transfer of
the Exchange Notes. In addition, until              , 1999 (90 days after the
date of this Prospectus), all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

     The Issuer will not receive any proceeds from any sales of the Exchange Notes by Participating Broker-Dealers. Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time, in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer. Any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that is an "underwriter" within the meaning of the Securities Act.

     The Issuer will promptly send additional copies of this Prospectus and any amendment or supplement of this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal. See "The Exchange Offer."

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following general discussion summarizes certain of the material United States federal income tax consequences to purchasers of the notes at original issuance arising from the acquisition, ownership, and disposition of the notes. This discussion is a summary for general information only and does not consider all aspects of United States federal income taxation that may be relevant to a prospective investor in light of that investor's particular circumstances. This discussion also deals only with notes held by a holder as capital assets within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended to the date hereof (the "Code"). This summary does not address all of the tax consequences that may be relevant to a holder of Exchange Notes, nor does it address the federal income tax consequences to holders subject to special treatment under the federal income tax laws, such as brokers or dealers in securities or currencies, certain securities traders, tax-exempt entities, banks, thrifts, insurance companies, other financial institutions, persons that hold the notes as a position in a "straddle" or as part of a "synthetic security," "hedging," "conversion" or other integrated instrument, persons that have a "functional currency" other than the United States dollar, persons that acquire notes in connection with the performance of services, investors in pass-through entities and certain United States expatriates. Further, this summary does not address (i) the income tax consequences to shareholders in, or partners or beneficiaries of, a holder of the notes, (ii) the United States federal alternative minimum tax consequences of the purchase, ownership or disposition of the notes, or (iii) any state, local or foreign tax consequences of the purchase, ownership or disposition of the notes.

     This discussion is based upon the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions. All of the foregoing are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

     Persons considering the purchase of Exchange Notes should consult their own tax advisors concerning the application of federal income tax laws, as well as the laws of any state, local, or foreign taxing jurisdiction, to their particular situations.

U.S. HOLDERS

     For purposes of this discussion, "U.S. Holder" generally means (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or any state, (iii) an estate the income of which is includible in its gross income for United States federal income tax purposes without regard to its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of the trust. Certain United States federal income consequences relevant to a holder other than a U.S. Holder (a "Non-U.S. Holder") are discussed separately below.

PAYMENTS OF STATED INTEREST

     Stated interest paid or accrued on the notes will constitute qualified stated interest and will be taxable to a U.S. Holder as ordinary income in accordance with the holder's method of accounting for federal income tax purposes. Alternatively, a U.S. Holder may elect to include stated interest on the notes (as well as any original issue discount ("OID"), market discount, de minimis market discount and unstated interest on the notes, as adjusted by any amortizable bond premium or acquisition premium) in gross income on a constant-yield basis. The mechanics and implications of such an election are beyond the scope of this discussion and, as a result, U.S. Holders should consult their own tax advisors regarding the advisability of making such an election.

ORIGINAL ISSUE DISCOUNT

     The notes will have OID for federal tax purposes, and accordingly, unless the amount of OID is de minimis, U.S. Holders of Notes will be subject to special tax rules, pursuant to which U.S. Holders of notes will generally be required to include OID in gross income for U.S. federal income tax purposes on an annual basis under a constant yield accrual method regardless of their regular method of tax accounting, in advance of the receipt of cash attributable to such income. However, U.S. Holders of the notes generally will not be required to include separately in income cash payments (i.e., principal) received on such notes, to the extent such payments constitute payments of previously accrued OID.

     The notes will be treated as issued with OID equal to the excess of the "stated redemption price at maturity" of a Note over its "issue price." The amount of OID will be considered de minimis and thus ignored for federal income tax purposes if it is less than 1/4 of 1% of the stated redemption price at maturity multiplied by the number of complete years to maturity. The issue price of a Note is the first price at which a substantial portion of the notes are sold for money (excluding sales to bond houses, brokers or similar persons or organizations acting in similar capacity). The stated redemption price at maturity of a Note is the total of all payments on the Note that are not payments of "qualified stated interest." A qualified stated interest is interest unconditionally payable, in cash or property (other than debt instruments of the issuer), at least annually at a single fixed rate during the entire term of the Note that appropriately takes into account the length of intervals between payments. Stated interest on the notes will be treated as qualified stated interest.

     The amount of OID includible in income by an initial U.S. Holder of a Note is the sum of the "daily portions" of OID with respect to the Note for each day during the taxable year or portion thereof in which such U.S. Holder holds such Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro-rata portion of the OID that accrued in such period. The "accrual period" of a Note may be of any length and may vary in length over the term of an OID note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or last day of an accrual period. The amount of OID that accrues with respect to any accrual period is the excess of (a) the product of the Note's adjusted issue price at the beginning of such accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of such period, over (b) the amount of qualified stated interest allocable to such accrual period. The "adjusted issue price" of a Note at the start of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any prior payments made on such Note (other than payments of qualified stated interest).

     If the Company is required to pay Liquidated Damages with respect to the notes as described under "Description of the Exchange Notes -- Registration Rights; Liquidated Damages," such payment would result in ordinary income to a U.S. Holder. Such amounts should be taxable to a U.S. Holder at the time it accrues or is received in accordance with such holder's regular method of accounting.

EXCHANGE OFFER

     A U.S. Holder will not recognize any taxable gain or loss on the exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer, and a U.S. Holder's tax basis and holding period in the Exchange Notes will be the same as in the Old Notes. See "The Exchange Offer -- Certain Federal Income Tax Consequences of the Exchange Offer."

SALE OR REDEMPTION OF THE NOTES

     Upon the disposition of a note by sale, exchange or redemption, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between (i) the amount realized on the disposition (other than amounts attributable to accrued and unpaid interest) and (ii) the U.S. Holder's tax basis in the note. A U.S. Holder's tax basis in a note generally will equal the initial tax basis of the note to the U.S. Holder, increased by OID previously included (or currently includible) in such holder's gross income to the date of disposition, and reduced by any payments other than payments of qualified stated interest made on such note. When a note is sold, disposed of or redeemed between interest payment dates, the portion of the amount realized on the disposition that is attributable to interest accrued to the date of sale must be reported as interest income by a cash method investor and an accrual method investor that has not included the interest in income as it accrued.

     Assuming the note is held as a capital asset, such gain or loss will generally constitute capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held such note for longer than one year.

NON-U.S. HOLDERS

     The following discussion summarizes certain United States federal income tax consequences relevant to a Non-U.S. Holder of a note.

     This discussion does not deal with all aspects of United States federal income taxation that may be relevant to any particular Non-U.S. Holder in light of that holder's personal circumstances with respect to such holder's purchase, ownership or disposition of the notes, including, for example, such holder holding the notes through a partnership.

STATED INTEREST AND OID ON THE NOTES

     Under current United States federal income tax law, payments of stated interest or OID on a note by the Company or any paying agent to a holder that is a Non-U.S. Holder will not be subject to withholding of United States federal income tax if (i) such payment is effectively connected with a trade or business within the United States by such Non-U.S. Holder, or (ii) both (a) the holder does not actually or constructively own 10 percent or more of the combined voting power of all classes of stock of the Company and is not a controlled foreign corporation related to the Company through stock ownership and (b) the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies (on an IRS Form W-8 or a substantially similar substitute form) that it is a Non-U.S. Holder in compliance with applicable requirements.

     Interest on a note that is effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder, although exempt from the withholding tax (assuming appropriate certification is provided), may be subject to graduated United States federal income tax on a net income basis and, in the case of a corporation, also an additional branch profits tax of 30% (or a lower rate provided in an applicable treaty) as if such amounts were earned by a U.S. Holder.

SALE OR REDEMPTION OF NOTES

     Except as described below and subject to the discussion concerning backup withholding, a Non-U.S. Holder generally will not be subject to withholding of United States federal income tax with respect to any gain realized upon the sale or redemption of notes. Further, a Non-U.S. Holder generally will not be subject to United States federal income tax with respect to any such gain unless (i) the gain is effectively connected with a United States trade or business of such Non-U.S. Holder, (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds such notes as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, or (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of United States tax law applicable to certain United States expatriates.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, information reporting requirements will apply to payments made on, and proceeds from the sale of, the notes held by a noncorporate U.S. Holder within the United States. In addition, payments made on, and payments of proceeds from the sale of, such notes to or through the United States office of a broker are subject to information reporting unless the holder thereof certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding.

     Payments made on, and proceeds from the sale of, the notes may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification or exemption requirements. Any amounts so withheld will be allowed as a credit against the holder's income tax liability, or refunded, provided the required information is provided to the IRS.

NEW WITHHOLDING REGULATIONS

     In October, 1997, the IRS issued final regulations relating to withholding, backup withholding and information reporting with respect to payments made in Non-U.S. Holders. The regulations generally apply to payments made after December 31, 1999, subject to certain transition rules.

     When effective, the new regulations will streamline and, in some cases, alter the type of statements and information that must be furnished to claim a reduced rate of withholding. The regulations also clarify the duties of United States payors making payments to foreign persons and modify the rules concerning withholding on payments made to Non-U.S. Holders through foreign intermediaries. The regulations also eliminate the address rule under which dividends paid to a foreign address were presumed to be paid to a resident at that address and therefore eligible for the benefit of any applicable tax treaty and require a foreign holder who wishes to claim the benefit of an applicable treaty rate to satisfy certain certification and other requirements. Non-U.S. Holders are urged to consult their advisor regarding the new final regulations.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Exchange Notes will be passed upon on behalf of the Company by Posternak, Blankstein & Lund, L.L.P., Boston, Massachusetts.

                                    EXPERTS

     The consolidated financial statements of Holmes Products Corp. as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, incorporated by reference in this Prospectus by reference to the Annual Report on Form 10-K of Holmes Products Corp. for the year ended December 31, 1998, have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of The Rival Company and subsidiaries as of June 30, 1998 and 1997, and for each of the three years in the three-year period ended June 30, 1998 have been incorporated by reference in this Prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

THE RIVAL COMPANY

Condensed Consolidated Balance Sheets as of December 31,
  1997 and 1998 (unaudited) and June 30, 1998 (audited).....  F-2
Condensed Consolidated Statements of Operations for the
  three and six months ended December 31, 1997 and 1998
  (unaudited)...............................................  F-3
Condensed Consolidated Statements of Cash Flows for the six
  months ended December 31, 1997 and 1998 (unaudited).......  F-4
Notes to Condensed Consolidated Financial Statements........  F-5

                     THE RIVAL COMPANY AND ITS SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                  DECEMBER 31, 1998 AND 1997 AND JUNE 30, 1998
                                 (IN THOUSANDS)

                                                      DECEMBER 31,
                                                    1998        1997      JUNE 30, 1998
                                                  --------    --------    -------------
                                                      (UNAUDITED)
ASSETS
Current assets:
  Cash..........................................  $    579    $     59      $    309
  Accounts receivable...........................   100,601     106,905        75,106
  Inventories...................................   102,444      98,498       101,714
  Deferred income taxes.........................     2,314       2,549         2,379
  Prepaid expenses..............................     1,859       1,753         1,376
                                                  --------    --------      --------
     Total current assets.......................   207,797     209,764       180,884
                                                  --------    --------      --------
Property, plant and equipment, net..............    37,022      45,790        46,045
Goodwill........................................    59,299      61,538        60,418
Other assets....................................     9,940       5,124         4,767
                                                  --------    --------      --------
                                                  $314,058    $322,216      $292,114
                                                  ========    ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable to banks........................  $ 78,090    $ 69,233      $ 58,200
  Current portion of long-term debt.............     6,000       4,000         6,000
  Trade accounts payable........................    14,821      19,283        15,056
  Income taxes payable..........................     1,461       5,068           403
  Other payables and accrued expenses...........    15,434      14,537        11,618
                                                  --------    --------      --------
     Total current liabilities..................   115,806     112,121        91,277
                                                  --------    --------      --------
Long-term debt, less current portion............    78,000      84,000        78,000
Deferred income taxes and other liabilities.....     4,541       5,825         6,222
Stockholders' equity:
  Common stock..................................        98          98            98
  Paid-in capital...............................    45,972      45,656        45,971
Retained earnings...............................    76,909      79,735        76,463
Treasury stock at cost..........................    (6,952)     (4,952)       (5,608)
Accumulated other comprehensive income..........      (316)       (267)         (309)
                                                  --------    --------      --------
     Total stockholders' equity.................   115,711     120,270       116,615
                                                  --------    --------      --------
                                                  $314,058    $322,216      $292,114
                                                  ========    ========      ========

     See accompanying notes to condensed consolidated financial statements.

                     THE RIVAL COMPANY AND ITS SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
   THREE MONTHS AND SIX MONTHS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                         THREE MONTHS ENDED       SIX MONTHS ENDED
                                            DECEMBER 31,            DECEMBER 31,
                                        --------------------    --------------------
                                          1998        1997        1998        1997
                                        --------    --------    --------    --------
Net sales.............................  $114,847    $127,852    $194,899    $224,549
Cost of sales.........................    83,673      93,680     143,250     164,799
Cost of sales, plant restructuring....       500          --       3,333          --
                                        --------    --------    --------    --------
  Total cost of sales.................    84,173      93,680     146,583     164,799
                                        --------    --------    --------    --------
Gross profit..........................    30,674      34,172      48,316      59,750
Selling expenses......................    14,616      15,056      26,782      28,055
General and administrative expenses...     3,280       3,624       6,222       6,879
Plant restructuring expenses..........       165          --       5,052          --
Amortization of goodwill and other
  intangibles.........................       685         706       1,370       1,485
                                        --------    --------    --------    --------
  Operating income....................    11,928      14,786       8,890      23,331
Interest expense......................     2,724       2,872       5,208       5,459
Other expense (income), net...........        19         (95)        364         (92)
                                        --------    --------    --------    --------
  Earnings before income taxes........     9,185      12,009       3,318      17,964
Income tax expense....................     3,603       4,572       1,570       6,801
                                        --------    --------    --------    --------
  Net earnings........................     5,582       7,437       1,748      11,163
                                        ========    ========    ========    ========
Weighted average common shares
  outstanding.........................     9,294       9,446       9,321       9,448
                                        ========    ========    ========    ========
  Net earnings per share (Basic
     EPS).............................  $    .60    $    .79    $    .19    $   1.18
                                        ========    ========    ========    ========
Weighted average common and common
  equivalent shares outstanding.......     9,379       9,598       9,412       9,631
                                        ========    ========    ========    ========
  Net earnings per share (Diluted
     EPS).............................  $    .60    $    .77    $    .19    $   1.16
                                        ========    ========    ========    ========

     See accompanying notes to condensed consolidated financial statements.

                     THE RIVAL COMPANY AND ITS SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
            SIX MONTHS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                SIX MONTHS ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
Cash flows from operating activities:
  Net earnings..............................................  $  1,748    $ 11,163
  Adjustments to reconcile net earnings to net cash used by
     operating activities:
  Depreciation and amortization.............................     5,455       5,621
  Non-cash restructuring charges............................     6,612          --
  Deferred taxes............................................    (1,135)         --
  Other.....................................................        71         144
  Changes in assets and liabilities:
     Accounts receivable....................................   (26,000)    (32,242)
     Inventories............................................    (2,668)      6,789
     Prepaid expenses.......................................      (483)       (378)
     Accounts payable and accruals..........................     1,907       4,877
     Income taxes payable...................................     1,058       3,837
                                                              --------    --------
     Net cash used by operating activities..................   (13,435)       (189)
                                                              --------    --------
Cash flows from investing activities:
  Capital expenditures......................................    (3,251)     (3,185)
  Other.....................................................      (289)        (21)
                                                              --------    --------
     Net cash used by investing activities..................    (3,540)     (3,206)
                                                              --------    --------
Cash flows from financing activities:
  Net borrowings under working capital loans................    19,890       4,158
  Dividends paid............................................    (1,302)     (1,134)
  Treasury stock repurchases................................    (1,344)       (514)
  Other.....................................................         1         750
                                                              --------    --------
     Net cash provided by financing activities..............    17,245       3,260
                                                              --------    --------
Net increase (decrease) in cash.............................       270        (135)
                                                              --------    --------
Cash at beginning of period.................................       309         194
                                                              --------    --------
Cash at end of period.......................................  $    579    $     59
                                                              ========    ========

     See accompanying notes to condensed consolidated financial statements.

                     THE RIVAL COMPANY AND ITS SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
   THREE MONTHS AND SIX MONTHS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997

1.

     In the opinion of Management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (consisting of normal recurring accruals) considered necessary to present fairly the financial position of The Rival Company (the "Company") as of December 31, 1998 and 1997 and the results of its operations and its cash flows for the three and six months ended December 31, 1998 and 1997. The June 30, 1998, condensed consolidated balance sheet has been derived from the audited consolidated financial statements as of that date. These financial statements have been prepared in accordance with the instructions to Form 10-Q. To the extent that information and footnotes required by generally accepted accounting principles for complete financial statements are contained in or consistent with the audited consolidated financial statements incorporated by reference in the Company's Form 10-K for the year ended June 30, 1998, such information and footnotes have not been duplicated herein.

2.  SEASONALITY

     The results of operations for the three months and six months ended December 31, are not indicative of the results to be expected for the full year due to the seasonal nature of the Company's operations.

3.  INVENTORIES

     The following is a summary of inventories at December 31, 1998 and 1997 and June 30, 1998 (in thousands):

                                                  DEC. 31, 1998   DEC. 31, 1997   JUNE 30, 1998
                                                  -------------   -------------   -------------
Raw materials and work in progress..............    $ 37,582        $ 43,968        $ 40,518
Finished goods..................................      71,177          60,420          67,061
                                                    --------        --------        --------
                                                     108,759         104,388         107,579
Less LIFO allowance.............................      (6,315)         (5,890)         (5,865)
                                                    --------        --------        --------
                                                    $102,444        $ 98,498        $101,714
                                                    ========        ========        ========

4.  BUSINESS SEGMENTS

     The Company manages its operations through four business units: kitchen electrics and personal care (kitchen electrics), home environment, industrial and building supply (industrial) and international. The kitchen electrics business unit sells products including Crock-Pot(R) slow cookers, toasters, ice cream freezers, can openers and massagers to retailers throughout the United States. The home environment business unit sells products including fans, air purifiers, humidifiers, showerheads, electric space heaters, and utility pumps to retailers throughout the United States. The industrial group sells products including industrial fans and drum blowers, household ventilation, ceiling fans, door chimes and electric heaters to electrical and industrial wholesale distributors throughout the United States. The international business unit sells the Company's products outside the United States.

                     THE RIVAL COMPANY AND ITS SUBSIDIARIES

   THREE MONTHS AND SIX MONTHS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997

     The Company is reporting business segment information in accordance with the provisions of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" which was issued in June 1997.

     The Company evaluates performance based upon contribution margin, which it defines as gross margin less selling expenses. Administrative functions such as finance and management information systems are centralized and are not allocated to the business units. The various business units share manufacturing and distribution facilities. Costs of operating the manufacturing plants are allocated to the business units through full-absorption standard costing and distribution costs are allocated based upon volume shipped from each distribution center.

     Summary financial information for each reportable segment, together with non-business unit results consisting of sales directly to consumers, for the three month periods ended December 31, 1998 and 1997 is as follows (in thousands):

                            KITCHEN      HOME
                           ELECTRICS  ENVIRONMENT   INDUSTRIAL   INTERNATIONAL   OTHER     TOTAL
DECEMBER 1998              ---------  -----------   ----------   -------------   ------   --------
Net sales................   $73,992     $20,630       $4,804        $13,649      $1,772   $114,847
Gross profit.............    21,031       4,766          929          3,420       1,028     31,174
Selling expenses.........     7,211       3,129        1,531          1,931         814     14,616
Contribution margin......    13,820       1,639         (602)         1,489         212     16,558

                            KITCHEN      HOME
                           ELECTRICS  ENVIRONMENT   INDUSTRIAL   INTERNATIONAL   OTHER     TOTAL
DECEMBER 1997              ---------  -----------   ----------   -------------   ------   --------
Net sales................   $74,809     $26,097       $5,839        $19,163      $1,944   $127,852
Gross profit.............    20,347       6,079        1,251          5,431       1,064     34,172
Selling expenses.........     6,996       3,379        1,783          2,513         385     15,056
Contribution margin......    13,351       2,700         (532)         2,918         679     19,116

     Summary financial information for the six-month periods ended December 31, 1998 and 1997 is as follows (in thousands):

                            KITCHEN      HOME
                           ELECTRICS  ENVIRONMENT   INDUSTRIAL   INTERNATIONAL   OTHER     TOTAL
DECEMBER 1998              ---------  -----------   ----------   -------------   ------   --------
Net sales................  $115,746     $40,646      $13,626        $21,731      $3,150   $194,899
Gross profit.............    32,506       8,878        3,077          5,396       1,792     51,649
Selling expenses.........    12,373       6,099        3,513          3,348       1,449     26,782
Contribution margin......    20,133       2,779         (436)         2,048         343     24,867

                            KITCHEN      HOME
                           ELECTRICS  ENVIRONMENT   INDUSTRIAL   INTERNATIONAL   OTHER     TOTAL
DECEMBER 1997              ---------  -----------   ----------   -------------   ------   --------
Net sales................  $124,410     $52,463      $14,915        $29,483      $3,278   $224,549
Gross profit.............    34,302      11,677        3,677          8,271       1,823     59,750
Selling expenses.........    12,710       6,455        3,926          4,196         768     28,055
Contribution margin......    21,592       5,222         (249)         4,075       1,055     31,695

     Gross profit differs from that reported in the accompanying condensed consolidated statement of operations as the cost of sales related to plant restructuring has not been allocated to any reportable segment.

                     THE RIVAL COMPANY AND ITS SUBSIDIARIES

   THREE MONTHS AND SIX MONTHS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997

5.  COMPREHENSIVE INCOME

     In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" which establishes rules for the reporting of comprehensive income and its components. Comprehensive income consists of net income and foreign currency translation adjustments as presented in the following table. The adoption of Statement No. 130 had no impact on total stockholders' equity.

                                               THREE MONTHS ENDED    SIX MONTHS ENDED
                                                  DECEMBER 31,         DECEMBER 31,
                                               ------------------    -----------------
                                                1998       1997       1998      1997
                                               -------    -------    ------    -------
Net earnings.................................  $5,582     $7,437     $1,748    $11,163
Foreign currency translation adjustments.....     (11)       389         (7)       365
                                               ------     ------     ------    -------
Total comprehensive income...................  $5,571     $7,826     $1,741    $11,528
                                               ======     ======     ======    =======

6.  TREASURY STOCK PURCHASES

     During the quarter ended December 1998, the Company did not repurchase any shares of its common stock.

7.  NET EARNINGS PER SHARE

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" which revises the calculation and presentation provisions of Accounting Principles Board Opinion 15 ("APB 15") and related interpretations. Statement No. 128 has been adopted in the accompanying financial statements with retroactive application. Basic earnings per share excludes dilution and is computed by dividing net earnings by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Diluted earnings per share is computed based upon the weighted average number of common shares and dilutive common equivalent shares outstanding. Common stock options, which are common stock equivalents, have a dilutive effect on earnings per share and are therefore included in the computation of diluted earnings per share for such period.

8.  RESTRUCTURING CHARGES

     The Company recorded restructuring charges during the September 1998 quarter totaling $7.7 million pretax ($4.7 million after tax) related to the previously announced closing of three facilities in North Carolina and Indiana. The charges include $2.8 million in cost of sales to recognize the cost of components in excess of their salvage value on products being transferred to overseas manufacturers. The balance of the $7.7 million charge represents the estimated loss on disposal of properties together with severance and other costs. During the December quarter, the Company incurred an additional restructuring charge totaling $0.7 million ($0.3 million after tax), of which $0.5 million was included in cost of sales, related to the previously announced closings. The Company expects to incur approximately $2.2 million in additional one-time facility closing costs.

================================================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HOLMES OR THE INITIAL PURCHASERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HOLMES SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, OTHER THAN THE SECURITIES TO WHICH IT RELATES, OR ANY OFFER TO BUY THE EXCHANGE NOTES IN ANY JURISDICTION WHERE OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN EACH JURISDICTION.


                                 [HOLMES LOGO]


                             HOLMES PRODUCTS CORP.

                               OFFER TO EXCHANGE

                                  $31,250,000

                        9 7/8% SENIOR SUBORDINATED NOTES
                               DUE 2007, SERIES C
                                      FOR
                        9 7/8% SENIOR SUBORDINATED NOTES
                               DUE 2007, SERIES D

                               ------------------

                                   PROSPECTUS

                               ------------------


                                           , 1999

================================================================================

                                    PART II

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article Twelfth of the Company's by-laws provides that the Company, to the extent legally permissible, will indemnify any person serving or who has served as a director or officer of the Company against all liabilities and expenses reasonably incurred by such director or officer in connection with the defense or disposition of any action, suit or other proceeding in which the director or officer may be involved, while serving as, or by reason of being or having been, such a director or officer, except with respect to any matter as to which he or she is adjudicated to have not acted in good faith or not with reasonable belief that an action was in the best interest of the Company.

     The Company maintains directors' and officers' liability insurance which may cover liabilities under the Act.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

    EXHIBIT
    NUMBER                            DESCRIPTION
    -------                           -----------
     3.1      Articles of Organization (as amended) of Holmes Products
              Corp.(1)
     3.2      Articles of Organization of Holmes Manufacturing Corp.(1)
     3.3      Articles of Organization of Holmes Air (Taiwan) Corp.(1)
     3.4      Certificate of Incorporation of Holmes Motor Corp.(4)
     3.5      Restated Certificate of Incorporation (as amended) of The
              Rival Company(4)
     3.6      Certificate of Incorporation (as amended) of Patton Electric
              Company, Inc.(4)
     3.7      Certificate of Incorporation (as amended) of Patton Building
              Products, Inc.(4)
     3.8      Certificate of Incorporation (as amended) of Rival Consumer
              Sales Corporation(4)
     3.9      Bylaws (as amended) of Holmes Products Corp.(1)
     3.10     By-laws of Holmes Manufacturing Corp.(1)
     3.11     By-laws of Holmes Air (Taiwan) Corp.(1)
     3.12     By-laws of Holmes Motor Corp.(4)
     3.13     By-laws of The Rival Company(4)
     3.14     By-laws of Patton Electric Company, Inc.(4)
     3.15     By-laws of Patton Building Products, Inc.(4)
     3.16     By-laws of Rival Consumer Sales Corporation(4)
     4.1      Stockholders' Agreement dated November 26, 1997 among Holmes
              Products Corp. and certain stockholders thereof(1)
     4.2      Registration Rights Agreement dated November 26, 1997 among
              Holmes Products Corp. and certain stockholders thereof(1)

    EXHIBIT
    NUMBER                            DESCRIPTION
    -------                           -----------
     4.3      Registration Rights Agreement dated November 26, 1997 among
              Holmes Products Corp., Holmes Manufacturing Corp., Holmes
              Air (Taiwan) Corp., BancBoston Securities Inc. and Lehman
              Brothers Inc.(1)
     4.4      Indenture dated November 26, 1997 among Holmes Products
              Corp., Holmes Manufacturing Corp., Holmes Air (Taiwan) Corp.
              and State Street Bank and Trust Company(1)
     4.5      Form of Notes -- (Included in Exhibit 4.4)(1)
     4.6      Form of Guaranty -- (Included in Exhibit 4.4)(1)
     4.7      First Supplemental Indenture and Guarantee dated October 14,
              1998 among Holmes Products Corp., Holmes Manufacturing
              Corp., Holmes Air (Taiwan) Corp., Holmes Motor Corp. and
              State Street Bank and Trust Company(4)
     4.8      Registration Rights Agreement dated February 5, 1999 among
              Holmes Products Corp., Holmes Manufacturing Corp., Holmes
              Air (Taiwan) Corp., Holmes Motor Corp., The Rival Company,
              Patton Electric Company, Inc., Patton Building Products,
              Inc., Rival Consumer Sales Corporation, BancBoston Robertson
              Stephens Inc. and Lehman Brothers Inc.(3)
     4.9      Indenture dated February 5, 1999 among Holmes Products
              Corp., Holmes Manufacturing Corp., Holmes Air (Taiwan) Corp.,
              Holmes Motor Corp., The Rival Company, Patton Electric
              Company, Inc., Patton Building Products, Inc., Rival
              Consumer Sales Corporation and State Street Bank and Trust
              Company(3)
     4.10     First Amendment to Registration Rights Agreement dated
              February 5, 1999 among Holmes Products Corp. and certain
              stockholders thereof(4)
     4.11     First Amendment to Stockholders' Agreement dated February 5,
              1999 among Holmes Products Corp. and certain stockholders
              thereof(4)
     4.12     Second Supplemental Indenture and Guarantee dated February
              5, 1999 among Holmes Products Corp., Holmes Manufacturing
              Corp., Holmes Air (Taiwan) Corp., Holmes Motor Corp.,
              Moriarty Acquisition Corp., The Rival Company, Patton
              Electric Company, Inc., Patton Building Products, Inc.,
              Rival Consumer Sales Corporation and State Street Bank and
              Trust Company(4)
     5.1      Opinion of Posternak, Blankstein & Lund, L.L.P.
    10.1      Stock Purchase and Redemption Agreement dated as of October
              27, 1997, as amended as of November 25, 1997, among Asco
              Investments Ltd., Jordan A. Kahn, Holmes Products Corp.,
              Holmes Products (Far East) Limited and Holmes Acquisition
              LLC(1)
    10.2      Stock Purchase Agreement dated as of October 27, 1997 among
              Jordan A. Kahn and Holmes Acquisition LLC(1)
    10.3      Executive Employment and Non-Competition Agreement dated
              November 26, 1997 among Holmes Products Corp. and Jordan A.
              Kahn(1)
    10.4      Executive Employment and Non-Competition Agreement dated
              November 26, 1997 among Holmes Products Corp. and Stanley
              Rosenzweig(1)

    EXHIBIT
    NUMBER                            DESCRIPTION
    -------                           -----------
    10.5      Executive Employment and Non-Competition Agreement dated
              November 26, 1997 among Holmes Products Corp. and Gregory F.
              White(1)
    10.6      Executive Employment and Non-Competition Agreement dated May
              1, 1998 among Esteem Industries Limited and (Tommy) Woon Fai
              Liu
    10.7      Holmes Products Corp. Amended and Restated 1997 Stock Option
              Plan(4)
    10.8      Non-transferable Common Stock Purchase Warrant dated
              November 26, 1997 issued to Pentland Group plc(1)
    10.9      Holmes Products Corp. Employee Stock Purchase Plan(4)
    10.10     Agreement and Plan of Merger dated December 17, 1998, by and among Holmes Products Corp., Moriarty Acquisition Corp. and
              The Rival Company(2)
    10.11     Tender and Voting Agreement dated December 17, 1998, by and among Holmes Products Corp., Moriarty Acquisition Corp. and the directors and certain executive officers of The Rival
              Company(2)
    10.12     Confidentiality Agreement dated October 1, 1998, by and
              between Holmes Products Corp. and BancAmerica Securities,
              Inc., on behalf of Holmes Products Corp.(2)
    10.13     Purchase Agreement dated as of January 29, 1999 among Holmes
              Products Corp., BancBoston Robertson Stephens Inc. and
              Lehman Brothers Inc.(2)
    10.14     Investors Subscription Agreement dated February 5, 1999 by and among Holmes Products Corp. and certain investors(3)
    10.15     Amended and Restated Revolving Credit and Term Loan
              Agreement dated as of February 5, 1999 among Holmes Products
              Corp., Moriarty Acquisition Corp., The Rival Company, Holmes
              Products (Far East) Limited, Esteem Industries Limited,
              Raider Motor Corporation, Holmes Products (Europe) Limited,
              Bionaire International B.V., Patton Electric Hong Kong,
              Limited, and The Rival Company of Canada, Ltd., BankBoston,
              and the other lending institutions party thereto,
              BankBoston, N.A. as Administrative Agent and Lehman
              Commercial Paper Inc. as Documentation Agent, with
              BancBoston Robertson Stephens Inc. as Syndication Agent and
              Arranger and Lehman Brothers Inc. as Co-Arranger(3)
    10.16     Employee Stockholders' Agreement dated April 23, 1998
    10.17     Voting Trust Agreement
    10.18     First Amendment to Executive Employment and Non-Competition
              Agreement dated February 5, 1999 between Holmes Products
              Corp. and Jordan A. Kahn
    10.19     Management Agreement dated as of November 26, 1997 between
              Berkshire Partners, LLC and Holmes Products Corp.
    10.20     First Amendment to Management Agreement dated February 5,
              1999 between Berkshire Partners, LLC and Holmes Products
              Corp.
    12.1      Computation of Ratio of Earnings to Fixed Charges
    21.1      Subsidiaries of Registrant(4)
    23.1      Consent of PricewaterhouseCoopers LLP

    EXHIBIT
    NUMBER                            DESCRIPTION
    -------                           -----------
    23.2      Consent of KPMG LLP
    23.3      Consent of Posternak, Blankstein & Lund, L.L.P. (included in
              Exhibit 5.1).
    24.1      Power of Attorney (included on signature pages hereto).
    25.1      Form T-1 Statement of Eligibility under the Trust Indenture
              Act of 1939 of State Street Bank and Trust Company.
    27.1      Financial Data Schedule of The Rival Company.
    99.1      Form of Letter of Transmittal.
    99.2      Form of Notice of Guaranteed Delivery.

-------------------------

(1) Incorporated by reference to the Registrant's Registration Statement on Form S-4, as amended (Registration No. 333-44473).

(2) Incorporated by reference to the Registrant's Tender Offer Statement on
    Schedule 14D-1 dated December 23, 1998, as amended.

(3) Incorporated by reference to the Registrant's Current Report on Form 8-K dated February 5, 1999.

(4) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the Commission on March 31, 1999.

     (b) Financial Statement Schedules.

     For the years ended December 31, 1996, 1997 and 1998:

                                                                     SCHEDULE II

                             HOLMES PRODUCTS CORP.
                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                                    ADDITIONS          DEDUCTIONS
                                                              ---------------------   -------------
                                                 BALANCE AT   CHARGED TO   CHARGED    WRITE-OFF OF     BALANCE
                                                 BEGINNING    COSTS AND    TO OTHER   UNCOLLECTIBLE   AT END OF
                                                 OF PERIOD     EXPENSES    ACCOUNTS     ACCOUNTS       PERIOD
                                                 ----------   ----------   --------   -------------   ---------
Allowance for doubtful accounts:
  Year ended December 31, 1996.................    $1,494        $505         $--         $886         $1,113
  Year ended December 31, 1997.................     1,113         330         --           984            459
  Year ended December 31, 1998.................       459         523         --           263            719

                                                          ADDITIONS
                                                  -------------------------        DEDUCTIONS
                                                                    NET       --------------------
                                                                 OPERATING       NET
                                     BALANCE AT   CHARGED TO      LOSSES      OPERATING   CHARGED     BALANCE
                                     BEGINNING    INCOME TAX    WITHOUT TAX    LOSSES     TO OTHER   AT END OF
                                     OF PERIOD     EXPENSE      BENEFIT(1)    UTILIZED    ACCOUNTS    PERIOD
                                     ----------   ----------    -----------   ---------   --------   ---------
Deferred tax valuation allowance:
  Year ended December 31, 1996.....    $  524       $   --          $--         $ 55        $--       $  469
  Year ended December 31, 1997.....       469        1,447(1)       --           469         --        1,447
  Year ended December 31, 1998.....     1,447           --          --            --         80        1,367

                                                                       ADDITIONS    DEDUCTIONS
                                                                       ----------   ----------
                                                          BALANCE AT   CHARGED TO   WRITE-OFF     BALANCE
                                                          BEGINNING    COSTS AND        OF       AT END OF
                                                          OF PERIOD     EXPENSES    INVENTORY     PERIOD
                                                          ----------   ----------   ----------   ---------
Inventory obsolescence reserve:
  Year ended
     December 31, 1996..................................    $2,878       $1,480       $2,355      $2,003
  Year ended
     December 31, 1997..................................     2,003        2,268          807       3,464
  Year ended
     December 31, 1998..................................     3,464        1,522        1,069       3,917

-------------------------

(1) The Company was subject to certain limitations on interest paid to or guaranteed by Pentland. See Note 9 of Notes to Consolidated Financial Statements.

ITEM 22.  UNDERTAKINGS.

     Each undersigned Registrant hereby undertakes:

     (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) That, for purposes of determining any liability under the Securities act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for a director, officer or controlling person of the registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10 (b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (e) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the Commonwealth of Massachusetts on May 6, 1999.

                                          HOLMES PRODUCTS CORP.

                                          By: /s/ JORDAN A. KAHN
                                            ------------------------------------
                                              Jordan A. Kahn, President and
                                              Chief Executive Officer

     KNOW ALL BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Jordan A. Kahn, Stanley Rosenzweig and Ira B. Morgenstern, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                                          TITLE                    DATE
---------                                                          -----                    ----
/s/ JORDAN A. KAHN                                   President, Chief Executive Officer  May 6, 1999
---------------------------------------------------  and Director (Principal Executive
Jordan A. Kahn                                       Officer)

/s/ IRA B. MORGENSTERN                               Senior Vice President, Finance      May 6, 1999
---------------------------------------------------  (Principal Financial and
Ira B. Morgenstern                                   Accounting Officer)

/s/ STANLEY ROSENZWEIG                               Chief Operating Officer and         May 6, 1999
---------------------------------------------------  Director
Stanley Rosenzweig

/s/ GREGORY F. WHITE                                 Executive Vice President, Sales     May 6, 1999
---------------------------------------------------  and Marketing, and Director
Gregory F. White

/s/ RICHARD K. LUBIN                                 Director                            May 6, 1999
---------------------------------------------------
Richard K. Lubin

/s/ RANDY PEELER                                     Director                            May 6, 1999
---------------------------------------------------
Randy Peeler

/s/ THOMAS K. MANNING                                Director                            May 6, 1999
---------------------------------------------------
Thomas K. Manning

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the Commonwealth of Massachusetts, on May 6, 1999.

                                          HOLMES MANUFACTURING CORP.

                                          By: /s/ JORDAN A. KAHN
                                            ------------------------------------
                                              Jordan A. Kahn

     KNOW ALL BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Jordan A. Kahn, Stanley Rosenzweig and Ira B. Morgenstern his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacity and on the date indicated.

SIGNATURE                                                         TITLE                     DATE
---------                                                         -----                     ----
/s/ JORDAN A. KAHN                                   President, Treasurer and             May 6, 1999
---------------------------------------------------  Director
Jordan A. Kahn

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the Commonwealth of Massachusetts, on May 6, 1999.

                                          HOLMES AIR (TAIWAN) CORP.

                                          By: /s/ JORDAN A. KAHN
                                            ------------------------------------
                                              Jordan A. Kahn

     KNOW ALL BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Jordan A. Kahn, Stanley Rosenzweig and Ira B. Morgenstern his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacity and on the date indicated.

SIGNATURE                                                         TITLE                     DATE
---------                                                         -----                     ----
/s/ JORDAN A. KAHN                                   President, Treasurer and             May 6, 1999
---------------------------------------------------  Director
Jordan A. Kahn

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the Commonwealth of Massachusetts, on May 6, 1999.

                                          HOLMES MOTOR CORPORATION

                                          By: /s/ JORDAN A. KAHN
                                            ------------------------------------
                                              Jordan A. Kahn

     KNOW ALL BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Jordan A. Kahn, Stanley Rosenzweig and Ira B. Morgenstern his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacity and on the date indicated.

SIGNATURE                                                         TITLE                     DATE
---------                                                         -----                     ----
/s/ JORDAN A. KAHN                                   President, Treasurer and             May 6, 1999
---------------------------------------------------  Director
Jordan A. Kahn

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the Commonwealth of Massachusetts, on May 6, 1999.

                                          THE RIVAL COMPANY

                                          By: /s/ JORDAN A. KAHN
                                            ------------------------------------
                                              Jordan A. Kahn

     KNOW ALL BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Jordan A. Kahn, Stanley Rosenzweig and Ira B. Morgenstern his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                    TITLE                     DATE
                     ---------                                    -----                     ----

                /s/ JORDAN A. KAHN                   Chief Executive Officer and        May 6, 1999
---------------------------------------------------  Director
                  Jordan A. Kahn

              /s/ IRA B. MORGENSTERN                 Senior Vice President -- Finance   May 6, 1999
---------------------------------------------------
                Ira B. Morgenstern

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the Commonwealth of Massachusetts, on May 6, 1999.

                                          PATTON ELECTRIC COMPANY, INC.

                                          By: /s/ JORDAN A. KAHN
                                            ------------------------------------
                                              Jordan A. Kahn

     KNOW ALL BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Jordan A. Kahn, Stanley Rosenzweig and Ira B. Morgenstern his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                    TITLE                     DATE
                     ---------                                    -----                     ----

                /s/ JORDAN A. KAHN                   President and Director             May 6, 1999
---------------------------------------------------
                  Jordan A. Kahn

              /s/ IRA B. MORGENSTERN                 Senior Vice President -- Finance   May 6, 1999
---------------------------------------------------  and Director
                Ira B. Morgenstern

              /s/ STANLEY ROSENZWEIG                 Director                           May 6, 1999
---------------------------------------------------
                Stanley Rosenzweig

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the Commonwealth of Massachusetts, on May 6, 1999.

                                          PATTON BUILDING PRODUCTS, INC.

                                          By: /s/ JORDAN A. KAHN
                                            ------------------------------------
                                              Jordan A. Kahn

     KNOW ALL BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Jordan A. Kahn, Stanley Rosenzweig and Ira B. Morgenstern his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                     TITLE                    DATE
                     ---------                                     -----                    ----

                /s/ JORDAN A. KAHN                   President and Director             May 6, 1999
---------------------------------------------------
                  Jordan A. Kahn

              /s/ IRA B. MORGENSTERN                 Senior Vice President -- Finance   May 6, 1999
---------------------------------------------------
                Ira B. Morgenstern

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the Commonwealth of Massachusetts, on May 6, 1999.

                                          RIVAL CONSUMER SALES CORPORATION

                                          By: /s/ JORDAN A. KAHN
                                            ------------------------------------
                                              Jordan A. Kahn

     KNOW ALL BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Jordan A. Kahn, Stanley Rosenzweig and Ira B. Morgenstern his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                    TITLE                     DATE
                     ---------                                    -----                     ----

                /s/ JORDAN A. KAHN                   President and Director             May 6, 1999
---------------------------------------------------
                  Jordan A. Kahn

              /s/ IRA B. MORGENSTERN                 Senior Vice President -- Finance   May 6, 1999
---------------------------------------------------  and Director
                Ira B. Morgenstern

              /s/ STANLEY ROSENZWEIG                 Director                           May 6, 1999
---------------------------------------------------
                Stanley Rosenzweig

                                 EXHIBIT INDEX

    EXHIBIT
    NUMBER                            DESCRIPTION
    -------                           -----------
     3.1      Articles of Organization (as amended) of Holmes Products
              Corp.(1)
     3.2      Articles of Organization of Holmes Manufacturing Corp.(1)
     3.3      Articles of Organization of Holmes Air (Taiwan) Corp.(1)
     3.4      Certificate of Incorporation of Holmes Motor Corp.(4)
     3.5      Restated Certificate of Incorporation (as amended) of The
              Rival Company(4)
     3.6      Certificate of Incorporation (as amended) of Patton Electric
              Company, Inc.(4)
     3.7      Certificate of Incorporation (as amended) of Patton Building
              Products, Inc.(4)
     3.8      Certificate of Incorporation (as amended) of Rival Consumer
              Sales Corporation(4)
     3.9      Bylaws (as amended) of Holmes Products Corp.(1)
     3.10     By-laws of Holmes Manufacturing Corp.(1)
     3.11     By-laws of Holmes Air (Taiwan) Corp.(1)
     3.12     By-laws of Holmes Motor Corp.(4)
     3.13     By-laws of The Rival Company(4)
     3.14     By-laws of Patton Electric Company, Inc.(4)
     3.15     By-laws of Patton Building Products, Inc.(4)
     3.16     By-laws of Rival Consumer Sales Corporation(4)
     4.1      Stockholders' Agreement dated November 26, 1997 among Holmes
              Products Corp. and certain stockholders thereof(1)
     4.2      Registration Rights Agreement dated November 26, 1997 among
              Holmes Products Corp. and certain stockholders thereof(1)
     4.3      Registration Rights Agreement dated November 26, 1997 among
              Holmes Products Corp., Holmes Manufacturing Corp., Holmes
              Air (Taiwan) Corp., BancBoston Securities Inc. and Lehman
              Brothers Inc.(1)
     4.4      Indenture dated November 26, 1997 among Holmes Products
              Corp., Holmes Manufacturing Corp., Holmes Air (Taiwan) Corp.
              and State Street Bank and Trust Company(1)
     4.5      Form of Notes -- (Included in Exhibit 4.4)(1)
     4.6      Form of Guaranty -- (Included in Exhibit 4.4)(1)
     4.7      First Supplemental Indenture and Guarantee dated October 14,
              1998 among Holmes Products Corp., Holmes Manufacturing
              Corp., Holmes Air (Taiwan) Corp., Holmes Motor Corp. and
              State Street Bank and Trust Company(4)
     4.8      Registration Rights Agreement dated February 5, 1999 among
              Holmes Products Corp., Holmes Manufacturing Corp., Holmes
              Air (Taiwan) Corp., Holmes Motor Corp., The Rival Company,
              Patton Electric Company, Inc., Patton Building Products,
              Inc., Rival Consumer Sales Corporation, BancBoston Robertson
              Stephens Inc. and Lehman Brothers Inc.(3)
     4.9      Indenture dated February 5, 1999 among Holmes Products
              Corp., Holmes Manufacturing Corp., Holmes Air (Taiwan) Corp.
              , Holmes Motor Corp., The Rival Company, Patton Electric
              Company, Inc., Patton Building Products, Inc., Rival
              Consumer Sales Corporation and State Street Bank and Trust
              Company(3)
     4.10     First Amendment to Registration Rights Agreement dated
              February 5, 1999 among Holmes Products Corp. and certain
              stockholders thereof(4)
     4.11     First Amendment to Stockholders' Agreement dated February 5,
              1999 among Holmes Products Corp. and certain stockholders
              thereof(4)

    EXHIBIT
    NUMBER                            DESCRIPTION
    -------                           -----------
     4.12     Second Supplemental Indenture and Guarantee dated February
              5, 1999 among Holmes Products Corp., Holmes Manufacturing
              Corp., Holmes Air (Taiwan) Corp., Holmes Motor Corp.,
              Moriarty Acquisition Corp., The Rival Company, Patton
              Electric Company, Inc., Patton Building Products, Inc.,
              Rival Consumer Sales Corporation and State Street Bank and
              Trust Company(4)
     5.1      Opinion of Posternak, Blankstein & Lund, L.L.P.
    10.1      Stock Purchase and Redemption Agreement dated as of October
              27, 1997, as amended as of November 25, 1997, among Asco
              Investments Ltd., Jordan A. Kahn, Holmes Products Corp.,
              Holmes Products (Far East) Limited and Holmes Acquisition
              LLC(1)
    10.2      Stock Purchase Agreement dated as of October 27, 1997 among
              Jordan A. Kahn and Holmes Acquisition LLC(1)
    10.3      Executive Employment and Non-Competition Agreement dated
              November 26, 1997 among Holmes Products Corp. and Jordan A.
              Kahn(1)
    10.4      Executive Employment and Non-Competition Agreement dated
              November 26, 1997 among Holmes Products Corp. and Stanley
              Rosenzweig(1)
    10.5      Executive Employment and Non-Competition Agreement dated
              November 26, 1997 among Holmes Products Corp. and Gregory F.
              White(1)
    10.6      Executive Employment and Non-Competition Agreement dated May
              1, 1998 among Esteem Industries Limited and (Tommy) Woon Fai
              Liu
    10.7      Holmes Products Corp. Amended and Restated 1997 Stock Option
              Plan(4)
    10.8      Non-transferable Common Stock Purchase Warrant dated
              November 26, 1997 issued to Pentland Group plc(1)
    10.9      Holmes Products Corp. Employee Stock Purchase Plan(4)
    10.10     Agreement and Plan of Merger dated December 17, 1998, by and among Holmes Products Corp., Moriarty Acquisition Corp. and
              The Rival Company(2)
    10.11     Tender and Voting Agreement dated December 17, 1998, by and among Holmes Products Corp., Moriarty Acquisition Corp. and the directors and certain executive officers of The Rival
              Company(2)
    10.12     Confidentiality Agreement dated October 1, 1998, by and
              between Holmes Products Corp. and BancAmerica Securities,
              Inc., on behalf of Holmes Products Corp.(2)
    10.13     Purchase Agreement dated as of January 29, 1999 among Holmes
              Products Corp., BancBoston Robertson Stephens Inc. and
              Lehman Brothers Inc.(2)
    10.14     Investors Subscription Agreement dated February 5, 1999 by and among Holmes Products Corp. and certain investors(3)
    10.15     Amended and Restated Revolving Credit and Term Loan
              Agreement dated as of February 5, 1999 among Holmes Products
              Corp., Moriarty Acquisition Corp., The Rival Company, Holmes
              Products (Far East) Limited, Esteem Industries Limited,
              Raider Motor Corporation, Holmes Products (Europe) Limited,
              Bionaire International B.V., Patton Electric Hong Kong,
              Limited, and The Rival Company of Canada, Ltd., BankBoston,
              and the other lending institutions party thereto,
              BankBoston, N.A. as Administrative Agent and Lehman
              Commercial Paper Inc. as Documentation Agent, with
              BancBoston Robertson Stephens Inc. as Syndication Agent and
              Arranger and Lehman Brothers Inc. as Co-Arranger(3)
    10.16     Employee Stockholders' Agreement dated April 23, 1998
    10.17     Voting Trust Agreement

    EXHIBIT
    NUMBER                            DESCRIPTION
    -------                           -----------
    10.18     First Amendment to Executive Employment and Non-Competition
              Agreement dated February 5, 1999 between Holmes Products
              Corp. and Jordan A. Kahn
    10.19     Management Agreement dated as of November 26, 1997 between
              Berkshire Partners, LLC and Holmes Products Corp.
    10.20     First Amendment to Management Agreement dated February 5,
              1999 between Berkshire Partners, LLC and Holmes Products
              Corp.
    12.1      Computation of Ratio of Earnings to Fixed Charges
    21.1      Subsidiaries of Registrant(4)
    23.1      Consent of PricewaterhouseCoopers LLP
    23.2      Consent of KPMG LLP
    23.3      Consent of Posternak, Blankstein & Lund, L.L.P. (included in
              Exhibit 5.1).
    24.1      Power of Attorney (included on signature pages hereto).
    25.1      Form T-1 Statement of Eligibility under the Trust Indenture
              Act of 1939 of State Street Bank and Trust Company.
    27.1      Financial Data Schedule of The Rival Company.
    99.1      Form of Letter of Transmittal.
    99.2      Form of Notice of Guaranteed Delivery.

-------------------------

(1) Incorporated by reference to the Registrant's Registration Statement on Form S-4, as amended (Registration No. 333-44473).

(2) Incorporated by reference to the Registrant's Tender Offer Statement on
    Schedule 14D-1 dated December 23, 1998, as amended.

(3) Incorporated by reference to the Registrant's Current Report on Form 8-K dated February 5, 1999.

(4) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the Commission on March 31, 1999.

     (b) Financial Statement Schedules.

     For the years ended December 31, 1996, 1997 and 1998: